As filed with the Securities and Exchange Commission on May 27, 2026.

Registration No. 333-295480

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EALIXIR, INC.
(Exact name of registrant as specified in its charter)

Nevada	7380	84-4905484
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1395 Brickell Ave.
Suite 800
Miami, FL 33131
(305) 399 1130
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eleonora Ramondetti, Chief Executive Officer and Secretary
EALIXIR, INC.
1395 Brickell Ave.
Suite 800
Miami, FL 33131
(305) 399 1130
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard I. Anslow, Esq.
Lijia Sanchez, Esq.
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, New York 10105
Phone: (212) 370-1300
Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large, accelerated filer,” “accelerated filer,” and “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities in this registration statement may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MAY 27, 2026

EALIXIR, INC.

22,602,658 shares of Common Stock

This prospectus relates to the offer and resale of up to an aggregate of 22,602,658 shares of common stock, par value $0.001 per share, of Ealixir, Inc. (the “Common Stock”) held by selling stockholders, consisting of 22,602,658 shares of common stock (the “Shares”). The holders of the Shares are referred to herein as a “Selling Stockholder” and collectively as the “Selling Stockholders.”

We are registering the Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. We will not receive any proceeds from the sale of our common stock by the Selling Stockholders in the offering described in this prospectus. We cannot predict when and in what amounts the Shares will be sold by each of the Selling Stockholders. We have agreed to bear all of the expenses incurred in connection with the registration of the Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Shares.

Our common stock is quoted on the OTC Pink Open Market operated by OTC Markets Group, Inc. (the “OTC Pink”), under the ticker symbol “EAXR.” On May 26, 2026, the last reported sale price for our common stock was $2.01 per share. Since the OTC Pink is not an established public trading market, the Shares will be offered and sold by the Selling Stockholders at a range of $1.65 to $2.05 per share. If and when, our common stock is quoted on a national securities exchange, thereafter, the Shares may be sold at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. Although we intend to pursue an application for listing on a national securities exchange, we cannot assure you that our common stock will, in fact, be quoted on a national securities exchange. The Selling Stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common shares. The Company will not receive any proceeds from the sale of the Shares by the selling stockholders. Additional information on the Selling Stockholders, and the manner in which they may offer and sell the Shares, is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus.

We are an “emerging growth company” and a “smaller reporting company” is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this and future filings. This prospectus describes the general manner in which the Shares may be offered and sold. If necessary, the specific manner in which the Shares may be offered and sold will be described in a supplement to this prospectus.

Our officers and directors will have significant influence over the Company following the completion of the Public Offering due to their significant shareholding in the Company, in particular, Ms. Eleonora Ramondetti, our director, CEO and Secretary, who currently holds approximately 93.7% of the voting power of our Company (based on 1,000,000 issued and outstanding shares of our Preferred Stock as of the date of this Resale Prospectus). For more information regarding Ms. Ramondetti’s beneficial ownership, see “Security Ownership of Principal Stockholders And Management” on page 66 and “Risk Factors — Risks Related to Our Securities — Our director, CEO and Secretary, Ms. Eleonora Ramondetti, has a substantial influence over our Company. Her interests may not be aligned with the interests of our other stockholders, and she could prevent or cause a change of control or other transactions” on page 23.

Investing in our Common Stock involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 14 before you invest in our Common Stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this Resale Prospectus. Neither we nor the Selling Stockholders have not authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. Neither we nor the Selling Stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this Resale Prospectus is accurate only as of the date on the front cover of this Resale Prospectus. Neither the delivery of this Resale Prospectus nor any sale made in connection with this Resale Prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this Resale Prospectus or that the information contained in this Resale Prospectus is correct as of any time after its date. Information contained on our website, or any other website operated by us, is not part of this Resale Prospectus.

Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the Shares and the distribution of the prospectus outside the United States. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this Resale Prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this Resale Prospectus are “forward-looking statements” for purposes of federal and state securities laws, including statements regarding our expectations and projections regarding future developments, operations and financial conditions, and the anticipated impact of our acquisitions, business strategy, and strategic priorities. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. The forward-looking statements in this Resale Prospectus are only predictions and are based largely on our current expectations and projections about future events and financial trends that we reasonably believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this Resale Prospectus and are subject to several known and unknown risks, uncertainties, and assumptions. Although we believe the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties.

These forward-looking statements present our estimates and assumptions only as of the date of this Resale Prospectus. Accordingly, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

●	We have generated negative cash flow for the year ended December 31, 2025, there can be no assurance that we can generate positive cash flow in the near term.

●	We may need to raise additional funds in the future that may not be available on acceptable terms or available at all.

●	Our independent auditor has expressed a “going concern” opinion in the 2025 and 2024 audit report.

●	We do not currently have an external line of credit facility with any financial institution.

●	We are an early-stage company with a business model and marketing strategy still being developed and largely untested.

●	Our management and organizational structures are still developing and remain susceptible to error and inefficiencies.

●	We have significant customer concentration, with a limited number of customers accounting for a substantial portion of our revenues. Failure to attract, grow and retain a diverse and balanced customer base could harm our business and operating results.

●	If we experience a significant disruption in our information technology systems, including security breaches, or if we fail to implement new systems and software successfully, our business operations and financial condition could be adversely affected.

●	Because we conduct operations in several different countries, we may be affected by currency fluctuations.

●	Our expansion into new markets may present increased risks due to our unfamiliarity with those areas and our target customers’ unfamiliarity with our brand.

●	Privacy and data protection regulations are complex and rapidly evolving areas. Adverse interpretations of these laws could harm our business, reputation, financial condition, and operating results.

●	Our business depends on continued and unimpeded access to the Internet by us and our users. Internet access providers may be able to restrict, block, degrade, or charge for access to certain of our products and services, which could lead to additional expenses and the loss of users and advertisers.

●	Our director, CEO, and Secretary, Ms. Eleonora Ramondetti, has a substantial influence over our Company. Her interests may not be aligned with the interests of our other stockholders, and she could prevent or cause a change of control or other transactions of the Company.

●	The other risks identified in this Resale Prospectus including, without limitation, those under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as such factors may updated from time to time in our other filings with the SEC.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this Resale Prospectus and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this Resale Prospectus. We qualify all our forward-looking statements by these cautionary statements.

About this Prospectus

This Resale Prospectus describes the general manner in which the Selling Stockholders may offer from time to time the Shares. You should rely only on the information contained in this Resale Prospectus or incorporated by reference into this Resale Prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This Resale Prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Shares offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this Resale Prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this Resale Prospectus. To the extent there is a conflict between the information contained in this Resale Prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this Resale Prospectus nor any distribution of the Shares pursuant to this Resale Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to the “Ealixir” “Company,” “we,” “our” and “us” refer to Ealixir, Inc., a Nevada corporation and its consolidated subsidiaries.

Industry and Market Data

This Resale Prospectus, and the documents incorporated by reference in this Resale Prospectus include industry data and forecasts that we obtained from industry publications and surveys, public filings, and internal company sources. Statements as to our ranking, market position and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s good faith estimates and assumptions about our markets and our internal research. Although we believe our internal company research and estimates are reliable, such research and estimates have not been verified by any independent source. This data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements” in this Resale Prospectus and the documents incorporated by reference herein and therein.

Trademarks

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos, and website names. This Resale Prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this Resale Prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this Resale Prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

EXCHANGE RATE INFORMATION

Unless stated otherwise, all dollar amounts are in United States Dollars. Certain amounts are expressed in Euros (“€”).

The annual average exchange rates for Euros in terms of the United States Dollar for each of the two-year periods ended December 31, 2025 and 2024, as quoted by the European Central Bank, were as follows:

Year ended December 31,
2025	2024
€0.8847	€0.9245

On December 31, 2025, the daily rate for United States Dollars in terms of the Euros, as quoted by the European Central Bank, was USD $1.00 = € 0.8513.

PRESENTATION OF FINANCIAL INFORMATION

The financial information contained in this Resale Prospectus derives from our audited consolidated financial statements as of December 31, 2025 and 2024 and our unaudited consolidated financial statements for the three month period ended on March 31, 2026. These consolidated financial statements and related notes included elsewhere in this Resale Prospectus are presented in the reporting currency of United States Dollars ($) and are collectively referred to as our audited consolidated financial statements herein and throughout this Resale Prospectus. Our audited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and with reference to the Accounting Standards Codification (“ASC”). Our fiscal year ends on December 31 of each year, so all references to a particular fiscal year are to the applicable year ended December 31.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Resale Prospectus, but it does not contain all of the information that you may consider important in making your investment decision. You should read the entire Resale Prospectus carefully, including the section entitled “Risk Factors” in this Resale Prospectus, the financial statements and the notes to the financial statements included elsewhere in this Resale Prospectus.

THE COMPANY

Ealixir is an internet technology company specializing in online reputation management services, which we refer to as ORM. The heart of our operational philosophy is to ensure that our clients have the “right to be forgotten”. We support a more professional and accurate Internet whereby content publishers or providers regulate the use of people’s information by third parties, especially in the context of preventing or limiting third parties’ abilities from doxing (referring to the unauthorized release of personal identifying information) or engaging in libelous, slandering or any other similar malicious dissemination of (mis)communication.

Ealixir uses its advanced technological platform to provide ORM services and digital privacy solutions to individuals, professional organizations, and small, medium businesses, or “SMBs”. By providing our clients with an ability to control, remove and edit information posted and available on the Internet, individuals, professional organizations, and SMBs can choose what verified content about them will appear on websites and search engines. Our extensive removal experience and proprietary removal technology allows us, we believe, to offer one of the best services available in the content removal industry. Our objective is to provide protection for the reputation of our clients on websites and search engines by drafting and correcting inaccurate information, filtering harmful or negative information and misinformation from social engines, and by managing the online status of individuals, brands and companies. Furthermore, we aim to enhance the image, legacy and the web-reputation of our customers by creating positive links and original tailor-made content, which is then disseminated online through a vast network of newspapers, agencies and websites with whom we work.

Our objective as a company is to advocate the “right to be forgotten” in order to help individuals, SMBs and others fight back against outdated negative information and harmful spurious content online, and we strive at being subject matter professionals at what we do.

The Internet and its various platforms have become in our opinion the new media battlefield which can be used to destroy brand and reputation. Our purpose as a company is to provide protection against these unwanted and often spurious attacks, while offering a possible risk-free, technical approach to permanent content removal. We have witnessed the repercussions that negative online content can bring to both businesses and individuals and strive to give our clients back control over their online presence.

Our employees include computer science specialists, web analysists, and digital media or communication strategists, supported by a legal specialist specialized in privacy laws. We also maintain relationships with a data analysis search engine and data banks with whom we work on the deindexation of harmful and unwanted content and links.

By our choice and not by legal obligation, as a policy, we do not work with those who have been found guilty in the past of committing crimes related to drugs, terrorism, criminal organizations or violence against women or minors. Moreover, before working with any client, as a policy, we run background checks from a combination of compliance and know-your-client databases and ask for supporting legal documentation such as criminal records or certificate of pending charges from applicable jurisdictions. We have instituted certain controls and procedures to enforce this policy, including using internal technologies aimed at proper customer due diligence and compliance databases. These controls and procedures are activated at the moment of preliminary discussions with potential clients and, therefore, prior to signing any contract or the start of any collaboration. Moreover, all of our clients have to accept a clause pursuant to our standard form agreement with clients that states the client has read and accepted the terms of our Code of Ethics and that in the event of a violation of the Code of Ethics, we have the right to renegotiate or terminate the agreements with the client.

Ealixir offers its individual and corporate clients a full suite of ORM solutions. Our primary service offering is Ealixir Removal, the removal of negative content and online spurious content. To complement the removal of negative content and online defamation, we offer ancillary services to both remove such content and also promote our clients’ positive online reputation and improve search results. Our ancillary services include: WEBiD, Ealixir Story, NewsDelete, Ealixir Analytics, Ealixir Event Launch, Monitoring, RepuTrust, Ealixir Editions and Crisis Management:

●	Ealixir Removal — Our primary service, which aims to protect the online reputation of clients (individuals or corporations) utilizing the Company’s innovative technological platform to achieve the removal, de-indexation or the anonymization of negative or unwanted information.

●	WEBiD — a detailed report covering the past ten years of online content, including media presence, mentions, news, images, social media posts, blogs and forums relating to individuals, brands and companies. Based on such report, the client receives an immediate and accurate portrait of the dominant “sentiment” which is associated with the specific content — whether positive, neutral or negative. We uncover harmful information; we geo-localize online conversations related to the subject and analyze their demographic composition. At the end of this, we then prepare a report which summarizes the strengths and weaknesses, which is delivered to the customer’s home or headquarters.

●	Ealixir Story — Through this service, we aim to assist our clients in developing and spreading on the Internet a new or revived story about themselves. Frequently following the completion of our Ealixir Removal work, the need to replace the content which was removed with new and positive content becomes apparent. We thus offer our customers a customized editorial plan, with the aim of developing a new “story” through a number of articles and features to be published by several online news outlets.

●	NewsDelete — This service caters to customers concerned about their reputation in financial affairs, as it is portrayed by privately-managed databases. If certain conditions are met, we are able to obtain the removal of a client’s name from the database or the update of information that is incorrect or obsolete.

●	Ealixir Analytics collects real-time big data about states, institutions, political parties, candidates and personalities. Through the web listening platform, we are able to monitor millions of online sources and, with the use of algorithms in-house developed. We are able to cross-reference words and sentences in order to identify trends in public audience reading in order to propose contents and information of interest. Through a detailed analysis of sentiment related to specific targets, we identify strategic and business opportunities in target countries and propose communication plans of effectiveness.

●	Ealixir Event Launch gives companies the unique opportunity to promote their event on an international scale, providing visibility in online periodicals in multiple countries around the world. It works with accredited journalists and PR experts who will develop the most effective editorial plan to promote an event (e.g., the launch of a new product, an important anniversary or the grand opening of a new office) and draft articles and press releases for distribution in the target countries in authoritative periodicals.

●	Monitoring is offered as a subscription service, where we provide continuous monitoring of the client’s online presence for a duration of one year. The primary objective is to identify and address potential threats to personal and professional reputation. This service is available in bundles, which also includes the removal of certain negative links detected during the subscription period, with the extent of removal based on the package size chosen by the client.

●	RepuTrust is our AI-powered digital identity platform currently under development and we expect to offer new and existing client the services by the second half of the fiscal year ended in December 31, 2026. This service is designed to offer an individual or business an immediate and broad overview of such person’s or company’s web reputation. RepuTrust uses advanced data analysis and AI-driven sentiment evaluation for our client, and we then assign a score from 1 to 100 (where a higher number denotes a more positive sentiment).

●	Ealixir Editions is our editorial offering designed to help individuals and professionals strengthen digital identity through authorship, structured digital presence, and integrated communication. Ealixir Editions delivers a complete authorship ecosystem that may include up to two original books, a personal website, and an integrated media and SEO strategy intended to strengthen a client’s long-term visibility and credibility.

●	Crisis Management is our structured advisory offering designed to support executives, public figures, and organizations as they navigate high-impact and time-sensitive events. Ealixir’s crisis management service is intended to support a range of high-impact scenarios, such as viral incidents or rapidly spreading digital narratives, public allegations or controversy, coordinated online criticism or digital harassment campaigns, and resurfacing content that gains renewed attention.

Competition

The ORM industry is a young and growing sector, because its growth is related to the growth of online content, as well as other factors, and thus in our view difficult to quantify. At the same time, the ORM industry is highly competitive and fragmented. The number, size and strength of our competitors vary by continent and country. Our competitors also compete based on a number of factors, including speed of service, value, name recognition, and customer service. We believe our most direct competition comes from Reputation.com, Terakeet, and Repair Bad Reputation, among others.

We also compete with traditional public relations and communication agencies.

However, we believe that none of these competitors offers the breadth of services we provide. While some of them focus on the removal of unwanted Internet links, and others manage promotional campaigns, we believe that few, if any, of them can match the scope, depth and reach of our services, commencing from a thorough assessment of the nature of the web content relating to our client, to targeted link and content removal; the creation of new and tailor-made web content; and the removal of information from databases and so called “blacklists”.

“Blacklists” are databases that are used as compliance tools, containing information obtained from open sources, on individuals and business entities. These databases are risk intelligence tools used by banks and financial systems to finalize a customer’s “Know Your Customer” information, to mitigate financial risks and to make business transactions more transparent. The process is intended to address crimes that are mainly related to money laundering resulting from corruption and illegal activities generally.

Banks, credit, insurance and financial institutions, as well as government and intelligence services, use these databases to draw information on individuals, not only to screen their financial solvency or the feasibility of granting mortgages or financing, but also process the information to understand whether such individuals are linked to dynamics related to terrorism, drug trafficking, money laundering, arms and human trafficking. The information contained in these databases constitutes the basis for calculating risk in business and entrepreneurial relationships, a calculation that starts from merely financial data and then crosses over into a truly comprehensive report on the requesting subject.

These databases use open-source information, i.e., information that can be found on the Internet by performing a Google or similar search, from government websites or the media to create these profiles. Sometimes this information is outdated or no longer relevant (for example in cases of acquittal). In these cases, the failure to update information may cause serious damage to the person or business entity involved and it is part of Ealixir’s job to request an update of information and when possible, the cancellation of the profile.

Pricing; Sales and Marketing

The Company provides its “Removal” service, aimed at the cancellation or the deindexation of the harmful or undesired links. The service is provided for the benefit of the client’s online reputation. The Company currently offers monitoring services, as further described above, where the Company provides continuous monitoring of the client’s online presence.

Since each client needs and appreciates a tailored service, the Company agrees on rates on customized basis. In doing so, reference is made to the following pricing schedule:

Primary Service:

●	Ealixir Removal — $1,500 per link

Ancillary Services:

●	WEBiD — $5,000 per name of a person or company, hashtag or other identifier on average

●	Ealixir Story — Three packages at $50,000; $100,000; and $150,000, respectively. The packages differ from each other in the number of items and geographic area of reference.

●	News Delete — $25,000 each black list.

●	Analytics — $500,000 starting price. Additional pricing is based on the scope of the project.

●	Event Launch — $150,000 starting price. Additional pricing depends on the scope of the project.

●	Monitoring — Five packages at a monthly rate of $500, $750, $1,000, $2,000, $2,500 or customized to the client’s needs.

●	Ealixir Editions — $60,000, which includes the authorship of two books, a dedicated website, and up to 10 media placements.

●	Ealixir Story — Pricing depends on the length, depth and complexity of the client’s story and the news media outlets to which it is distributed.

●	Crisis Management — Crisis management services are structured on a customized basis, combining a tailored selection of the Company’s services to address each client’s specific circumstances. Pricing is determined using a modular approach, with standardized internal pricing applied to each service component. Total fees vary depending on the scope and complexity considerations associated with each engagement.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares of Common Stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We refer to the Jumpstart Our Business Startups Act of 2012 in this Resale Prospectus as the “JOBS Act,” and references in this Resale Prospectus to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure about our executive compensation arrangements;

●	no requirement that we hold non-binding advisory votes on executive compensation or golden parachute arrangements; and

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We have elected to adopt certain reduced disclosure requirements for purposes of the registration statement of which this Resale Prospectus is a part. In addition, for so long as we qualify as an emerging growth company, we expect to take advantage of certain of the reduced reporting and other requirements of the JOBS Act with respect to the periodic reports we will file with the SEC and proxy statements that we use to solicit proxies from our stockholders. As a result, the information contained in this Resale Prospectus and in our periodic reports and proxy statements may be different than the information provided by other public companies.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates for new or revised accounting standards.

For certain risks related to our status as an emerging growth company, see the section titled “Risk Factors — Risks Related to Our Securities — We are an “emerging growth company” and a “smaller reporting company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our Common Stock less attractive to investors.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies. We will remain a smaller reporting company until the end of the fiscal year in which (1) we have a public common equity float of more than $250 million, or (2) we have annual revenues for the most recently completed fiscal year of more than $100 million and a public common equity float or public float of more than $700 million. We also would not be eligible for status as a smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this Resale Prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

Implications of Being a Controlled Company

We expect that our director, CEO and Secretary, Ms. Eleonora Ramondetti, will hold a majority of our voting power following our initial public offering and we will continue to be a controlled company pursuant to “controlled company” defined under the Nasdaq Listing Rules and under the rules of the NYSE. Accordingly, we will be a controlled company under the applicable Nasdaq and NYSE listing standards. For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq Listing Rules or under the rules of the NYSE, we could elect to rely on this exemption in the future. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Our status as a controlled company could cause our Common Stock to look less attractive to certain investors or otherwise harm our trading price. As a result, the investors will not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements. Please see “Risk Factors — We are a “controlled company” defined under the Nasdaq Listing Rules and under the rules of the NYSE. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq Listing Rules or the rules of the NYSE, we could elect to rely on this exemption in the future and you will not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements.”

Corporate History and Structure

We were incorporated in the State of Nevada on June 7, 2019 under the name Bull Run Capital Holdings, Inc. in order to participate in a holding company reorganization pursuant to the laws of the State of Nevada, which was completed on July 19, 2019. In this reorganization Flint Telecom Group, Inc., our predecessor company (the “Predecessor”) merged with and into its indirect wholly owned subsidiary, Flint Merger Group Sub Inc., with the Predecessor as the surviving corporation and becoming our wholly owned subsidiary. At that time we engaged in a reverse stock split whereby one share of Common Stock was issued in exchange for every 50 shares then outstanding. Concurrently with this, we cancelled all of the stock held in Flint Telecom Group, Inc. resulting in our becoming a stand-alone entity with no subsidiaries. Our Common Stock was traded on the OTC Pink Market under the symbol “BRCH”. On January 8, 2020, our stockholders adopted an amendment to our Articles of Incorporation, changing our name from “Bull Run Capital Holdings, Inc.” to “Budding Times, Inc.” As a result, our trading symbol was changed to “BRCH.”

On May 21, 2020, we engaged in a merger (the “2020 Merger”) with Ealixir Privacy Services, Ltd, Dublin, Ireland, whereby we issued an aggregate of 35,376,126 shares of our Common Stock (post reverse 1:50 stock split) to the stockholders of Ealixir, pro rata to their respective ownership prior to the 2020 Merger. As part of this transaction our stockholders approved a reverse stock split whereby one share of Common Stock was issued for every 25 shares outstanding and adopted an amendment to our Articles of Incorporation, changing our name to “Ealixir, Inc.” The effective date of the reverse split was July 8, 2020. All references in this Prospectus to our issued and outstanding Common Stock is presented on a post reverse stock split basis unless otherwise indicated.

Corporate Information

Our principal place of business is located at 1395 Brickell Avenue, Suite 800, Miami FL 33131. Our telephone number is (305) 399-1130. Since April 25, 2018, our principal office in Europe is located at Plaza Universidad 3, 08007, Barcelona, Spain.

Recent Developments

The hallmark of Ealixir has always been to maintain leadership in the market of online identity management, through continuous research in the IT field, in order to be able to provide trusted services to companies and individuals. Ealixir recently undertook investments in artificial intelligence technologies that will enable an individual or business an immediate and broad overview of such person’s or company’s web reputation. We anticipate that by the second half of the fiscal year ended December 31, 2026, such platform will enable our clients to analyze their reputational content on the Internet in a quick and effective manner, at a competitive price. This process will enable Ealixir to evaluate and analyze large amounts of data points to ensure our marketing efforts are reaching intended audiences.

Artificial Intelligence

In pursuing the process of strengthening its IT architecture and broadening its service offering, the Company has engaged in initiatives related to the development and application of artificial intelligence. These efforts support the creation of innovative solutions and the introduction of new services. Among them is RepuTrust, designed to provide an immediate and comprehensive overview of a person’s or company’s reputation. The platform uses advanced data analysis and AI-driven sentiment evaluation for our client associated with the client and assigns a score from 1 to 100, where a higher number denotes a more positive sentiment.

Corporate Events (“Ealixir Event Launch”).

The development of the application is also driven in-house, with limited support by external IT professionals. The application provides the client companies the unique opportunity to promote their event on an international scale, providing visibility in more than 1200 online periodicals in 30 countries around the world. In delivering the services, Ealixir works with accredited journalists and PR experts who will develop the most effective editorial plan to promote an event (e.g., the launch of a new product, an important anniversary, or the grand opening of a new office) and draft articles and press releases for distribution in the target countries in authoritative newspapers.

Contracts Management

Ealixir considers the operational contract management software (the “Management Software”) to be of strategic importance; the Management Software was initially developed exclusively in-house. It is regularly updated, and new functions are continuously being developed in order to support the increasing complexity of customer relations, enabling the Company operations to keep not only effective, but ever more distinctive compared to its competitors.

These improvements, which take the form of operational adjustments and the implementation of new functions, although entrusted in the operational component to an external company, are always driven by the Company’s top managers, in order to ensure the committed confidentiality to our clients and the advisable protection of the Company’s know-how.

SUMMARY OF RISK FACTORS

Our business is subject to multiple risks and uncertainties, as more fully described in “Risk Factors” and elsewhere in this Resale Prospectus. We urge you to read “Risk Factors” and this prospectus in full. Our principal risks may be summarized as follows:

We are subject to risks and uncertainties related to our business and Company, including, but are not limited to, the following:

●	We have generated negative cash flow for the year ended December 31, 2025, there can be no assurance that we can generate positive cash flow in the near term.

●	We may need to raise additional funds in the future that may not be available on acceptable terms or available at all.

●	Our independent auditor has expressed a “going concern” opinion in the 2025 and 2024 audit report.

●	We do not currently have an external line of credit facility with any financial institution.

●	We are an early-stage company with a business model and marketing strategy still being developed and largely untested.

●	Our management and organizational structures are still developing and remain susceptible to error and inefficiencies.

●	We have adopted a corporate policy to prohibit our services from being rendered to clients who have been found guilty of committing certain crimes. Any deviation from this policy would result in negative publicity.

●	We have significant customer concentration, with a limited number of customers accounting for a substantial portion of our revenues. Failure to attract, grow and retain a diverse and balanced customer base could harm our business and operating results.

●	We operate in a highly competitive industry and competitors may compete more effectively.

●	If we are unable to keep up with technological developments, our business could be negatively affected.

●	If we experience a significant disruption in our information technology systems, including security breaches, or if we fail to implement new systems and software successfully, our business operations and financial condition could be adversely affected.

●	We are subject to cyber security risks and may incur delays in platform development in an effort to minimize those risks and to respond to cyber incidents.

●	Disruptions to our information technology systems due to cyber-attacks or our failure to upgrade and adjust our information technology systems, may materially impair our operations, hinder our growth and materially and adversely affect our business and results of operations.

●	We may be forced to litigate to enforce or defend our intellectual property rights or to protect trade secrets.

●	Our officers and directors may be engaged in a range of business activities resulting in conflicts of interest.

●	Because we conduct operations in several different countries, we may be affected by currency fluctuations.

●	We rely on outside consultants and agents.

●	Our expansion into new markets may present increased risks due to our unfamiliarity with those areas and our target customers’ unfamiliarity with our brand.

●	If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

●	Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

●	If we are unable to manage any future growth effectively, our profitability and liquidity could be adversely affected.

●	Privacy and data protection regulations are complex and rapidly evolving areas. Adverse interpretations of these laws could harm our business, reputation, financial condition, and operating results.

●	We operate in numerous countries and are subject to various different laws and regulations which can change significantly which could adversely affect our future business, financial condition and results of operations.

●	We may be subject to various new and existing federal and state law. Adverse interpretations of these laws could harm our business, reputation, financial condition, and operating results.

●	A patchwork of laws may negatively impact our ability to render our services.

●	Extrajudicial laws may render our services moot.

●	Our business depends on continued and unimpeded access to the Internet by us and our users. Internet access providers may be able to restrict, block, degrade, or charge for access to certain of our products and services, which could lead to additional expenses and the loss of users and advertisers.

●	Failure to adequately manage our growth could impair our ability to deliver high-quality solutions to our customers, hurt our reputation and compromise our ability to become profitable.

●	The loss of key personnel could have a material adverse effect on our business, financial condition or results of operations.

●	Our reported financial results may be adversely affected by changes in U.S. GAAP.

●	We are subject to risks relating to our information technology systems, and any failure to adequately protect our critical information technology systems could materially affect our operations.

●	The success of our Company will depend on relationships with third parties and pre-existing customers of Ealixir which relationships may be affected by customer preferences or public attitudes. Any adverse changes in these relationships could adversely affect our business, financial condition or results of operations.

●	We face intense competition, and we may not be able to compete effectively, which could reduce demand for our products and adversely affect our business, growth, revenues and market share.

●	Our director, CEO and Secretary, Eleonora Ramondetti, has a substantial influence over our Company. Her interests may not be aligned with the interests of our other stockholders, and she could prevent or cause a change of control or other transactions.

●	We are a “controlled company” defined under the Nasdaq Listing Rules and under the rules of the NYSE. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq Listing Rules or the rules of the NYSE, we could elect to rely on this exemption in the future and you will not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements.

●	Because the market for our Common Stock is limited, persons who purchase our Common Stock may not be able to resell their shares at or above the purchase price paid for them.

●	We may be unable to list our Common Stock on a national securities exchange.

●	There is a limited market for our securities, which may make it more difficult to dispose of our securities and we may fail to sustain trading on a national securities exchange, which could make it more difficult for investors to sell their shares.

●	An active market for our Common Stock may never develop, and we are under no obligation to seek out a more active market for our Common Stock.

●	To date, we have not paid any cash dividends, and no cash dividends will be paid in the foreseeable future.

●	Our articles of incorporation allow our Board to create new series of preferred stock without approval by our stockholders, which could adversely affect the rights of the holders of our Common Stock.

●	Any adverse effect on the market price of our Common Stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate.

●	Provisions of our Bylaws and Nevada law may delay or prevent a take-over that may not be in the best interests of our stockholders.

●	Our future results may vary significantly which may adversely affect the price of our Common Stock.

●	We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance requirements of the SEC and a national securities exchange.

●	We are an “emerging growth company” and a “smaller reporting company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our Common Stock less attractive to investors.

●	If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Common Stock, the price of our Common Stock and trading volume could decline.

●	The resale of the Shares by the Selling Stockholders in the public market could adversely affect the market price of our Common Stock.

THE OFFERING

Common Stock offered by the Selling Stockholders:	22,602,658 shares of Common Stock.

Shares of Common Stock Outstanding prior to this Offering	60,121,536 shares of Common Stock.

Shares of Common Stock to be Outstanding after this Offering	60,121,536 shares of Common Stock

Use of Proceeds	We will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

Risk Factors	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Unless we indicate otherwise, the number of shares of our Common Stock that will be outstanding immediately after this resale offering is based on 60,121,536 shares of our Common Stock outstanding as of May 26, 2026.

Summary of Consolidated Financial Information

The following tables summarize our financial data for the periods and as of the dates indicated. The summary statements of operations data for the years ended December 31, 2025 and 2024 are derived from our audited financial statements and related notes included elsewhere in this Resale Prospectus. Our historical results are not necessarily indicative of results that may be expected in the future. You should read the summary financial data together with our financial statements and related notes appearing elsewhere in this Resale Prospectus and the information in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary financial data in this section are not intended to replace our financial statements and the related notes and are qualified in their entirety by the financial statements and related notes included elsewhere in this Resale Prospectus.

Summary Financial Table

Ealixir, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)

	For the years ended December 31,
	2025	2024
Revenue
Removal services	$3,179,802	$2,688,383
Ancillary services	402,891	668,388
Total revenue	3,582,693	3,356,771

Cost of sales	745,960	1,046,188
Total cost of sales	745,960	1,046,188
Gross profit	2,836,733	2,310,583

Operating expenses
General and administrative expenses	1,555,511	1,687,649
Personnel – gross	1,041,838	1,025,527
Total operating expenses	2,597,349	2,713,176
Operating profit/(loss)	239,384	(402,593)

Other income (expenses)
Gain (loss) on disposition – assets	(17,077)	2,406
Gain on termination of lease	13,190	—
Gain (loss) on foreign exchange	(93,246)	40,878
Gain on forgiveness of debt	26,651	145,674
Interest expense	(25,356)	(18,312)
Total other income/(expense)	(95,838)	170,646

Income (Loss) before income tax	143,546	(231,947)
Provision for income taxes	(41,864)	(32,868)
Net income/(loss)	$101,682	$(264,815)

Other comprehensive income (loss), net of tax
Foreign exchange gain (loss)	(19,218)	2,530
Comprehensive income/(loss)	82,464	(262,285)

Net income/(loss) per common share
Basic and diluted net income/(loss) per common share	$0.00	$(0.00)
Basic and diluted weighted average nr. of common shares outstanding	60,121,796	60,282,036

Selected Balance Sheet Data

	As of December 31,
	2025	2024
Assets
Current assets
Cash	$113,641	$101,970
Accounts receivable, net	1,576,075	560,947
Total current assets	2,035,867	1,008,862
Total assets	$2,049,369	$1,076,526

Liabilities
Current liabilities
Deferred revenue	$683,109	$516,548
Other current liabilities	1,657,482	1,133,665
Total current liabilities	2,340,591	1,650,213

Stockholder loans payable – non current	200,000	—
Total liabilities	2,540,591	1,650,213

Stockholders’ deficit:
Total stockholders’ deficit	(491,222)	(573,687)
Total stockholders’ deficit	(491,222)	(573,687)
Total liabilities and stockholders’ deficit	$2,049,369	$1,076,526

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in our Common Stock, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occur, our business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected, in which case the trading price of our Common Stock could decline significantly, and you could lose all or part of your investment. Some statements in this prospectus including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Company

Neither did we generate positive cash flow for the quarter ended March 31, 2026 nor for the year ended December 31, 2025, and there can be no assurance that we will be able to generate positive cash flow in the near terms, if ever.

Neither did we generate positive cash flow for the quarter ended March 31, 2026 nor for the year ended December 31, 2025, and our negative cash flow for the respective periods was financed mainly through loan proceeds in the aggregate of $186,300 and a $475,000 loan, respectively, by our major shareholder. There can be no assurance that we will be able to generate positive cash flow from operations in the near term if ever. As such, we may need additional financing to execute its business plan. If additional financing is required, the Company cannot predict whether such financing will be in the form of equity, debt, or another instrument, and the Company may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all.

We may need to raise additional funds in the future that may not be available on acceptable terms or available at all.

We may consider issuing additional debt or equity securities in the future to fund our business plan, for potential investment acquisitions, or general corporate purposes. If we issue equity or convertible debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences, and privileges senior to those of our existing stockholders. If we incur additional debt, it may increase our leverage relative to our earnings or to our equity capitalization, requiring us to pay additional interest expenses. We may not be able to obtain financing on favorable terms, or at all, in which case, we may not be able to develop or enhance our products, execute our business plan, take advantage of future opportunities, or respond to competitive pressures.

Our independent auditor has expressed a “going concern” opinion.

The report of our independent auditor that accompanies our 2025 consolidated financial statements includes an explanatory paragraph indicating a substantial doubt about our ability to continue as a going concern, citing our need for additional capital for the future planned expansion of our activities and to service our ordinary course activities (which may include servicing of indebtedness). Our financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The financial statements do not include any adjustment that might result from the outcome of this uncertainty. We have a minimal operating history and minimal revenues or earnings from operations. We have no significant assets or financial resources. We will, in all likelihood, sustain operating expenses without corresponding revenues for the immediate future.

For the year ended December 31, 2025, we had a net income of $101,682. For the quarter ended March 31, 2026 we had a net income of $31,372. Based upon our current business plan, our ability to generate profits from operations is dependent upon increasing sales. However, there can be no assurance that we will continue to establish profitable operations. As we pursue our business plan, we are incurring significant expenses without corresponding revenues. In the event that we remain unable to generate significant revenues to pay our operating expenses, we will not be able to achieve profitability or continue operations.

Further, the inclusion of a going concern explanatory paragraph in the report of our independent auditor will make it more difficult for us to secure additional financing or enter into strategic relationships on terms acceptable to us, if at all, and likely will materially and adversely affect the terms of any financing that we might obtain. If we are not successful in generating sufficient revenues or raising additional capital, we may not have enough financial resources to support our business and operations and, as a result, may not be able to continue as a going concern and could be forced to liquidate.

We do not currently have an external line of credit facility with any financial institution.

As indicated above, we have estimated that we may need additional capital to generate profits from operations. To finance these capital requirements we may need, among other sources, credit facilities from financial institutions. If we attempted to establish an external line of credit in the future, there can be no assurances we will be able to do so. We also have limited assets available to secure such a line of credit. The failure to obtain an external line of credit could have a negative impact on our ability to generate profits.

We are an early-stage company with a business model and marketing strategy still being developed and largely untested.

We were incorporated in June 2019, and we are pursuing a business model which is innovative and largely untested. There is no assurance that a sustainable market for our products and services exists, or that we will be able to develop effective business and market strategies to seize these market opportunities. In turn, this would have a negative impact on our financial condition and share price.

Our management and organizational structures are still developing and remain susceptible to error and inefficiencies.

Because of the fact that we are an early-stage company, we are still in the process of hiring senior management and lower-level employees, adopting organizational structures and code of conducts, and expanding into new geographical markets and industry segments. These processes are susceptible to error which could result in delays and inefficiencies in the pursuit of our commercial strategy or in the implementation of our business model, and/or in cost overruns and loss of potential customers. Management, technical, scientific, research and marketing personnel with appropriate training may also be scarce resources and thus not easy to hire. Any of these events would have in turn an adverse effect on our business and financial condition.

We have adopted a corporate policy to prohibit our services from being rendered to clients who have been found guilty of committing certain crimes. Any deviation from this policy would result in negative publicity.

We have voluntarily adopted a corporate policy pursuant to which we will not render services to clients who have been found guilty in the past of committing crimes related to drugs, criminal organizations or violence against women or minors. We have instituted certain controls and procedures to enforce this policy, including using internal technologies aimed at customer due diligence and compliance databases. If we fail to observe this policy we could suffer negative publicity which would have an adverse effect on our business and financial condition.

We need to ensure the confidentiality of personal data shared with us by our customers.

Our business model relies significantly on the premise that our customers would entrust us with access to, and handling of, their private and personal data. We have adopted precautions and procedures to ensure the confidentiality of this information is properly safeguarded. We have an agreement in place with a cybersecurity monitoring and rating service. The vendor provides the Company with cybersecurity and infrastructure management services through its LECS platform. These services include system administration, continuous cybersecurity monitoring, a Virtual Security Operations Center (“VSOC”) for threat detection, incident management and application development support. These services are aimed at allowing the Company to prepare an Internet security strategy in terms of policies and procedures to identify cybersecurity threats. However, there can be no guarantee that there may not be breaches of confidentiality, despite the precautions and procedures. If any confidential information were mishandled, abused of or leaked, our business reputation would be negatively affected, and we could also be exposed to the risk of legal action. Any of these events would have in turn an adverse effect on our business and financial.

We are primarily a B2C business that relies on small customers and short-term contracts.

We are primarily a B2C business that relies on small customers and spot contracts. We expect to continue to rely on revenues generated from a relatively high number of small customers for the foreseeable future. Our customer contracts tend to have relatively short terms. As a result, our business is exposed to the risk of high customer turnover and volatility, which could have an adverse effect on our business and financial condition.

We have significant customer concentration, with a limited number of customers accounting for a substantial portion of our revenues. Failure to attract, grow and retain a diverse and balanced customer base could harm our business and operating results.

We have a limited number of customers that account for a substantial portion of our revenues, which carries risks. Three of our customers, accounted for approximately 27% and 21% of our revenues for the year ended December 31, 2025 and 2024 respectively. It is not possible for us to predict the level of demand that will be generated by any of these customers in the future. In addition, revenues from these larger customers may fluctuate from time to time based on these customers’ business needs and customer experience, the timing of which may be affected by market conditions or other factors outside of our control. These customers could also potentially pressure us to reduce the prices we charge, which could have an adverse effect on our margins and financial position and could negatively affect our revenues and results of operations. However, there is no assurance that if any of our large customers terminates their relationship with us or materially reduces the services they acquire from us, such termination or reduction could negatively affect our revenues and results of operations.

Our ability to attract, grow and retain a diverse and balanced customer base may affect our ability to maximize our revenues. Our ability to attract customers depends on a variety of factors, including our service offerings. If we are unable to develop or improve our service offerings, we may fail to develop, grow and retain a diverse and balanced customer base, which would adversely affect our business, financial condition and results of operations.

We operate in a highly competitive industry and competitors may compete more effectively.

The ORM industry in which we operate is highly competitive, with many companies of varying size and business models, many of which have their own proprietary technologies, competing for the same business as we do. Many of our competitors have longer operating histories and greater resources than us, and they could use their substantial financial resources to develop a competing business model, develop products or services that are more attractive to potential customers than those we offer, or convince our potential customers that they require financing arrangements that are impractical for smaller companies to offer. Our competitors may also offer similar products and services at prices below cost, devote significant sales forces to competing with us, or attempt to recruit our key personnel by increasing compensation, any of which could improve their competitive positions. Any of these competitive factors could make it more difficult for us to attract and retain customers, cause us to lower our prices in order to compete or reduce our market share and revenue, any of which could have a material adverse effect on our financial condition and operating results. We can provide no assurance that we will continue to compete effectively against our current competitors or additional companies that may enter our markets. We also expect to encounter competition from customers who elect to develop solutions or perform services internally rather than engaging an outside provider such as us.

If we are unable to keep up with technological developments, our business could be negatively affected.

The markets for our services are expected to be characterized by rapid technological change and be highly competitive with respect to timely innovations. Accordingly, we believe that our ability to succeed in the sale of our services will depend significantly upon the technological quality of our services relative to those of our competitors, and upon our ability to continue to develop and introduce new and enhanced products and services at competitive prices and in a timely and cost-effective manner. In order to develop such new services we will depend upon our ability to continue to develop and introduce new and enhanced services at competitive prices and in a timely and cost-effective manner. There can be no assurance that we will be able to develop and market our services successfully or respond effectively to the technological changes or new service offerings of our potential competitors. We may not be able to develop the required technologies, and services on a cost-effective and timely basis, and any inability to do so could have a material adverse effect on our business, financial condition, and results of operations.

If we experience a significant disruption in our information technology systems, including security breaches, or if we fail to implement new systems and software successfully, our business operations and financial condition could be adversely affected.

We depend on information technology systems to conduct business. The failure of our information technology systems to perform as we anticipate could disrupt our business and could result in transaction errors, processing inefficiencies and the loss of customers. As we upgrade or change systems, we may also experience interruptions in service, loss of data or reduced functionality and other unforeseen material issues which could adversely impact our ability to provide our services and otherwise run our business in a timely manner. In addition, if our new systems fail to provide accurate and increased visibility into pricing and cost structures, it may be difficult to improve or maximize our profit margins. As a result, our results of operations could be adversely affected.

In addition, cyber-attacks or security breaches could compromise confidential, business critical information, cause a disruption in our operations or harm our reputation. Our information technology systems are subject to potential disruptions, including significant network or power outages, cyber-attacks, computer viruses, other malicious codes and/or unauthorized access attempts, any of which, if successful, could result in data leaks or otherwise compromise our confidential or proprietary information and disrupt our operations. Despite our efforts to protect sensitive information and comply with and implement data security measures, there can be no assurance that any controls and procedures that we have in place will be sufficient to protect us. Further, as cyber threats are continually evolving, our controls and procedures may become inadequate, and we may be required to devote additional resources to modify or enhance our systems in the future. We may also be required to expend resources to remediate cyber-related incidents or to enhance and strengthen our cyber security. Any such disruptions to our information technology systems, breaches or compromises of data, and/or misappropriation of information could result in violation of privacy and other laws, litigation, fines, negative publicity, lost sales or business delays, any of which could have a material adverse effect on our business, financial condition or results of operations.

We are subject to cyber security risks and may incur delays in platform development in an effort to minimize those risks and to respond to cyber incidents.

Our digital data analytics platform will be entirely dependent on the secure operation of our website and systems as well as the operation of the Internet generally. The platform involves reading user data, and storage of user data, and security breaches could expose us to a risk of loss or misuse of this information, litigation, and potential liability. A number of large Internet companies have suffered security breaches, some of which have involved intentional attacks. From time to time, we and many other Internet businesses also may be subject to a denial of service attacks wherein attackers attempt to block customers’ access to our website. If we are unable to avert a denial-of-service attack for any significant period, we could sustain delays in the development of the platform and risk losing future users and have user dissatisfaction. We may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber-attacks. Cyber-attacks may target us, our users, or exchanges we read data from in general or the communication infrastructure on which we depend. If an actual or perceived attack or breach of our security occurs, user perception of the effectiveness of our security measures could be harmed and we could lose our future user. Actual or anticipated attacks and risks may cause us to incur increasing costs, and delay development. A person who is able to circumvent our security measures might be able to misappropriate our or our users’ proprietary information, cause interruption in our operations, damage our computers or those of our users, or otherwise damage our reputation and platform. Any compromise of our security could result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, and a loss of confidence in our security measures, which could harm our business.

Disruptions to our information technology systems due to cyber-attacks or our failure to upgrade and adjust our information technology systems, may materially impair our operations, hinder our growth and materially and adversely affect our business and results of operations.

We believe that an appropriate information technology, or IT, infrastructure is important in order to support our daily operations and the growth of our business. If we experience difficulties in implementing new or upgraded information systems or experience significant system failures, or if we are unable to successfully modify our management information systems or respond to changes in our business needs, we may not be able to effectively manage our business, and we may fail to meet our reporting obligations. Additionally, if our current back-up storage arrangements and our disaster recovery plan are not operated as planned, we may not be able to effectively recover our information system in the event of a crisis, which may materially and adversely affect our business and results of operations.

In the current environment, there are numerous and evolving risks to cyber-security and privacy, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, employee malfeasance and human or technological error. High-profile security breaches at other companies and in government agencies have increased in recent years, and security industry experts and government officials have warned about the risks of hackers and cyber-attacks targeting businesses such as ours. Computer hackers and others routinely attempt to breach the security of technology products, services and systems, and to fraudulently induce employees, customers, or others to disclose information or unwittingly provide access to systems or data. We can provide no assurance that our current IT system or any updates or upgrades thereto and the current or future IT systems of our potential distributors use or may use in the future, are fully protected against third-party intrusions, viruses, hacker attacks, information or data theft or other similar threats. Legislative or regulatory action in these areas is also evolving, and we may be unable to adapt our IT systems or to manage the IT systems of third parties to accommodate these changes.

We have an agreement in place with a cybersecurity monitoring and rating service. The vendor operates a Virtual Security Operations Center (“VSOC”) on behalf of the Company. The VSOC includes a suite of cybersecurity services, including, but are not limited, to IT intrusion prevention systems, security incident and event management, and endpoint detection and response tools. These services are aimed at allowing the Company to prepare an Internet security strategy in terms of policies and procedures to identify cybersecurity threats. The VSOC’s employees in support of the Company’s VSOC operations monitor the Company’s network and server traffic and implement periodic. In the future, we may experience actual or attempted cyber-attacks of our IT networks. If we experience a cyber-attack, it could have a material adverse impact on our operations or financial condition. We cannot guarantee that any such incidents will not have such an impact in the future.

We may be forced to litigate to enforce or defend our intellectual property rights or to protect trade secrets.

Although the success of our services relies significantly on proprietary algorithms which we have developed and continue to improve, to date we have not sought patent protection for any of the technologies we have developed. We are considering whether it would be in our best interest to obtain any such protection in the future. As a result, we might be forced to litigate to defend our intellectual property or trade secrets, which could be very costly and could distract its management from focusing on operating our business. The existence and/or outcome of any such litigation could harm our business.

Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights could result in the expenditure of significant financial and managerial resources. In addition, there can be no assurance that other parties will not assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse effect on our ability to market or sell our brands, profitably exploit our products or recoup our associated research and development costs.

Our officers and directors may be engaged in a range of business activities resulting in conflicts of interest.

We may be subject to various potential conflicts of interest because some of our officers and directors may be engaged in a range of business activities. In addition, our executive officers and directors may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties owed to us. In some cases, our executive officers and directors may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to our business and affairs and that could adversely affect our operations. These business interests could require significant time and attention of our executive officers and directors. In addition, we may also become involved in other transactions which conflict with the interests of our directors and the officers who may from time-to-time deal with persons, firms, institutions or companies with which we may be dealing, or which may be seeking investments similar to those desired by us. The interests of these persons could conflict with our interests. In addition, from time to time, these persons may be competing with us for available investment opportunities.

Because we conduct operations in several different countries, we may be affected by currency fluctuations.

Our revenues and expenses have been generated in several foreign countries thus far and this is expected to continue as we continue to develop additional markets in other countries, both inside the European Union (“EU”) and elsewhere. These revenues and expenses therefore may be exposed to significant currency exchange fluctuations. Recent events in the global financial markets have been coupled with increased volatility in the currency markets. Fluctuations in the exchange rate between various currencies utilized throughout the world may have a material adverse effect on our business, financial condition and operating results. We may, in the future, establish a program to hedge a portion of our foreign currency exposure with the objective of minimizing the impact of adverse foreign currency exchange movements. However, even if we develop a hedging program, there can be no assurance that it will effectively mitigate currency risks.

We rely on outside consultants and agents.

We rely to a significant extent on the experience and contribution of outside consultants and agents. For example, most of our sales force is composed of independent agents. Some members of our senior management are also consultants and not full-time employees. In the event that one or more of these consultants or agents terminate their relationship with us, or become unavailable, suitable replacements will need to be retained, and there is no assurance that these could be identified under conditions favorable to us.

Our expansion into new markets may present increased risks due to our unfamiliarity with those areas and our target customers’ unfamiliarity with our brand.

Consumers in our new markets will not be familiar with our brand, and we will need to build brand awareness in those markets through investments in advertising and promotional activity. We may find it more difficult in our markets to secure desirable locations and to hire, motivate and keep qualified employees.

If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future success and ability to implement our business strategy depends, in part, on our ability to attract and retain key personnel, and on the continued contributions of members of our senior management team and key technical personnel, each of whom would be difficult to replace. All of our employees, including our senior management, are free to terminate their employment relationships with us at any time. Competition for highly skilled technical people is extremely intense, and we face challenges identifying, hiring and retaining qualified personnel in many areas of our business. If we fail to retain our senior management and other key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our strategic objectives and our business could suffer.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

Generally accepted accounting principles and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, revenue recognition, stock-based compensation, trade promotions, and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

If we are unable to manage any future growth effectively, our profitability and liquidity could be adversely affected.

Our ability to achieve our desired growth depends on our execution in functional areas such as management, sales and marketing, and general administration and operations. To manage any future growth, we must continue to improve our distribution, operational and financial processes and systems and expand, train and manage our employee base. If we are unable to manage our growth effectively, our business and results of operations could be adversely affected.

Privacy and data protection regulations are complex and rapidly evolving areas. Adverse interpretations of these laws could harm our business, reputation, financial condition, and operating results.

Authorities around the world have adopted and are considering a number of legislative and regulatory proposals concerning data protection and limits on encryption of user data. Adverse legal rulings, legislation, or regulation could result in fines and orders requiring that we change our data practices, which could have an adverse effect on our ability to provide services, harming our business operations. Complying with these evolving laws could result in substantial costs and harm the quality of our products and services, negatively affecting our business.

Recent legal developments in Europe have created compliance uncertainty regarding transfers of personal data from Europe to the United States. For example, the General Data Protection Regulation (“GDPR”) applies to all of our activities conducted from an establishment in the EU or related to products and services that we offer to EU users or customers, or the monitoring of their behavior in the EU. The GDPR creates a range of new compliance obligations.

Ensuring compliance with the GDPR is an ongoing commitment that involves substantial costs, and despite our efforts, governmental authorities or others have asserted and may continue to assert that our business practices fail to comply with its requirements. If our operations are found to violate GDPR requirements, we may incur substantial fines, have to change our business practices, and face reputational harm, any of which could have a material adverse effect on our business. In particular, serious breaches of the GDPR can result in administrative fines of up to 4% of annual worldwide revenues. Fines of up to 2% of annual worldwide revenues can be levied for other specified violations.

We operate in numerous countries and are subject to various different laws and regulations which can change significantly which could adversely affect our future business, financial condition and results of operations.

Our operations are subject to various laws, regulations and guidelines relating to the Internet. We endeavor to comply with all relevant laws, regulations and guidelines and believe we are currently following all such laws, regulations and guidelines. However, if there are unfavorable regulatory changes or delays and we are unable to comply with such changes or manage such delays our future business, financial condition and results of operations could be materially and adversely affected.

We may be subject to various new and existing federal and state law. Adverse interpretations of these laws could harm our business, reputation, financial condition, and operating results.

Currently, there is no federal or state law in the US that confers the “right of removal” — the ability to request the removal of a data subject’s information from search results or databases. The prevailing view in the U.S. is that the right of removal contravenes the right to freedom of speech and freedom of expression in forcing service providers to remove materials off the Internet. A forced removal by the government may constitute an impermissible form of compelled speech under the First Amendment. However, some state and federal laws offer some degree of removal of personal information. For example, each of the California Consumer Privacy Act of 2018 (CCPA), Virginia Consumer Data Protection Act (VCDPA), Colorado Privacy Act (CPA), The Connecticut Data Privacy Act (CTDPA), and the Utah Consumer Privacy Act (UCPA), allows residents of their respective states to request, with certain potential exceptions, that a covered business delete any personal information about the data subject which it has collected. At the federal level, the Fair Credit Reporting Act, which the FTC enforces, requires that after a certain period of time — seven years in most cases — information about debt collections, civil lawsuits, tax liens, and even arrests for criminal offenses become obsolete and must be taken out of consumer reports. The differences in removing information from search results or databases and from a business’s database may have to do with what is considered a matter of public concern and what is “speech” under the First Amendment. This tension between the First Amendment and an individual’s right of removal is a developing area of law. State and/or federal laws based on the guiding principle that free speech is more valuable that protecting an individual’s right of privacy, may be implemented that could limit an individual’s ability to remove, erase, or shield their information from the public domain. Alternatively, courts may find that an individual has a limited or no right of removal under the First Amendment. Such laws and/or any adverse interpretations could limit the utility or operations of our business and we may be forced to curtail or altogether suspend our business.

A patchwork of laws may negatively impact our ability to render our services.

Currently, there is no U.S. national privacy law that confers the right to be forgotten for any and all information off the Internet. As a result, states have stepped in to allow their respective citizens and residents to request a limited right to deletion, applicable to certain types of businesses. The type of businesses who must comply with state privacy laws vary by state. Search engines may find it difficult to have different compliance requirements for each U.S. state, thereby the search engines may adopt a universal policy of right to deletion or erasure. If search engines provide this feature, the utility or operation of our business would be adversely affected and we may be forced to curtail or altogether suspend our business.

Extrajudicial laws may render our services moot.

In May of 2018, new data privacy and security regulations went into effect in the European Union (the “EU”). The General Data Protection Regulation (GDPR) — is a set of rules for the protection of personal data. The law applies to companies or entities in the EU that collect, store, or process personal data, as well as to organizations outside the EU that handle the personal data of EU residents. The extrajudicial scope of privacy laws may compel service engines to provide a means for individuals to exercise the right to be forgotten. If service engines can do this under the force of law, this may lower the need for our services and impact our business.

In 2019, the French data protection authority, Commission nationale de l’informatique et des libertés (CNIL), brought an action against Google LLC before the Court of Justice of the European Union (CJEU) asking the court to rule on the geographical scope of the application of the right to be forgotten. While the CJEU in this case ruled that the right to be forgotten conferred by the GDPR only applies to links displayed within the European Union, search engine companies may find that it is easier to apply a worldwide policy to enable the right to be forgotten. If search engines provide this feature, the utility or operation of our business would be adversely affected and we may be forced to curtail or altogether suspend business.

Our business depends on continued and unimpeded access to the Internet by us and our users. Internet access providers may be able to restrict, block, degrade, or charge for access to certain of our products and services, which could lead to additional expenses and the loss of users and advertisers.

Our products and services depend on the ability of our users to access the Internet, and certain of our products require significant bandwidth to work effectively. Currently, this access is provided by companies that have significant market power in the broadband and Internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies, and government-owned service providers. Some of these providers have taken or have stated that they may take measures that could degrade, disrupt, or increase the cost of user access to certain of our products by restricting or prohibiting the use of their infrastructure to support or facilitate our offerings, or by charging increased fees to us or our users to provide our offerings. Some jurisdictions have adopted regulations prohibiting certain forms of discrimination by Internet access providers; however, substantial uncertainty exists in the United States and elsewhere regarding such protections. For example, in 2018 the United States Federal Communications Commission repealed net neutrality rules, which could lead Internet access providers to restrict, block, degrade, or charge for access to certain of our products and services. In addition, in some jurisdictions, our products and services have been subject to government-initiated restrictions or blockages. Such interference could result in a loss of existing users, customers and advertisers, goodwill, and increased costs, and could impair our ability to attract new users, customers and advertisers, thereby harming our business.

Failure to adequately manage our growth could impair our ability to deliver high-quality solutions to our customers, hurt our reputation and compromise our ability to become profitable.

We expect to experience significant growth in our business. If we do not effectively manage our growth, the quality of service of our solutions may suffer, which could negatively affect our reputation, demand for our solutions or compromise our ability to become profitable. Our growth is expected to place a significant strain on our managerial, operational and financial resources and our infrastructure. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively. This will require us to, among other things, hire additional personnel, implement additional management information systems and maintain close coordination among our engineering, operations, legal, finance, sales and marketing and client service and support organizations.

The loss of key personnel could have a material adverse effect on our business, financial condition or results of operations.

The loss of the day-to-day involvement of any key personnel could have a material adverse effect on us, and if any key employees terminate their employment, our business activities might be adversely affected, management’s attention might be diverted from operations to recruiting suitable replacements and our business, financial condition or results of operations could be adversely affected. In addition, we might not be able to locate suitable replacements for any key employees who leave us or offer employment to potential replacements on reasonable terms.

We are not currently listed on a national securities exchange. We intend to apply to have our Common Stock listed on a national securities exchange. There can be no assurance that our application will be approved or that if approved that we will be able to maintain continued listing. If we are approved to list our Common Stock on a national securities exchange, most of our senior management team will have limited experience managing a company that is traded on a national securities exchange and regulatory compliance may divert their attention from the day-to-day management of our business.

We are not currently listed on a national securities exchange. We intend to apply to have our Common Stock listed on a national securities exchange. There can be no assurance that our application will be approved and, if approve, that we will be able to maintain continued listing. If our application to list our Common Stock on a national securities exchange is approved, most of the individuals who will constitute our senior management team have limited experience managing a company that is traded on a national securities exchange and limited experience complying with the increasingly complex laws pertaining to public companies listed on a national securities exchange. The senior management team may not successfully or efficiently manage the transition to a being company that is traded on a national securities exchange and subject to significant regulatory oversight and reporting obligations under United States securities laws and the listing rules of such national securities exchange. In particular, these new obligations will require substantial attention from the management and could divert their attention away from the day-to-day management of our business.

Our reported financial results may be adversely affected by changes in U.S. GAAP.

The accounting principles generally accepted in the United States of America (“GAAP”) is subject to interpretation by the Financial Accounting Standards Board, or FASB, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results and could affect the reporting of transactions completed before the announcement of a change.

In particular, in May 2014, the FASB issued Accounting Standards Codification (“ASC”) 606, which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. The core principle of ASC 606 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. As an “emerging growth company,” we are allowed under the JOBS Act to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We have elected to take advantage of this extended transition period under the JOBS Act with respect to ASC 606, which resulted in ASC 606 becoming effective for us on January 1, 2019. Any difficulties in implementing these pronouncements could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm investors’ confidence in us.

We have effectively implemented ASC 606 from 2020 and, by 2022, we have fully determined the impact it has on our financial reporting. We believe we have effectively implemented ASC 606 from 2020, and by 2022, we believe we have fully determined the impact it has on our financial reporting. However, there can be no assurance that we are able to adequately maintain the implementation of ASC 606 or other accounting pronouncements in the future, we may be unable to produce timely and accurate financial statements, and we may continue to conclude that our internal control over financial reporting is not effective, which could adversely impact our investors’ confidence and our stock price. Delays in filing our periodic reports have led and could in the future lead to the loss of our ability to use certain “short form” registration statements (including “shelf” registration statements used for more efficient fundraising).

Risks Related to Our Industry

We are subject to risks relating to our information technology systems, and any failure to adequately protect our critical information technology systems could materially affect our operations.

We rely on information technology systems across our operations, including for management, supply chain and financial information and various other processes and transactions. As our manufacturing equipment is wirelessly controlled and operated, and the tracing data (which is required for necessary certifications) our equipment produces is stored electronically, our business depends on the security, reliability, and capacity of these systems. Information technology system failures, network disruptions or breaches of security could disrupt our operations, causing delays or cancellation of customer orders or impeding the manufacture or shipment of products, processing of transactions or reporting of financial results. An attack or other problem with our systems could also result in the disclosure of proprietary information about our business or confidential information concerning our customers or employees, which could result in significant damage to our business and our reputation. Advanced cyber-security threats, such as computer viruses, attempts to access information, and other security breaches, are persistent and continue to evolve, making them increasingly difficult to identify and prevent. Protecting against these threats may require significant resources, and we may not be able to implement measures that will protect against all the significant risks to our information technology systems. In addition, we rely on third party service providers to execute certain business processes and maintain certain information technology systems and infrastructure, and any breach of security on their part could impair our ability to effectively operate. Any breach of our security measures could result in unauthorized access to and misappropriation of our information, corruption of data or disruption of operations or transactions, any of which could have a material adverse effect on our business.

The success of our Company will depend on relationships with third parties and pre-existing customers of Ealixir which relationships may be affected by customer preferences or public attitudes about the Company being public. Any adverse changes in these relationships could adversely affect our business, financial condition or results of operations.

Our success will be dependent on the ability to maintain and renew business relationships, including relationships with pre-existing customers and partners of Ealixir and to establish new business relationships. There can be no assurance that we will be able to maintain pre-existing customer contracts, partnership relationships and other business relationships, or enter into or maintain new customer contracts and other partnership and business relationships, on acceptable terms, if at all. Relationships with third parties can be terminated at any time. The failure to maintain important business relationships could have a material adverse effect on our business, financial condition or results of operations.

We face intense competition, and we may not be able to compete effectively, which could reduce demand for our products and adversely affect our business, growth, revenues and market share.

The overall market for online reputation management services is rapidly evolving, highly competitive, complex, fragmented with numerous single point solutions, and is subject to changing technology and shifting consumer needs. In addition, many companies in our target markets are offering, or may soon offer, products and services that may compete with our products and services. Ealixir currently competes with established companies, such as Reputation.com, Terakeet, Repair Bad Reputation, Internet Reputation.com, and Brand Yourself.

Many of our competitors, have longer operating histories, significantly greater financial, technical, marketing, distribution, professional services or other resources and greater name recognition than we do. In addition, many of our competitors have strong relationships with current and potential customers and extensive knowledge of the e-commerce industry. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, for example by offering a SaaS based product that competes with our products or devoting greater resources to the development, promotion and sale of their products than we do. Increased competition may lead to price cuts, alternative pricing structures, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share. We may not be able to compete successfully against current and future competitors, and our business, results of operations and financial condition will be harmed if we fail to meet these competitive pressures.

Risks Related to Our Securities

Our director, CEO and Secretary, Eleonora Ramondetti, has a substantial influence over our Company. Her interests may not be aligned with the interests of our other stockholders, and she could prevent or cause a change of control or other transactions.

As of the date of this Resale Prospectus, Ms. Ramondetti, our director, CEO and Secretary, holds approximately 93.72% of the voting power of the Company.

Accordingly, Ms. Ramondetti could have significant influence in determining the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations, the appointment of directors and other significant corporate actions. Ms. Ramondetti will also have the power to prevent or cause a change in control. Without the consent of Ms. Ramondetti, we may be prevented from entering into transactions that could be beneficial to us or our minority stockholders. In addition, Ms. Ramondetti could violate her fiduciary duties by diverting business opportunities from us to herself or others. The interests of Ms. Ramondetti may differ from the interests of our other stockholders. The concentration in the voting power of the Company may cause a material decline in the value of our Common Stock. For more information regarding Ms. Ramondetti and her ownership of our securities, see “Security Ownership of Principal Stockholders and Management.”

We are a “controlled company” defined under the Nasdaq Listing Rules and under the rules of the NYSE. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq Listing Rules or the rules of the NYSE, we could elect to rely on this exemption in the future and you will not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements.

Our director, CEO and Secretary, Ms. Ramondetti, owns a majority of our voting power as a result of her ownership of 1,000,000 shares of our Series Z Preferred Stock, which have voting rights of 900 votes per share, but are non-convertible to any shares of our Common Stock or any other class of our securities, and which are not publicly traded. Under the Nasdaq Listing Rules and under the rules of the NYSE, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our Board must be independent directors;

●	an exemption from the rule that the compensation of our Chief Executive Officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq Listing Rules or the rules of the NYSE, we could elect to rely on this exemption in the future. If we elected to rely on the “controlled company” exemption, a majority of the members of our Board might not be independent directors and our nomination and corporate governance and compensation committees might not consist entirely of independent directors. Our status as a controlled company could cause our Common Stock to look less attractive to certain investors or otherwise harm our trading price. As a result, the investors will not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements.

Because the market for our Common Stock is limited, persons who purchase our Common Stock may not be able to resell their shares at or above the purchase price paid for them.

Our Common Stock trades on the OTC Pink Open Market operated by OTC Markets Group, Inc., under the ticker symbol “EAXR.”, which is not as liquid a market as a national securities exchange. There is currently only a limited public market for our Common Stock. We cannot assure you that an active public market for our Common Stock will develop or be sustained in the future. If an active market for our Common Stock does not develop or is not sustained, the price may decline.

We may be unable to list our Common Stock on a national securities exchange.

Prior to the initial public offering, there was a limited public market for our Common Stock. We intend to apply to list our Common Stock on a national securities exchange concurrently with the closing of the initial public offering. However, we may not meet or maintain certain qualifying requirements for listing on a national securities exchange.

There is a limited market for our securities, which may make it more difficult to dispose of our securities and we may fail to sustain trading on a national securities exchange, which could make it more difficult for investors to sell their shares.

Our Common Stock is quoted on OTC Pink, under the symbol “EAXR,” and, to date, has traded on a limited basis. We intend to apply to list our Common Stock on a national securities exchange under the symbol “EAXR”. In the event our Common Stock begins trading on a national securities exchange, there can be no assurance that trading of the Common Stock on such market will be sustained. In the event that the Common Stock is not listed on a national securities exchange or if we do not sustain such listing, our Common Stock could be quoted only on the OTC Pink. Under such circumstances, you may find it significantly more difficult to trade, or to obtain accurate quotations for our Common Stock and our Common Stock may become substantially less attractive to certain purchasers, such as financial institutions, hedge funds, and other similar investors.

An active market for our Common Stock may never develop, and we are under no obligation to seek out a more active market for our Common Stock.

If there is a thin trading market or “float” for our Common Stock, the market price for our Common Stock may fluctuate significantly more than the stock market as a whole. Without a large float, our Common Stock would be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our Common Stock may be more volatile. In addition, in the absence of an active public trading market, investors may be unable to liquidate their investment in us. Furthermore, the stock market is subject to significant price and volume fluctuations, and the price of our Common Stock could fluctuate widely in response to several factors, including, but not limited to:

●	our quarterly or annual operating results;

●	changes in our earnings estimates or the failure to accurately forecast and appropriately plan our expenses;

●	failure to achieve our growth expectations;

●	failure to attract customers and retain them;

●	the effect of increased or variable competition on our business;

●	additions or departures of key or qualified personnel;

●	failure to adequately protect our intellectual property;

●	costs associated with defending claims, including intellectual property infringement claims and related judgments or settlements;

●	changes in governmental or other regulations affecting our business;

●	our compliance with governmental or other regulations affecting our business; and

●	changes in global or regional industry, general market, or economic conditions.

The stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in our industry. The changes may not be possible to predict and often appear to occur without regard to specific operating performance. The price of our Common Stock could fluctuate based upon factors that have little or nothing to do with our Company and these fluctuations could materially reduce our stock price.

To date, we have not paid any cash dividends, and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our Common Stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We currently intend to retain all earnings for our operations.

Our articles of incorporation allow our Board to create new series of preferred stock without approval by our stockholders, which could adversely affect the rights of the holders of our Common Stock.

Our Board has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board also has the authority to issue preferred stock without stockholder approval. As a result, our Board could authorize the issuance of a series of preferred stock granting holders a preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of Common Stock, and the right to redemption of the shares, together with a premium prior to the redemption of our Common Stock. In addition, our Board could authorize the issuance of a series of preferred stock that has greater voting power than our Common Stock or that is convertible into our Common Stock, which could decrease the relative voting power of our Common Stock or result in dilution to our existing stockholders.

Any adverse effect on the market price of our Common Stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate.

Sales of substantial amounts of our Common Stock, or in anticipation that such sales could occur, may materially and adversely affect prevailing market prices for our Common Stock, if and when such market develops in the future.

Provisions of our Bylaws and Nevada law may delay or prevent a take-over that may not be in the best interests of our stockholders.

Provisions of our Bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt.

Our bylaws may be adopted, repealed, altered, amended and rescinded by the majority vote of our stockholders, and except as provided by Nevada law, our board of directors shall have the power to adopt, repeal, alter, amend and rescind any or all of our Bylaws by a vote of at least a majority of our Board of Directors then in office. The interests of these stockholders and directors may not be consistent with your interests, and they may make changes to our Bylaws that are not in line with your concerns.

Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interests of, the corporation. The existence of anti-takeover provisions of Nevada law and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of the Company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

Our future results may vary significantly which may adversely affect the price of our Common Stock.

It is possible that our quarterly revenues and operating results may vary significantly in the future and that period-to-period comparisons of our revenues and operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our revenues and operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our Common Stock may decline significantly.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance requirements of the SEC and a national securities exchange.

As a company listed on a national securities exchange, and particularly after we are no longer an emerging growth company or smaller reporting company, we will incur significant legal, accounting and other expenses that we did not incur as an OTC listed company. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and rules subsequently implemented by the SEC and national securities exchanges impose various requirements on listed companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to comply with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

Pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company or a smaller reporting company with less than $100 million in annual revenue, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. We could be an emerging growth company for up to five years. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

We are an “emerging growth company” and a “smaller reporting company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our Common Stock less attractive to investors.

We are an “emerging growth company” and a “smaller reporting company” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” and “smaller reporting companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act, although we will lose that status sooner if our revenues exceed $1.235 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter.

We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our Common Stock held by non-affiliates is equal to or less than $250 million as of the last business day of the most recently completed second fiscal quarter, and (ii) our annual revenues is equal to or less than $100 million during the most recently completed fiscal year and the market value of our Common Stock held by non-affiliates is equal to or less than $700 million as of the last business day of the most recently completed second fiscal quarter.

We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile. In addition, taking advantage of reduced disclosure obligations may make comparison of our financial statements with other public companies difficult or impossible. If investors are unable to compare our business with other companies in our industry, we may not be able to raise additional capital as and when we need it, which may materially and adversely affect our financial condition and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Common Stock, the price of our Common Stock and trading volume could decline.

Any trading market for our Common Stock may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Common Stock would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Common Stock and the trading volume to decline.

The resale of the Shares by the Selling Stockholders in the public market could adversely affect the market price of our Common Stock.

We are registering for resale 22,602,658 shares of Common Stock. Sales of substantial amounts of our Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Stock. We cannot predict if and when the Selling Stockholders may sell such shares in the public market.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS FILING, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY ADVERSELY IMPACT THE COMPANY’S BUSINESS OPERATIONS AND THE VALUE OF THE COMPANY’S SECURITIES.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders pursuant to this Resale Prospectus. The Selling Stockholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

SELLING STOCKHOLDERS

The following table sets forth the names of the Selling Stockholders, the number of Shares owned by each Selling Stockholder immediately prior to the date of this Resale Prospectus and the number of shares to be offered by the selling shareholder pursuant to this Resale Prospectus. The table also provides information regarding the ownership of our Shares by the Selling Stockholders as adjusted to reflect the assumed sale of all of the Shares offered under this Resale Prospectus.

Ownership is based on information furnished by the Selling Stockholders. Unless otherwise indicated and subject to community property laws where applicable, the Selling Stockholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by him or her.

None of the Selling Stockholders has had any position, office or other material relationship within past three years with the Company. None of the Selling Stockholder is a broker dealer or an affiliate of a broker dealer. None of the Selling Stockholders has an agreement or understanding to distribute any of the shares being registered. Each Selling Stockholder may offer for sale from time to time any or all of the shares, subject to the agreements described in the “Plan of Distribution.” The table below assumes that the Selling Stockholders will sell all of the shares offered for sale hereby:

Name of Selling Shareholder	Ordinary Shares Owned Prior to Offering	Maximum Number of Ordinary Shares to be Sold	Number of Ordinary Shares Owned after Offering(1)	Percentage Ownership After Offering (%)
Enkrateia Holding Ltd.	4,750,000	4,750,000	—	0%
Anastasia Trust	3,500,000	3,500,000	—	0%
1392087 BC Ltd.	3,481,250	3,481,250	—	0%
Branstar Holdings Inc	1,666,666	1,666,666	—	0%
Grosburg Finance LTD.	1,500,000	1,500,000	—	0%
Velia Invest Ltd.	1,500,000	1,500,000	—	0%
The Governance Box Inc.	1,125,000	1,125,000	—	0%
Emrex Marketing Corp.	1,000,000	1,000,000	—	0%
Leafbright Investments Corp.	1,000,000	1,000,000	—	0%
Golden Rhino Holdings Corp.	400,000	400,000	—	0%
Zawla Tech Ltd.	300,000	300,000	—	0%
Samuele Conti	256,000	256,000	—	0%
Marco Coletta	245,000	245,000	—	0%
Conti Maurizio	215,495	215,495	—	0%
Carlo Colella	166,643	166,643	—	0%
Suneel Anant Sawant	150,000	150,000	—	0%
Marchiaro Mauro	150,000	150,000	—	0%
Longobarda Iberica SL	113,966	113,966	—	0%
Federica Maria Boni	100,000	100,000	—	0%
Caruso Private Foundation	100,000	100,000	—	0%
Valentini Antonio	100,000	100,000	—	0%
Renato Santoro	62,448	62,448	—	0%
Daniela Molteni	59,000	59,000	—	0%
Roberto Giuseppe Zagnoni	50,000	50,000	—	0%
Michele Collini	50,000	50,000	—	0%
Acquifin Inc	48,334	48,334	—	0%
Michael Hamaoui	45,000	45,000	—	0%
Sigmatre Lab Srl	40,313	40,313	—	0%
Aru Fabio	40,000	40,000	—	0%
Angelo Fumagalli	40,000	40,000	—	0%
Conti Attilio	36,848	36,848	—	0%

Name of Selling Shareholder	Ordinary Shares Owned Prior to Offering	Maximum Number of Ordinary Shares to be Sold	Number of Ordinary Shares Owned after Offering(1)	Percentage Ownership After Offering (%)
Gianfranco Padovani	36,000	36,000	—	0%
Stefano Martelli	35,000	35,000	—	0%
Francesca Martignoni	34,000	34,000	—	0%
Benedetto Saverio Colella	30,000	30,000	—	0%
Molteni Donatella	27,743	27,743	—	0%
Giuliano Ferrari	24,000	24,000	—	0%
Caravaggi Paola	20,000	20,000	—	0%
Alessandro Stradi	20,000	20,000	—	0%
Raoul Trevisi	15,000	15,000	—	0%
Giancarlo Del Vecchio	14,400	14,400	—	0%
Eleonora Perasole	12,552	12,552	—	0%
Carlini Giovanni	12,000	12,000	—	0%
Bergonzini Sergio	8,000	8,000	—	0%
Barbara Vidale	7,000	7,000	—	0%
Roberta Adami	6,000	6,000	—	0%
Lilliana Mariaelena Barazzetti	5,000	5,000	—	0%
Borri Ileana	4,000	4,000	—	0%

*	Less than 1.0% and greater than 0.0%
(1)	We do not know when or in what amounts the Selling Stockholders will offer the resale securities for sale, if at all. The Selling Stockholders may sell any or all of the Shares included in and offered by this Resale Prospectus. We cannot estimate the number of Shares that will be held by the Selling Stockholders in the event the Selling Stockholders elect to sell their Shares, if any. However, for purposes of this table, we have assumed that all of the Shares will have been sold by the Selling Stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

All references in this management’s discussion and analysis of financial condition and results of operations, or MD&A, to the “Company”, “Ealixir”, “we”, “us”, or “our” refer to Ealixir Inc. and Subsidiaries., unless otherwise indicated or the context requires otherwise. The following MD&A is prepared using the audited consolidated financial statements for the year ended December 31, 2025 and 2024, which have been prepared by management in accordance with United States generally accepted accounting principles (“U.S. GAAP”) as issued by the Financial Accounting Standards Board (“FASB”). Audited financial statements and related footnotes can be found elsewhere in this Prospectus.

Overview

Ealixir is an internet technology company specializing in online reputation management services, which we refer to as ORM. The heart of our operational philosophy is our belief that our clients, both individual and corporate, should have the “right to be forgotten”. We support a more professional and accurate Internet whereby content publishers or providers regulate the use of people’s information by third parties, especially in the context of preventing or limiting third parties’ abilities from doxing (referring to the unauthorized release of personal identifying information) or engaging in libelous, slandering or any other similar malicious dissemination of (mis)communication.

Ealixir uses its advanced technological platform to provide ORM services and digital privacy solutions to individuals, professional organizations, and small, medium businesses, or “SMBs”. By providing our clients with an ability to control, remove and edit information posted and available on the Internet, individuals, professional organizations, and SMBs can choose what lawful and verified content about them that will appear on websites and search engines. Our extensive removal experience and proprietary removal technology, allows us we believe to offer one of the best services available in the content removal industry.

Ealixir offers its individual and corporate clients a full suite of ORM solutions. Our primary service offering is Ealixir Removal, the removal of negative content and online spurious content. To complement Ealixir Removal service, we offer ancillary services to both remove such content and also promote our clients’ positive online reputation and improve search results. Our ancillary services include: WEBiD, Ealixir Story, NewsDelete, Ealixir Analytics, Ealixir Event Launch, Monitoring, RepuTrust, Ealixir Editions and Crisis Management:

●	Ealixir Removal — Our primary service, which aims to protect the online reputation of clients (individuals or corporations) utilizing the Company’s innovative technological platform to achieve the removal, de-indexation or the anonymization of negative or unwanted information

●	WEBiD — a detailed report covering the past ten years of online content, including media presence, mentions, news, images, social media posts, blogs and forums relating to individuals, brands and companies. Based on such report, the client receives an immediate and accurate portrait of the dominant “sentiment” which is associated with the specific content — whether positive, neutral or negative. We uncover harmful information; we geo-localize online conversations related to the subject and analyze their demographic composition. At the end of this, we then prepare a report which summarizes the strengths and weaknesses, which is delivered to the customer’s home or headquarters.

●	Ealixir Story — Through this service, we aim to assist our clients in developing and spreading on the Internet a new or revived story about themselves. Frequently following the completion of our Ealixir Removal work, the need to replace the content which was removed with new and positive content becomes apparent. We thus offer our customers a customized editorial plan, with the aim of developing a new “story” through a number of articles and features to be published by several online news outlets.

●	NewsDelete — This service caters to customers concerned about their reputation in financial affairs, as it is portrayed by privately-managed databases. If certain conditions are met, we are able to obtain the removal of a client’s name from the database or the update of information that is incorrect or obsolete.

●	Ealixir Analytics collects real-time big data about states, institutions, political parties, candidates and personalities. Through the web listening platform, we are able to monitor millions of online sources and, with the use of algorithms in-house developed. We are able to cross-reference words and sentences in order to identify trends in public audience reading in order to propose contents and information of interest. Through a detailed analysis of sentiment related to specific targets, we identify strategic and business opportunities in target countries and propose communication plans of effectiveness.

●	Ealixir Event Launch gives companies the unique opportunity to promote their event on an international scale, providing visibility in online periodicals in multiple countries around the world. It works with accredited journalists and PR experts who will develop the most effective editorial plan to promote an event (e.g., the launch of a new product, an important anniversary or the grand opening of a new office) and draft articles and press releases for distribution in the target countries in authoritative periodicals.

●	Monitoring is offered as a subscription service, where we provide continuous monitoring of the client’s online presence for a duration of one year. The primary objective is to identify and address potential threats to personal and professional reputation. This service is available in bundles, which also includes the removal of certain negative links detected during the subscription period, with the extent of removal based on the package size chosen by the client.

●	RepuTrust is our AI-powered digital identity platform currently under development and we expect to offer new and existing client the services by the second half of the fiscal year ended in December 31, 2026. This service is designed to offer an individual or business an immediate and broad overview of such person’s or company’s web reputation. RepuTrust uses advanced data analysis and AI-driven sentiment evaluation for our client, and we then assign a score from 1 to 100 (where a higher number denotes a more positive sentiment).

●	Ealixir Editions is our editorial offering designed to help individuals and professionals strengthen digital identity through authorship, structured digital presence, and integrated communication. Ealixir Editions delivers a complete authorship ecosystem that may include up to two original books, a personal website, and an integrated media and SEO strategy intended to strengthen a client’s long-term visibility and credibility.

●	Crisis Management is our structured advisory offering designed to support executives, public figures, and organizations as they navigate high-impact and time-sensitive events. Ealixir’s crisis management service is intended to support a range of high-impact scenarios, such as viral incidents or rapidly spreading digital narratives, public allegations or controversy, coordinated online criticism or digital harassment campaigns, and resurfacing content that gains renewed attention.

Revenues

We derive our revenues from online reputation management services, which we refer to as ORM. Our products and services fall into two principal categories: (a) Ealixir Removal, which is the removal of negative content and online spurious content; and (b) other ancillary services.

The following factors affect the revenues we derive from our operations.

Maintain our competitive advantages

Based on our strength in research and development, we believe we can consolidate our market leadership position by continuing to innovate, both in technical tools and the quality of services offered. On one hand, it is noted that the applications under development, which are totally innovative for the market, will enable the potential users to use the services offered very straightforwardly, delivering an unprecedented potential for growth in market contacts. We focus on the needs of the market and provide our customers with personalized and customized products. We have formed our own unique and competitive advantages. However, the market conditions and consumer preferences change rapidly. If we fail to maintain our reputation and competitiveness, customers demand for our products could decline.

Competition

The market of online reputation management services is very competitive. The number, size and strength of our competitors vary by continent and country. Our competitors also compete based on a number of factors, including speed of service, value, name recognition, and customer service. Our industry is often affected by changes in national, regional or local economic conditions; currency fluctuations; demographic trends; traffic patterns; and disposable purchasing power. Our business concept is expected to compete with international, national, and regional companies, some of whom may be larger or have significantly greater financial resources than we currently have available.

We compete with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies who may have greater financial resources and larger customer bases than we have. As a result, these competitors may be able to identify and adapt to changes in consumer preferences more quickly than us due to their resources and scale. They may also be more successful in marketing and selling their products, better able to increase prices to reflect cost pressures and better able to increase their promotional activity, which may impact us and the entire ORM industry. In order to mitigate the pricing pressure, we have to differentiate ourselves from our competitors based on the value we bring to our customers through the quality and variety of our products and services. If we fail to attract and retain customers in our target markets for our current and future products, we will be unable to maintain or increase our revenues and market share.

Loss of key personnel

Our rapid growth in revenue was derived from our competitive advantages in our products. We rely heavily on the expertise and leadership of our senior management to maintain our core competence. The loss of the service of any of our key personnel could adversely affect our business, especially Ms. Ramondetti, our director, CEO and Secretary. We have obtained non-compete agreements and confidentiality agreements from our scientist and technique employees in our research and development departments.

Macro-economic conditions

Our business, financial condition and results of operations may be materially adversely affected by a challenging economic climate, including adverse changes in interest rates, volatile commodity markets and inflation, contraction in the availability of credit in the market and reductions in consumer spending. A macroeconomic downturn, which decreases the disposal personal income and reduces the need for software and malware goods, may contribute to decreased sales of our online reputational management products and services.

Historical Financial Performance — For the year ended December 31, 2025 compared to the year ended December 31, 2024.

The following table sets forth certain selected condensed statement of operations data for the periods indicated in dollars. In addition, we note that the period-to-period comparison may not be indicative of future performance.

	For the Years Ended December 31,
	2025	2024
Revenue
Removal services	$3,179,802	$2,688,383
Ancillary services	402,891	668,388
Total revenue	3,582,693	3,356,771

Cost of sales	745,960	1,046,188
Total cost of sales	745,960	1,046,188
Gross profit	2,836,733	2,310,583

Operating expenses
General and administrative expenses	1,555,511	1,687,649
Personnel – gross	1,041,838	1,025,527
Total operating expenses	2,597,349	2,713,176
Operating profit/(loss)	239,384	(402,593)

	For the years ended
	December 31,
	2025	2024
Other income (expenses)
Gain (loss) on disposition - assets	(17,077)	2,406
Gain on termination of lease	13,190	-
Gain (loss) on foreign exchange	(93,246)	40,878
Gain on forgiveness of debt	26,651	145,674
Interest expense	(25,356)	(18,312)
Total other income/(expense)	(95,838)	170,646

Income (Loss) before income tax	143,546	(231,947)
Provision for income taxes	(41,864)	(32,868)
Net income/(loss)	$101,682	$(264,815)

Other comprehensive income (loss), net of tax
Foreign exchange gain (loss)	(19,218)	2,530
Comprehensive income/(loss)	82,464	(262,285)

Net income/(loss) per common share
Basic and diluted net income/(loss) per common share	$0.00	$(0.00)
Basic and diluted weighted average nr. of common shares outstanding	60,121,796	60,282,036

Revenues

Revenues were $3,582,693 for the year ended December 31, 2025, as compared to $3,356,771 for the year 2024, an increase of approximately $225,922 or 6.7%. The increase comes after a decrease in 2024; notwithstanding a year affected by negative macroeconomic and geopolitical conditions, including the ongoing conflict in Ukraine, the conflict in Israel and Gaza, and uncertainty surrounding the 2024 U.S. presidential election, our clients begun to utilize services again and driven also by our believe the growing importance of Web reputation and by its effects on business at an international level.

Costs and Expenses

We primarily incur the following costs and expenses:

Costs of sales

Our direct cost of sales encompasses commissions paid to commercial intermediaries who assist with facilitating the growth of our consumer network; such fees are agreed upon with the intermediaries for acquiring new customers through intermediary contracts. Historically, we have applied these fees at a rate of 15% to 25% of the total contract value. However, beginning from 2024, in order to simplify our billing process, we have set a standard intermediary fee of 15% effective beginning in the first quarter of 2024 and for all future periods we have standardized all commission to 15%. The commissions are disbursed to the intermediary only after we have collected the payment from the client, are recorded as incurred, resulting in a neutral impact on our cash-flow.

Overhead expenses

Our overhead expenses are ongoing operating expenses that are not directly attributable to sales nor services are not directly tied to specific revenue streams.

The trends and uncertainties our cost of sales categories is expected to be in (1) labor costs, as changes in labor costs, including wages, benefits, and workforce availability, can affect the cost of sales and factors such lost of key personnel and change in labor market conditions may contribute to cost variability; (2) technology and automation, our investment in information technology and automation in order to achieve cost savings through increased productivity and reduced labor costs but uncertainties related to the implementation of new AI and software integrations may impact the cost of sales; (3) regulatory compliance, changes in regulatory requirements in the countries where we operate can influence the cost of sales where compliances cost, including regulatory fees, permits, inspections, and remediation efforts, may add further burden to the overall cost structure; (4) market competition, intense competition in our industry may exert pressure on pricing and margins, affecting the cost of sales and competitive pricing strategies, discounting practices, and market share dynamics can impact profitability and cost competitiveness; (5) currency exchange rates, fluctuations in currency exchange rates can affect the value of some contracts, especially because we operate in multiple geographic regions and currency risk management strategies may be necessary to mitigate the impact of exchange rate volatility; and (6) economic conditions, given that our services are not deemed critical, macroeconomic factors such as GDP growth, inflation, interest rates, and consumer confidence levels can influence overall business conditions and, therefore, can affect the interest for our services, and, subsequently, impacting the cost of sales.

We are actively monitoring these material trends in order to minimize the relevant uncertainties and the risks associated with such trends. We expect to provide scenario planning and an agility in adjusting its operational strategies and cost management practices to increase competitiveness and profitability.

We are contractually committed with its customer for providing the services promised in the relevant agreements. The commitments to suppliers are reported into the relevant agreements. Currently, our personnel are operating at an average utility-rate of 75-80%. Therefore, considering our anticipated new sales contracts, we estimate that we have internal labor capacity for an additional $2 million in revenue before we anticipate to hire new personnel.

As of the date of the Resale Prospectus, we have the following contractual commitments for services to our founder, Enea Angelo Trevisan:

●	Business Development Agreement, dated January 1, 2025, which provides a fee of 15% of the gross amount for each new sale contract introduced by Mr. Trevisan to the Company. Such agreement has a term of one year and is tacitly renewed without notice from each party.

●	Employment Agreement entered by our subsidiary Ealixir Hispania SL and Mr. Trevisan dated February 1, 2024. Ealixir SL shall provide a monthly net salary of 4,000 euros (approximately USD 4,600) to Mr. Trevisan. Such agreement shall continue indefinitely unless terminated by either party.

Selling, general and administrative expenses

Selling, general and administrative expenses consist primarily of compensation expense for our corporate staff in supporting departments, research and development expense, communication costs, welfare expenses, education expenses, professional fees (including consulting, audit and legal fees), travel and business hospitality expenses. We anticipate that our administrative expenses, particularly those related to support personnel costs, professional fees, as well as Sarbanes-Oxley compliance, will increase when we are a senior exchange listed company in the United States.

We acknowledge the significant trends and uncertainties surrounding the substantial increase in general and administrative expenses, primarily driven by heightened operational costs associated with our transition into a publicly traded company. Operating within the regulatory framework of the Securities and Exchange Commission and national securities exchanges necessitates increased expenditures in legal, audit, insurance, investor relations, and other professional services. These expenses are expected to escalate in absolute dollars as we expand our operations and comply with the stringent rules and regulations applicable to publicly listed entities (SOX 404 Compliance). Additionally, as part of our commitment to transparency and stakeholder engagement, we anticipate elevated expenses related to investor relations efforts.

While we expect these expenses to increase in absolute dollars, we also anticipate a moderate decline in their percentage relative to revenue over time, contingent upon the growth of our revenue streams. This reflects our strategic focus on optimizing operational efficiency and cost management as we scale our business. However, it is important to note that short-term fluctuations may occur, particularly as we navigate through the initial public offering process and adapt to the heightened compliance requirements associated with being a public company. These fluctuations may result from increased costs related to professional services, insurance coverage, and the expansion of specific departments, such as accounting, internal audit, and investor relations, to accommodate our growing operational and compliance needs. Therefore, investors should be aware of these factors when evaluating our financial performance and prospects, as they may have a material impact on our net sales, revenues, and income from continuing operations in the foreseeable future.

Income tax expense

We account for income taxes under the provisions of SubTopic 740-10 of the FASB Accounting Standards Codification, which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns.

The following factors affect our cost of revenues and expense:

Price fluctuation and foreign exchange of ORM services

Our industry is often affected by changes in national, regional or local economic conditions; currency fluctuations; demographic trends; traffic patterns; and disposable purchasing power. Additionally, we operate in several geographical locations and as such are exposed to three types of foreign exchange risk: transaction risk, translation risk, and economic risk. Although currency markets are stable, we could be impacted by inflation, interest rate fluctuation and recession in coming years.

Prevailing salary levels

Our cost of revenues is impacted by prevailing salary levels. Although we have not been subject to significant wage inflation in the United States, a significant increase in the market rate for wages could harm our operating results and our operating margin. Our ability to attract, retain, and expand our senior management and our professional and technical staff is an important factor in determining our future success. The market for qualified IT professionals is competitive. From time to time, it may be difficult to attract and retain qualified individuals with the required expertise at a fair wage. An increase in the compensation of our scientists and researchers may increase our operating cost.

Critical Accounting Policies

Our discussion and analysis of our consolidated financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of financial statements requires management to make estimates and disclosures on the date of the financial statements. On an on-going basis, we evaluate our estimates including, but not limited to, those related to revenue recognition. We use authoritative pronouncements, historical experience and other assumptions as the basis for making judgments. Actual results could differ from those estimates. We believe that the following critical accounting policies affect our more significant judgments and estimates in the preparation of our consolidated financial statements.

Revenue Recognition — On May 28, 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“Topic 606”), to update the financial reporting requirements for revenue recognition. Topic 606 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The guidance is based on the principle that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to fulfill a contract. This guidance became effective for the Company beginning on January 1, 2018, and entities have the option of using either a full retrospective or a modified retrospective approach for the adoption of the new standard. We adopted this standard using the modified retrospective approach on January 1, 2018.

In preparation for adoption of the standard, we evaluated each of the five steps in Topic 606, which are as follows: (1) Identify the contract with the customer; (2) Identify the performance obligations in the contract; (3) Determine the transaction price; (4) Allocate the transaction price to the performance obligations; and (5) Recognize revenue when (or as) performance obligations are satisfied.

Reported revenue was not affected materially in any period due to the adoption of ASC Topic 606 because: (1) the Company expects to identify similar performance obligations under Topic 606 as compared with deliverables and separate units of account previously identified; (2) we have determined the transaction price to be consistent; and (3) we record revenue at the same point in time, upon delivery of services, under Topic 606, as applicable under the terms of the contract with the customer. Additionally, we did not incur any additional charge to obtain a contract in any period due to the adoption of Topic 606.

There are also certain considerations related to accounting policies, business processes and internal control over financial reporting that are associated with implementing Topic 606. We have evaluated its policies, processes, and control framework for revenue recognition, and identified and implemented the changes needed in response to the new guidance.

Lastly, disclosure requirements under the new guidance in Topic 606 have been significantly expanded in comparison to the disclosure requirements under the previous guidance, including disclosures related to disaggregation of revenue into appropriate categories, performance obligations, the judgments made in revenue recognition determinations, adjustments to revenue which relate to activities from previous quarters or years, any significant reversals of revenue, and costs to obtain or fulfill contract.

We generate revenue from service contracts with certain customers. For its removal services, we identified the analysis and identification of the negative and spurious content to be removed as one of the performance obligations in the removal services contract. We complete this analysis prior to contracting with its customers for the actual removal of content. We allocate 50% of the total contract price to the preliminary analysis and a price for the removal of each link or deindexation performed. We recognize revenue for the analysis portion of the contract upon completion of the analysis as a customer has received standalone value for the identification of the negative or spurious content. For its complementary services, pricing is established between the Company and its customer based on our standard pricing for such services. Revenue is recognized for the ancillary services at the point in time that the Company completes the service.

Allowance for Doubtful Accounts

We are required to make judgments as to the realizability of our accounts receivable. We make these assessments based on the following factors: (a) historical experience, (b) customer concentrations, (c) customer credit worthiness, (d) current economic conditions, and (e) changes in customer payment terms.

Accounting for Stock Based Compensation

Stock based compensation cost is measured at the grant date fair value of the award and is recognized as expense over the requisite service period. We use the Black-Sholes option-pricing model to determine fair value of the awards, which involves certain subjective assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them (“expected term”), the estimated volatility of our Common Stock price over the expected term (“volatility”) and the number of options for which vesting requirements will not be completed (“forfeitures”). Changes in the subjective assumptions can materially affect estimates of fair value stock-based compensation, and the related amount recognized on the consolidated statements of operations.

Our stock is thinly traded on the OTC Pink market, as such we believe that the stock price as quoted on the OTC pink does not represent the fair value of our stock. To more accurately determine the fair value, we engaged an independent consultant to perform a fair value analysis of our enterprise and equity instruments as of June 30, 2023, March 31, September 30 and December 31, 2022 utilizing the method as defined in Statement of Financial Accounting Standard No. 820 – 10 – 35 – 37, as defined by FASB in ASC 820. The enterprise value was estimated using a mix of methods properly weighted (Discounted Cash Flow, EV to Revenue Multiple, EV to EBITDA Multiple, Recent Transaction and Market Cap). The conclusion was that the enterprise Common Stock fair value was $1.81 as of June, 2023, $2.44 as of December 2022, $2.57 as of September 2022 and $2.39 as of March 2022.

Plan of Operation

We intend to hire several new sales and sales support individuals to help generate additional revenue through the use of the Ealixir Removal platform. Our sales team will focus on law firms, financial services and advertising agencies to help increase both supply and demand across the Ealixir Removal platform. The Ealixir Removal platform creates three revenue streams for us. The first is licensing the Ealixir Removal platform as a white-label product for use by law firms. Under the white-label scenario, the user licenses the technology and is responsible for running its own business operations and is billed a percentage of volume run through the platform. The second revenue stream is a managed services model in which the user is billed a higher percentage of revenue run through the platform, but all services are managed by the Ealixir/Ealixir Removal team. The third revenue model is a seat model, where the user is billed a percentage of revenue run through the platform and business operations are shared between the user and the Ealixir/Ealixir Removal team. The goal of the sales team is to inform potential users of the benefits in efficiency and effectiveness of utilizing the end-to-end, fully integrated ORM platform created by Ealixir Removal.

Results of Operations for the quarters ended March 31, 2026 and 2025 and for the years ended December 31, 2025 and 2024

Revenues and Cost of Sales for the years ended December 31, 2025 and 2024

	2025	2024	$ Change
Revenue
Removal services	$3,179,802	$2,688,383	$491,419
Ancillary services	402,891	668,388	(265,497)
Total revenue	3,582,693	3,356,771	225,922

Cost of sales	745,960	1,046,188	(300,228)
Total cost of sales	745,960	1,046,188	(300,228)
Gross profit	2,836,733	2,310,583	526,150

Total revenue increased by $225,922 for the year ended December 31, 2025 compared to 2024. Revenue is further broken down into removal services, which is the revenue generated from our primary product, Ealixir Removal and Newsdelete, and ancillary services which support the revenue stream from removal services. Notwithstanding a year affected by negative macroeconomic and geopolitical conditions, including the ongoing conflict in Ukraine, the conflict in Israel and Gaza, and uncertainty surrounding the 2024 U.S. presidential election, our clients begun to utilize our services again driven also by our belief on the growing importance of Web reputation and by its effects on business at an international level.

The aggregate costs of sales for the years ending December 31, 2025 and December 31, 2024 were $745,960 and $1,046,188, respectively, showing a $300,228 decrease, or 28.7%. The decrease in the cost of sales for the year ended December 31, 2025 as compared to 2024 is due to the decrease of commissions and to the decrease of other costs.

Gross profit increased by $526,120 for the year ended December 31, 2025 compared to 2024. This increase is attributable to the increase of revenues and to the decrease in our cost of sales.

In terms of contractual commitments with our founder and former Chief Executive Officer Enea Angelo Trevisan, the below table shows the costs of sales comparison for intermediary fees incurred by the Company for the years ended December 31, 2025 and 2024 either from Mr. Trevisan or third-parties.

Cost of sales:	2025	2024	$ Change
Enea Angelo Trevisan (Founder)	$113,651	$113,651	$(66,069)
Independent intermediaries	$173,000	$173,000	$(82,594)
Total	$286,651	$286,651	$(148,663)

Revenues and Cost of Sales for the first quarter ended March 31, 2026 and 2025

	For the three months Ended March 31,		$
	2026	2025	Change
Revenue
Removal services	$710,522	$650,684	$59,838
Ancillary services	166,142	104,434	61,708
Total revenue	876,664	755,118	121,546

Cost of sales	183,629	159,860	23,769
Total cost of sales	183,629	159,860	23,769
Gross profit	693,035	595,258	97,777

Revenues were $876,664 in the first quarter of 2026, as compared to $755,118 for the first quarter of 2025, or an increase of 16.1%. The increase is due to our core services for $59,838 coming from new contracts signed in the quarter and to our ancillary services for $61,708, with the increase in Ancillary services attributable to our new “Ealixir Editions” service.

Cost of sales was $183,629 in the first quarter of 2026, as compared to $155,882 in the first quarter of 2025, or an increase of 17.8%. The increase is related to the increase in revenue.

Cost of sales primarily includes commission expenses for sales personnel, commission fees paid to commercial intermediaries, and other indirect costs associated with the production and delivery of our services. The decrease was attributable to lower commission expense due to the refinements made during the year to commission structures and sales processes to better align costs with revenue generation.

Gross profit was $693,035 for the first quarter of 2026, as compared to a $595,258 in the same period of 2025, or an increase of 15.7%, comparable with increase of revenue.

In terms of contractual commitments with our founder and former Chief Executive Officer Enea Angelo Trevisan, the below table shows the costs of sales comparison for intermediary fees incurred by the Company for first quarter of 2026 and 2025, either from Mr. Trevisan or third-parties.

	For the three months Ended March 31,		$
Cost of sales:	2026	2025	Change
Enea Angelo Trevisan (Founder)	$49,240	$24,757	$24,483
Independent intermediaries	$28,132	$20,086	$8,046
Total	$77,372	$44,843	$32,529

Operating expenses for the financial years ended December 31, 2025 and 2024

	2025	2024	$ Change
Operating expenses
General and administrative expenses	1,555,511	1,687,649	(132,138)
Personnel – gross	1,041,838	1,025,527	16,311
Total operating expenses	2,597,349	2,713,176	(115,827)
Operating profit/(loss)	239,384	(402,593)	641,977

Other income (expenses)
Gain (loss) on disposition – assets	(17,077)	2,406	(19,483)
Gain on termination of lease	13,190	—	13,190
Gain (loss) on foreign exchange	(93,246)	40,878	(134,124)
Gain on forgiveness of debt	26,651	145,674	(119,023)
Interest expense	(25,356)	(18,312)	(7,044)
Total other income/(expense)	(95,838)	170,646	(266,484)

Operating expenses are made up of general and administrative expenses as well as personnel expenses. General and administrative expenses for the years ended December 31, 2025 and 2024 totaled $1,555,511 and $1,687,649, marking a decrease of $132,138 or 8.0%. Our general and administrative expenses consist primarily of professional services such as accounting, audit and legal fees incurred in the ordinary course of business and advertising expenses.

Personnel expenses for the years ended December 31, 2025 and 2024 totaled $1,041,838 and $1,025,527, with an increase of $16,311 or 1.6%. Total operating expenses of year 2025 amount to $2,597,349, representing a decrease of $115,827 or 4.5%.

Operating expenses for the first quarter ended March 31, 2026 and 2025

	For the three months Ended
	March 31,		$
	2026	2025	Change
Operating expenses
General and administrative expenses	630,589	518,164	112,425
Advertising and marketing expenses	6,660	294	6,366
Total operating expenses	637,249	518,458	118,791
Operating profit/(loss)	55,786	80,778	(24,992)

Other income (expenses)
Gain (loss) on disposition - assets	-	(17,111)	17,111
Gain on termination of lease	-	13,190	(13,190)
Gain (loss) on foreign exchange	(15,586)	(24,359)	8,773
Interest expense	(8,828)	(4,407)	(4,421)
Total other income/(expense)	(24,414)	(32,687)	8,273

General and administrative expenses for the first quarter of 2026 and 2025 totaled $630,589 and $518,164, representing an increase of $118,791 or 21.7%. The increase in our general and administrative expenses is due to the increase of professional services, in particular expenses related to the development of new software.

Personnel expenses for the first quarter of 2026 and 2025 totals $215,827 and $207,379, with an increase of $8,448 or 4.1%. Total operating expenses of the first quarter of 2026 amount to $637,249, marking an increase of $118,791 or 22.9%.

Income (expense)

Other income (expense) increased by $266,484 in the year ended December 31, 2025; we incurred in other expenses net for $95,838, compared to other income net for $170,646 in the year ended December 31, 2024. The difference is due to the negative effect of foreign exchange rates ($134,124) and to lower a gain on forgiveness of debt ($119,023).

For the first quarter of 2026, other expenses net decreased by $8,273. We incurred in other expenses net for $24,414, compared to $32,687 in the same period of 2025. The difference is mainly due to lower losses on foreign exchange rates for $8,773.

Liquidity and Capital Resources

Our principal liquidity requirements are for working capital to fund our operating expenditures. We fund our liquidity requirements primarily through cash on hand, cash flows from operations, and equity placements, as well as on-demand financing from the primary stockholder. Ealixir Privacy Services Ltd was incorporated in Ireland, which was merged into Ealixir, Inc. in May 2020. We commenced operations in 2018 and was initially funded by Enea Angelo Trevisan, our founder, who has funding demand loans to our Company that are being regularly repaid. Since 2020, we have relied on equity financing from outside investors to supplement our cash flow from operations and expect this trend to continue in 2026, while the cash flow from our marketing operations is expected to become more substantial by the end of 2026.

	For the Year Ended December 31,
	2025	2024
Net cash provided by (used in) operating activities	(425,511)	203,136
Net cash used in investing activities	(5,334)	(10,142)
Net cash provided by (used in) financing activities	461,734	(146,962)
Effect of foreign exchange rates on cash	(19,218)	2,530
Net increase/(decrease) in cash	$11,671	$48,562

	For the three months Ended March 31,
	2026	2025
Net cash used in operating activities	(203,412)	(70,861)
Net cash (used in) provided by investing activities	(964)	17,111
Net cash provided by (used in) financing activities	182,902	(23,806)
Effect of foreign exchange rates on cash	(7,353)	1,505
Net increase/(decrease) in cash	$(28,827)	$(76,051)

Cash Flows from Operating Activities

Cash used in operating activities was $425,511 for the year ended December 31, 2025, which consisted of a net income of $101,682, offset by a net change of $527,193 in our operating assets and liabilities. Negative changes in cash flows related to operating assets and liabilities primarily consisted of an increase in accounts receivable of $1,082,767, partially offset by an increase in accounts payable of $283,442 and deferred revenue of $166,561.

Cash provided by operating activities was $203,136 for the year ended December 31, 2024, which consisted of a net loss of $264,815, offset by a net change of $467,951 in our operating assets and liabilities. Additive changes in cash flows related to operating assets and liabilities primarily consisted of an increase in accounts payable and accrued expenses in the amount of $104,746, a decrease in deferred revenue of $171,404 and a decrease in accounts receivable of $597,884.

Cash used in operating activities was $203,412 for the first quarter of 2026, which consisted of a net income of $31,372, offset by a net change of $234,784 in our operating assets and liabilities. Negative changes in cash flows related to operating assets and liabilities primarily consisted of an increase in accounts receivable of $765,059 and in prepaid expenses and other current assets of $ 148,813, partially offset by an increase in accounts payable of $129,340 and deferred revenue of $444,571.

Cash used in operating activities was $70,861 for the first of 2025, which consisted of a net income of $48,091, offset by a net change of $118,952 in our operating assets and liabilities. Additive changes in cash flows related to operating assets and liabilities primarily consisted of an increase in accounts payable and accrued expenses in the amount of $121,166, a decrease in deferred revenue of $135,266 and a decrease in accounts receivable of $87,891.

Cash Flows from Investing Activities

Cash used in investing activities were $5,334 and $10,142 for the year ended December 31, 2025 and 2024, which consisted of purchases of property and equipment.

Cash used in investing activities was $964 in the first quarter of 2026, while cash provided by investing activities in the same period of 2025 was $17,111 as a result of a disposal of property and equipment.

Cash Flows from Financing Activities

Cash provided by financing activities was $461,734 for the year ended December 31, 2025, which consisted primarily of an increase in stockholder loans, as compared to $146,962 for the year ended December 31, 2024, which consisted primarily of repayment of shareholder loan.

In the first quarter of 2026, cash provided by financial activities was $182,902 and was generated by an increase in stockholder loan, as compared to cash used in financial activities of $23,806 for the same period in 2025 as a result of a decrease in outstanding stockholder loans.

Management acknowledges that the current cash position does not sufficiently support the business for a period longer than 12 months from financial statement issuance. As such, we believe that these conditions raise substantial doubt as to our ability to continue as a going concern for 12 months from the date the financial statements are issued. Management acknowledges that additional funding and an improvement in collections on outstanding accounts receivable will be necessary to extend the runway for future operations. As a result of this offering, we aim to seek additional funding through public and private financings, collaboration agreements and strategic alliances. There is no assurance of success in obtaining such additional financing on terms acceptable to us, if at all, and there is no assurance that we will be able to enter into collaborations or other arrangements. If we are unable to obtain additional funding and/or collect on outstanding receivables in a timely manner, it could force us to delay, reduce or eliminate some or all of our operating segments, general business expansion and product commercialization efforts. These potential delays, reductions and eliminations could adversely affect future business prospects, and the ability to continue operations.

Recent Financings

We have completed various other financing as described under the Notes to Consolidated Financial Statements.

Off-Balance Sheet Arrangements

As of December 31, 2025, we did not have any off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

BUSINESS

Overview

Ealixir is an internet technology company specializing in online reputation management services, which we refer to as ORM. The heart of our operational philosophy is our belief that our clients, both individual and corporate, should have the “right to be forgotten”. We support a more professional and accurate Internet whereby content publishers or providers regulate the use of people’s private information by third parties, especially in the context of having the right to remove information from doxing (referring to unauthorized release of personal identifying information), libel or slander or any other similar content with malicious intent. We believe our philosophy is underpinned in law in the European Union by Directive 95/46/EC of October 24, 1995, which regulates the processing of personal data within the European Union, as well as other regulations.

We strive to enhance the image, legacy and the web-reputation of our customers by creating positive links and original customized content, which is then disseminated online through a network of newspapers, agencies and websites with whom we work. We aim to achieve this goal by providing eight distinct but synergic services: Ealixir Removal, WEBiD, Ealixir Story, NewsDelete, Ealixir Analytics, Ealixir Event Launch, Monitoring, RepuTrust, Ealixir Editions and Crisis Management, each of which is explained below. Among our services, Ealixir Removal is our primary service and the others are our ancillary services.

We were incorporated in the State of Nevada on June 7, 2019 under the name Bull Run Capital Holdings, Inc. in order to participate in a holding company reorganization pursuant to the laws of the State of Nevada, which was completed on July 19, 2019. In this reorganization Flint Telecom Group, Inc., our predecessor company (the “Predecessor”) merged with and into its indirect wholly owned subsidiary, Flint Merger Group Sub Inc., with the Predecessor as the surviving corporation and becoming our wholly owned subsidiary. At that time we engaged in a reverse stock split whereby one share of Common Stock was issued in exchange for every 50 shares then outstanding. Concurrently with this, we cancelled all of the stock held in Flint Telecom Group, Inc. resulting in our becoming a stand-alone entity with no subsidiaries. Our Common Stock was traded on the OTC Pink Market under the symbol “BRCH”. On January 8, 2020, our stockholders adopted an amendment to our Articles of Incorporation, changing our name from “Bull Run Capital Holdings, Inc.” to “Budding Times, Inc.” As a result, our trading symbol was changed to “BRCH.”

On May 21, 2020, we engaged in a merger (the “2020 Merger”) with Ealixir Privacy Services, Ltd, Dublin, Ireland, whereby we issued an aggregate of 35,376,126 shares of our Common Stock (post reverse 1:50 stock split) to the stockholders of Ealixir, pro rata to their respective ownership prior to the 2020 Merger. As part of this transaction our stockholders approved a reverse stock split whereby one share of Common Stock was issued for every 25 shares outstanding and adopted an amendment to our Articles of Incorporation, changing our name to “Ealixir, Inc.”. The effective date of the reverse split was June 1, 2020. All references in this Prospectus to our issued and outstanding Common Stock is presented on a post reverse stock split basis unless otherwise indicated.

Pursuant to a Share Purchase Agreement, dated December 31, 2023, by and among Roya Bosch Junia (“Bosch”) and the Company, the Company had sold the entirety of the shares it held in Ealixir USA Inc. (“Ealixir USA”) to Bosch. In consideration of the entirety of the shares of Ealixir USA, Bosch paid the Company a sum of three thousand dollars. Bosch have also agreed to indemnify the Company against any third party claims, suits, actions, demands or judgement brought against Ealixir USA, including those brought by certain Ealixir USA debtors or creditors. The sale of Ealixir USA is the result of the continuous effort of the Company to streamline its processes which allows our management the best use of the available resources and reduce operating costs.

Pursuant to a Share Purchase Agreement, dated September 17, 2024, by and among Samuele Conti (“Conti”) and the Company, the Company had sold the entirety of the shares it held in ELAB Hispania S. L. (“ELAB Hispania”) to Conti. In consideration of the entirety of the shares of ELAB Hispania, Conti paid the Company a sum of one euro. Conti have also agreed to indemnify the Company against any third party claims, suits, actions, demands or judgement brought against ELAB Hispania, including those brought by certain ELAB Hispania debtors or creditors. The sale of ELAB Hispania is the result of the continuous effort of the Company to streamline its processes and reduce redundancies in the corporate structure, which allows our management the best use of the available resources and reduce operating costs.

Between August 3, 2020 through April 30, 2021 we undertook two offshore private offerings of our Common Stock wherein we sold an aggregate of 271,200 shares of our Common Stock for gross proceeds of $678,000 ($2.50 per share) to 22 investors.

Our Company

Ealixir, Inc. is an internet technology company specializing in online reputation management services, which we refer to as ORM. The heart of our operational philosophy is our belief that our clients, both individual and corporate, should have the “right to be forgotten.” We support a more professional and accurate Internet whereby content publishers or providers regulate the use of people’s private information by third parties, especially in the context of having to the right to remove information from doxing (referring to unauthorized release of personal identifying information), libel or slander or any other similar content with malicious intent.

Ealixir uses its advanced technological platform to provide ORM services and digital privacy solutions to individuals, professional organizations, and small, medium businesses, or “SMBs”. By providing our clients with an ability to control, remove and edit information posted and available on the Internet, individuals, professional organizations, and SMBs can choose what lawful and verified content about them that will appear on websites and search engines. Our extensive removal experience and proprietary removal technology, allows us we believe to offer one of the best services available in the content removal industry. Our objective is to provide protection for the reputation of our clients on websites and search engines by drafting and correcting inaccurate information, filtering harmful or negative information and misinformation from social engines, and by managing the online status of individuals, brands and companies. Furthermore, we aim to enhance the image, legacy and the web-reputation of our customers by creating positive links and original tailor-made content, which is then disseminated online through an extensive network of newspapers, agencies and websites with whom we work.

As a company we will continue to advocate our philosophy of the “right to be forgotten” helping individuals, SMBs and others fight back against outdated negative information and harmful spurious content online, and we strive at being subject matter professionals at what we do.

We have developed, and aim to continuously improve, proprietary technological tools to enhance the effectiveness of our services, including an algorithm capable of analyzing 90 million pieces of information in a tenth of a second so as to quickly monitor all sources of news related to the inquiries requested.

Our employees include computer science specialists, web analysists, and digital media or communication strategists, supported by a legal specialist specialized in privacy laws. We also maintain relationships with a data analysis search engine and data banks with whom we work on the deindexation of harmful and unwanted content and links.

Recent Developments

The hallmark of Ealixir has always been to maintain leadership in the market of online identity management, through continuous research in the IT field, in order to be able to provide trusted services to companies and individuals. Ealixir recently undertook investments in artificial intelligence technologies that will enable self-diagnostic mechanisms and simple applications to be downloaded onto client smartphones. We anticipate that by the fiscal year ended December 31, 2026, these applications will enable our clients to analyze their reputational content on the Internet in a quick and effective manner, at a competitive price. This process will enable Ealixir to evaluate and analyze large amounts of data points to ensure our marketing efforts are reaching intended audiences.

Artificial Intelligence

In pursuing the process of strengthening the IT architecture and to broaden its offer of services, the Company recently engaged in a strategic collaboration with an institute for development of artificial intelligence. The cooperation, driven by Ealixir in its inner features, will support several innovative applications and the deployment of new services; in this regard, it is worthy to mention the service ‘RepuTrust’, our latest offering in development which we expect to be available in the first half of the fiscal year ended December 31, 2026, which uses advanced data analysis and AI-driven sentiment evaluation for our client associated with the client and assigns a score from 1 to 100, where a higher number denotes a more positive sentiment.

Corporate events (“Ealixir Event Launch”).

The development of the application is also driven in-house, with limited support by external IT professionals. The application provides the client companies the unique opportunity to promote their event on an international scale, providing visibility in more than 1200 online periodicals in 30 countries around the world. In delivering the services, Ealixir works with accredited journalists and PR experts who will develop the most effective editorial plan to promote an event (e.g., the launch of a new product, an important anniversary, or the grand opening of a new office) and draft articles and press releases for distribution in the target countries in authoritative newspapers.

Contracts management

Ealixir considers the operational contract management software (the “Management Software”) to be of strategic importance; the Management Software was initially developed exclusively in-house. It is regularly updated, and new functions are continuously being developed in order to support the increasing complexity of customer relations, enabling the Company operations to keep not only effective, but ever more distinctive compared to its competitors.

These improvements, which take the form of operational adjustments and the implementation of new functions, although entrusted in the operational component to an external company, are always driven by the Company’s top managers, in order to ensure the committed confidentiality to our clients and the advisable protection of the Company’s know-how.

Change to Independent Registered Public Accounting Firm

On May 30, 2024, the Company dismissed BF Borgers CPA PC (“Borgers”) as the Company’s independent registered public accounting firm, as a result of Borgers no longer being able to audit the Company’s financial statements, pursuant to an order by the Securities and Exchange Commission against Borders (the “SEC Order”). Effective May 17, 2024, the Company retained RBSM LLP (“RBSM”) as its new independent registered public accounting firm. Also, pursuant to the requirements of the SEC Order, RBSM re-audited the Company’s financial statements for the fiscal year ended December 31, 2023, which financial statements are being filed as part of this Resale Prospectus.

Forgiveness of Company and Subsidiary Debt

On September 30, 2024, the Company and its subsidiary Ealixir Hispania S.L (“Ealixir Hispania”) entered into Deed of Debt Forgiveness (the “Deeds”) with each of Enea Angelo Trevisan and Longobarda Iberica S.L. (“Longobarda”). Under the Deeds, an aggregate of $604,451 and €221,009 outstanding indebtedness respectively owed by the Company and Ealixir Hispania to Mr. Trevisan and Longobarda for services provided to the Company and Ealixir Hispania is forgiven. Mr. Trevisan is the Founder and former President and Chairman of the Board of Director of the Company.

Material Terms of Agreements with Customers

For the provision of our services, the agreements we enter into with customers typically include the following key terms:

●	Scope of Services. Based on each customer’s specific requests, we provide services of (1) semantic analysis of the web, qualitative and quantitative research of the keywords associated with the name, verification of presence in the main black-lists worldwide and feasibility studies, (2) cancellation, anonymization, de-indexing, modification or downgrade in the page rank of contents in the links listed in the agreement, and/or (3) cancellation of certain name, as specified by the customer, from blacklists.

●	Performance Requirements. We guarantee the result of our services as requested by the customer in the agreement. For any object contents not cancelled, de-indexed, modified, or anonymized as explicitly requested in the agreement, the customer will be entitled to a refund for the amount proportional to such incomplete services.

●	Service Fees. We agree and set out in the service agreements the service fees and payment terms. The service fees are calculated based on the specific services requested by the customer. Normally, 50% of the total fees are due upon executing the agreement, another 25% of the fees should be paid within 30 days from the execution of the agreement, and the remaining 25% should be paid within 60 days from the execution of the agreement.

●	Term of Service. Our customer agreements typically specify a fixed term for the provision of services.

We assess our clients’ level of satisfaction by conducting interviews during the term of our agreement with a client, rating the level of clients’ expectations with respect to the progress of the service provided. All agreements with customers provide for 100% client satisfaction. If a client is not satisfied with our services, we undertake to compensate the client pursuant to certain terms of our standard form of agreement. If one or more of the links and/or content provided to us by the client is not canceled, de-indexed, modified or anonymized, the client is entitled to a refund for the amount proportional to the services not provided. As of the date of this Resale Prospectus, the Company had not had any client request a refund under the “Result Obligation” clause of the Company’s contracts. As such, this serves as a key performance indicator (“KPI”). This metric also underscores the Company’s consistency in meeting the client’s expectations as outlined in their agreements. This KPI is regularly reviewed by the Company to ensure that the desired results are consistently met, and it guides ongoing efforts to enhance service delivery and maintain client satisfaction levels.

In terms of customer metrics to monitor or evaluate key factors that affect the Company’s performance, the Company is committed to assessing client satisfaction through a comprehensive methodology, which includes a custom satisfaction survey that had been implemented in the beginning of January 2024. This survey had been delivered to clients via Google Forms and is designed to be completed within a brief three-minute timeframe. After the Company completes work on a client’s file, the Company will send an email to the client to participate in the survey. The survey comprises a combination of quantitative and qualitative questions, allowing clients to provide specific feedback on their experiences with the Company’s services. The central metric in this context is the “Client Satisfaction Rating,” which will be generated by analyzing the responses from the upcoming Google Forms survey. The survey results will yield a satisfaction rating ranging from 1 (indicating “Not at all satisfied”) to 5 (indicating “Extremely satisfied”).

The calculation process involves assigning numerical values to the various responses within this 1-5 range, thus quantifying the overall level of client satisfaction. Additionally, qualitative feedback collected from the survey is carefully reviewed to gain deeper insights into specific areas of excellence and potential areas for enhancement. The impending implementation of the Client Satisfaction Rating survey via Google Forms offers insights to both the Company and its investors. This metric provides visibility into client sentiment, offering a measure of the Company’s ability to meet client expectations. The survey’s quantitative and qualitative data contributes to assessing the quality of the Company’s services, client loyalty, and potential for repeat business. Investors can rely on this forthcoming metric to evaluate Company’s client-centric approach and its potential impact on long-term business growth. The Client Satisfaction Rating survey also plays a role in the Company’s strategies. The feedback collected through this survey enables the Company to make decisions regarding service enhancements, process improvements, and resource allocation. By actively engaging with client feedback, the Company can address any potential issues promptly, ensuring continuous improvement and heightened client satisfaction. As of December 31, 2025, the Company has received a median rating of 4.13 out of five with 5.0 as the mode.

By our choice and not by legal obligation, as a policy, we do not work with those who have been found guilty in the past of committing crimes related to drugs, terrorism, criminal organizations or violence against women or minors. Moreover, before working with any client, as a policy, we run background checks from a combination of compliance and know-your-client databases and ask for supporting legal documentation such as criminal records or certificate of pending charges from applicable jurisdictions. We have instituted certain controls and procedures to enforce this policy, including using internal technologies aimed at proper customer due diligence and compliance databases. These controls and procedures are activated at the moment of preliminary discussions with potentials clients and, therefore, prior to signing any contract or the start of any collaboration. Moreover, all of our clients have to accept a clause pursuant to our standard form agreement with clients that states the client has read and accepted the terms of our Code of Ethics and that in the event of a violation of the Code of Ethics, we have the right to renegotiate or terminate the agreements with the client. The Internet and its various platforms have we believe become a new media battlefield which can be used to destroy brand and reputation. Our purpose as a company is to provide protection against these unwarranted and often spurious attacks, through a technical approach to permanent content removal. We have witnessed the repercussions that negative online content can bring to both businesses and individuals and fight to give our clients back control over their online presence.

Our principal offices are located at 1395 Brickell Avenue, Suite 800, Miami FL 33131 and our phone number is 305-399-1130. Our website is www.ealixir.com.

Our Services

Ealixir offers its individual and corporate clients a full suite of ORM solutions. Our primary service offering is Ealixir Removal, the removal of negative content and online spurious content, To complement Ealixir Removal service, we offer ancillary products and services to both remove such content and also promote our clients’ positive online reputation and improve search results. Such ancillary services include: WEBiD, Ealixir Story, NewsDelete, Ealixir Analytics, Ealixir Event Launch, Monitoring, RepuTrust, Ealixir Editions and Crisis Management:

We currently offer eight services (including one primary service, Ealixir Removal, and seven ancillary services, to individuals and businesses) including:

●	Ealixir Removal — Our primary service, which aims to protect the online reputation of clients (individuals or corporations) utilizing the Company’s innovative technological platform to achieve the removal, de-indexation or the anonymization of negative or unwanted information. We begin by conducting a thorough search (including by utilizing an algorithm capable of analyzing 90 million pieces of information in a tenth of a second) to identify content relating to the customer. We then prepare a report, where we set out our findings and in particular those links and content which is harmful to the client’s reputation. Once we have agreed with the customer on what negative content should be removed (and can be removed, taking into consideration certain legal and regulatory constraints), we contact the source responsible for the content and we initiate the request for the removal. While this process is on-going, the customer can monitor the progress of the effort in real time, by accessing a private monitoring area on our website (www.ealixir.com) which is accessible from mobile and fixed devices. We also send regular email alerts to update on the results achieved (for example: each time an unwanted link has been removed). Ultimately, the unwanted contents and links are deleted, de-indexed or modified. Once removed or de-indexed, links can no longer reappear or be prioritized once more.

●	WEBiD — A detailed report cover the past ten years of all online content, including media presence, mentions, news, images, social media posts, blogs and forums relating to individuals, brands and companies. Based on such report, the client receives an immediate and accurate portrait of the dominant “sentiment” which is associated with the specific content — whether positive, neutral or negative. Through our social listening tools we can measure online conversations on over 90 million sources; identify critical issues; and advice on what we believe would the best strategy to address them. Our service is completely based on artificial intelligence, thus working with aseptic accuracy and without subjective determinations. To do this, we evaluate the textual content of search results, including in the “News” or “Images” section. We analyze the suggestions and correlated research associated with the client and the trending topics around which the main discussions about the client are developing. We uncover harmful information; we geo-localize online conversations related to the subject and analyze their demographic composition. At the end of this, we then prepare a report which summarizes the strengths and weaknesses, which is delivered to the customer’s home or headquarters. WEBiD is often the initial step in our customer relationship, leading then to the provision of one or more of our more specific, and more value added, services.

●	Ealixir Story — Through this service, we aim to assist our clients in developing and spreading on the Internet a new or revived story about themselves. Frequently following the completion of our Ealixir Removal work, it becomes apparent the need to replace the content which was removed with new and positive content. We thus offer our customers a customized editorial plan, with the aim of developing a new “story” through a number of articles and features to be published by a several outlets (in most instances, without any “sponsored content” legend or equivalent label). To achieve this, we begin by employing our algorithms to determine what topics are trending in the jurisdiction of residence or of interest to our client, and we aim to find a match for areas on which our client can be considered an expert or in any event his or her opinion would be considered relevant. We then procure one of more articles to be written on the topic (or topics) and within each such article our client is featured as a relevant expert or subject. We work with over 1,250 online news outlets, newspapers and content providers who receive compensation to host the agreed-upon content, which in turn is created by a team of over 250 professional journalists across the world, covering six languages. Certain media outlets have a domain authority (“DA”) and page authority (“PA”) score of 60 or above, with DA and PA being the two indices used by Google to measure the credibility of a media source, thereby endeavoring to provide positive SEO positioning. Every Ealixir Story bundle includes a certain number of top-tier media, depending on the number of publications. We use an index called GlobalRank to evaluate the score of a source. GlobalRank is a tool developed by SimilarWeb Ltd., an Israeli software development and data aggregation company specializing in web analytics, web traffic and performance. A GlobalRank between 1 and 150,000 is considered by us as a top-tier source. Due to the number of such outlets and their credibility, these stories and contents are often thereafter independently picked up by other news outlets and the positive reputation of the client further spreads online in an organic manner. The final result we aim to achieve is the creation of positively trending web reputation for the client as an expert or reputable source within certain professional sectors, supported by the quality of information conveyed, the number of credible and authoritative websites on which it is hosted, and the number of new positive-trending links appearing on the Internet. Once this process is completed, we use our WEBiD service, at no additional cost for the client, to measure the improvement in the client’s web reputation.

We believe this service to be more effective than what could be achieved by competing providers such as from PR agencies due to the fact that the positive content is contained in, and delivered by, news features and articles carried by reputable outlets. As a result, it is likely to generate more genuine and persuading engagement with the readers. Additionally, the credibility of the initial article often leads other outlets to independently pick up and further spread the story. Such spread of positive links tends to offset and drown out any residual (or future) negative links that may appear.

●	NewsDelete — This service caters to customers concerned about their reputation in financial affairs, as it is portrayed by privately-managed databases. If certain conditions are met, we are able to obtain the removal of a client’s name from the database or the update of information that is incorrect or obsolete.

●	Ealixir Analytics collects real-time big data about states, institutions, political parties, candidates and personalities. Through the web listening platform, we are able to monitor millions of online sources and, with the use of algorithms in-house developed. We are able to cross-reference words and sentences in order to identify trends in audience reading in order to propose contents and information of interest. Through a detailed analysis of sentiment related to specific targets, we identify strategic and business opportunities in target countries and propose communication plans of effectiveness.

●	Ealixir Event Launch gives companies the unique opportunity to promote their event on an international scale, providing visibility in online periodicals in multiple countries around the world. We work with accredited journalists and PR experts who will develop the most effective editorial plan to promote an event (e.g., the launch of a new product, an important anniversary or the grand opening of a new office) and draft articles and press releases for distribution in the target countries in authoritative periodicals.

●	Monitoring is offered as a subscription service, where we provide continuous monitoring of the client’s online presence for a duration of one year. The primary objective is to identify and address potential threats to personal and professional reputation. This service is available in bundles, which also includes the removal of certain negative links detected during the subscription period, with the extent of removal based on the package size chosen by the client.

●	RepuTrust is our AI-powered digital identity platform currently under development and we expect to offer new and existing client the services by the second half of the fiscal year ended in December 31, 2026. This service is designed to offer an individual or business an immediate and broad overview of such person’s or company’s web reputation. RepuTrust uses advanced data analysis and AI-driven sentiment evaluation for our client, and we then assign a score from 1 to 100 (where a higher number denotes a more positive sentiment).

●	Ealixir Editions is our editorial offering designed to help individuals and professionals strengthen digital identity through authorship, structured digital presence, and integrated communication. Ealixir Editions delivers a complete authorship ecosystem that may include up to two original books, a personal website, and an integrated media and SEO strategy intended to strengthen a client’s long-term visibility and credibility.

●	Crisis Management is our structured advisory offering designed to support executives, public figures, and organizations as they navigate high-impact and time-sensitive events. Ealixir’s crisis management service is intended to support a range of high-impact scenarios, such as viral incidents or rapidly spreading digital narratives, public allegations or controversy, coordinated online criticism or digital harassment campaigns, and resurfacing content that gains renewed attention.

Our Competitive Strengths

Our competitive strengths are comprised of the following elements:

●	Full suite of solutions. Ealixir offers its individual and corporate clients a full suite of online reputation management solutions. To complement the removal of negative content and online defamation, we offer ancillary services to promote your positive online reputation and improve search results: WEBiD, Ealixir Removal, Ealixir Story, NewsDelete, Ealixir Analytics, Ealixir Event Launch and RepuTrust. We expect to combine all of our current technology solutions into an integrated synergistic platform to provide individuals and companies a fully integrated reputation management offering.

●	Highly relevant and targeted stories. Through Ealixir Story our algorithmic audience segmentation technology, we deliver targeted stories to high value audiences at opportune times. These audiences can be segmented across a broad spectrum of behavioral and demographic attributes.

●	Experienced management team. We have a management team with deep operational experience in technology, artificial intelligence, software development, e-commerce, digital marketing, public relations and customer experience.

●	Deep data analytics. We gather vast amounts of data related to our clients online behavior and curate such online reputational management programs that provide valuable and actionable insights. These reports improve visibility into the client journey, enabling individuals and companies to measure and optimize their online presence while increasing their reputation credit value.

●	Sophisticated machine learning technology. Our sophisticated machine learning technology anonymously predicts and updates the interests of consumers on sites where we place our services. We use our database of over 500 million machine profiles to develop audiences for our clients that are look-alike matches for actual purchasers of our clients’ products.

Our Growth Strategy

The primary elements of our growth strategy include:

●	Expand Our Product Offerings and Partnerships. We believe we have a significant opportunity to leverage our current position within the online reputation management services vertical to bring future products to market. Moreover, we maintain a corporate culture that encourages new, innovative product development which we believe will result in the creation of products that will attract new customers. We also plan to grow with select partnership opportunities where the Ealixir brand fits.

●	Expand Salesforce To Acquire New Customers And Online Advertisers. We intend to increase our salesforce to expand our existing partnerships with leading online brands to aggressively activate new online partnerships and new brand advertiser relationships.

●	Expand Across Our Existing Customer Base. We believe there are significant opportunities to continue to expand our relationships with existing customers. Every Ealixir product is designed to fit into a larger product ecosystem, which we believe allows us to build brand recognition and consumer loyalty across multiple products, providing us with the ability to sell other Ealixir products to our current customer base.

●	Expand Our Global Reach. We believe there is significant potential to continue to grow our business in international markets because of how our products address demand for online reputation management services. We have established a strong presence in several key international markets such as Europe and Latin America, and continue to focus our revenue model in the United States. We have also recently been expanding in the United Arab Emirates and Africa, which we view as high-potential markets. We expect to enter new international markets in the future, while continuing to expand our footprint in existing markets.

●	Focus on SMBs. We believe that there is a significant opportunity for an online reputation management technology solution for SMBs seeking to improve their online reputational value without dealing with the many challenges of disjointed reputational programs that offer little end results. We intend to heavily market our platforms to SMB including professional organizations, online service organizations, and media outlets.

●	Maintain Innovation. We continue to develop and introduce new features and improved functionality to our platforms. Key initiatives include development of easy-to-use self-serve platforms for SMBs, and continued development of AI-enhanced marketing technologies, including, but not limited to, technology for syndicating customized rich media content and reputation management solutions based on consumer profiles and behavior.

We are also continually striving to improve the quality of our services. To this end, artificial intelligence technologies are of interest to us as they may enable us to further enhance the speed and accuracy of a search on the Internet for negative links or unwanted content or identify trending topics on which to elaborate our Ealixir Story content. Deep tech (and in particular data analytics and event stream processing) are also of interest to us, as streaming enables a real time elaboration of data, or a quicker response to specific events, the generation of more timely news alert, and in general allows a more tailor-made and responsive content.

Competition

The ORM industry is highly competitive and fragmented. The number, size and strength of our competitors vary by continent and country. Our competitors also compete based on a number of factors, including speed of service, value, name recognition, and customer service.

Our industry is often affected by changes in national, regional or local economic conditions; currency fluctuations; demographic trends; traffic patterns; and disposable purchasing power. Our business concept is expected to compete with international, national, and regional companies, some of whom may be larger or have significantly greater financial resources than we currently have available.

We compete with a number of other companies in the web reputation market, such as:

●	Reputation.com

●	Terakeet

●	Repair Bad Reputation

●	Internet Reputation.com

●	Brand Yourself

We also compete with traditional public relations and communication agencies. However, we believe that none of these competitors offers the breadth of the services we provide. While some of them focus on the removal of unwanted Internet links, and other manage promotional campaigns, we believe that few, if any, of them can match the scope, depth and reach of our services, commencing from a thorough assessment of the nature of the web content relating to our client, to targeted link and content removal: the creation of new and tailor-made web content; and the removal of information from databases and so called “blacklists”.

“Blacklists” are databases that are used as compliance tools, containing information obtained from open sources, on individuals and business entities. These databases are risk intelligence tools used by banks and financial systems to finalize a customer’s “Know Your Customer” information, to mitigate financial risks and to make business transactions more transparent. The process is intended to address crimes that are mainly related to money laundering resulting from corruption and illegal activities generally.

Banks, credit, insurance and financial institutions, as well as government and intelligence services, use these databases to draw information on individuals, not only to screen their financial solvency or the feasibility of granting mortgages or financing, but also process the information to understand whether such individuals are linked to dynamics related to terrorism, drug trafficking, money laundering, arms and human trafficking. The information contained in these databases constitutes the basis for calculating risk in business and entrepreneurial relationships, a calculation that starts from merely financial data and then crosses over into a truly comprehensive report on the requesting subject.

These databases use open-source information, i.e., information that can be found on the Internet by performing a Google or similar search, from government websites or the media to create these profiles. Sometimes this information is outdated or no longer relevant (for example in cases of acquittal). In these cases, the failure to update information may cause serious damage to the person or business entity involved and it is part of Ealixir’s job to request an update of information and when possible, the cancellation of the profile.

Pricing; Sales and Marketing

Pricing

The Company provides its “Removal” service, aimed at the cancellation or the deindexation of the harmful or undesired links. The service is provided for the benefit of the client’s online reputation. The Company currently offers monitoring services, as further described above, where the Company provides continuous monitoring of the client’s online presence.

Since each client needs a tailored service, the Company agrees on rates on a customized basis. In doing so, reference is made to the following pricing schedule:

Primary Service:

●	Ealixir Removal — $1,500 per link

Ancillary Services:

●	WEBiD — $5,000 per name of a person or company, hashtag or other identifier on average

●	Ealixir Story — Three packages at $50,000; $100,000; and $150,000, respectively. The packages differ from each other in the number of items and geographic area of reference.

●	News Delete — $25,000 each black list.

●	Analytics — $500,000 starting price. Additional pricing depends on the scope of the project.

●	Event Launch — $150,000 starting price. Additional pricing depends on the scope of the project.

●	Monitoring — Five packages at a monthly rate of $500, $750, $1,000, $2,000, $2,500 or customized to the client’s needs.

●	Ealixir Editions — $60,000, which includes the authorship of two books, a dedicated website, and up to 10 media placements.

●	Ealixir Story — Pricing depends on the length, depth and complexity of the client’s story and the news media outlets to which it is distributed.

●	Crisis Management — Crisis management services are structured on a customized basis, combining a tailored selection of the Company’s services to address each client’s specific circumstances. Pricing is determined using a modular approach, with standardized internal pricing applied to each service component. Total fees vary depending on the scope and complexity considerations associated with each engagement.

The Ealixir Story pricing depends on the length, depth and complexity of the client’s story and the news media outlets to which it is distributed.

Each for our services has a different price structure and applicable terms.

Customers of our Ealixir Removal service pay a price which varies depending on the scope of the service required (volume of links to be removed and estimated length of time which we expect will be required to complete the project). Once the objectives of the contract have been met, our agreement with the client terminates.

Customers of our NewsDelete service are similarly provided with a particular price contingent on the specific scope of work required. Frequently customers for this service are simultaneously, or have been previously, customers of the Ealixir Removal service, since the two services are synergic, with NewsDelete constituting the last stage in the removal of unwanted information from the Internet and other databases. Our fees for this service tend to be higher than for those payable for the Ealixir Removal due to the complexity of the effort required.

The price for our Ealixir Story service also depends on the scope of the campaign we are instructed to develop on behalf of the client; the number of news outlets and content providers to be involved and their profile.

On the other hand, our WEBiD service is offered at fixed price, which as of the date of this Resale Prospectus is USD 5,000. While the intensity of the efforts required will vary depending on the notoriety and complexity of the customer’s profile, we believe it is important to provide this service at a reasonable price, given that it is often the first instance in which our assistance is sought by client, leading then to the sale of our broader and premium services.

When entering into an agreement with our customers, we aim to clearly set out the objectives which we deem are achievable, to establish realistic expectations regarding the outcome of our work. We are then so confident about our ability to meet those objectives that we offer a money-back guarantee to any customer who is not satisfied with the results we achieve. As of the date of this Resale Prospectus, and since the date of inception of our operations, no customer has exercised the right to be reimbursed.

Sales and Marketing

Our services are promoted through a network of independent contractors spread across the countries where we operate. Such independent contractors are paid a commission of up to 20% on the revenue generated by the customer relationships they have procured to the Company.

Most of these agents operate through a variety of traditional channels (including online), while others have been chosen due to the breadth of the personal relationships they have established with high-ranking individuals and other public figures, and therefore their effectiveness in reaching a key target audience for our service.

Our services are mostly targeted at corporations and individuals with high net worth and/or a public profile and are priced accordingly. Therefore, we do not employ mass-marketing tools and strategies, but instead rely on targeted marketing efforts, including through social media or professional networking sites (such as LinkedIn). To date, we have also benefited from recommendations and referrals from satisfied customers.

Intellectual Property

Although the success of our services relies significantly on proprietary algorithms which we have developed and continue to improve, to date which we maintain as trade secrets and without being published for patent protection. We have developed an internal trade secret policy to protect our economic value and competitive advantages.

Although the success of our services relies significantly on proprietary algorithms which we have developed and continue to improve, we are considering whether it would be in our best interest to obtain any patent protection in the future.

Trade Secret Policy

When we refer to a trade secret, we mean that a trade secret is information that is confidential information of the Company and determined among other things by applicable law and company practice. Examples of information that could be considered a trade secret include information such as, but not limited to, formula, pattern, algorithm, compilation, program, method, technique, customer lists, data sets or compilations, product road maps, pricing schedules, failed experimentation, or manufacturing processes.

Information qualifying as a trade secret shall be identified as such by the Company and those employees authorized to access the trade secret shall be responsible for maintaining its secrecy.

Factors that weigh into the consideration as to whether information should be considered a trade secret or Company confidential information or alternatively protected under other forms of IP are as follows:

●	extent the information is known outside the business;

●	extent the information is known inside the business;

●	extent of measures that are used to guard the secrecy of the information;

●	ease or difficulty to reverse engineer;

●	value of the information to company and competitors; and

●	effort/cost to develop information.

Trade Secret Storage

Our policies regarding trade secret storage include the following:

●	Identification and Description of Trade Secret: Once information has been identified as a trade secret, the Company IP attorneys prepare a brief description of the trade secret. This ensures the description of the trade secret is protected under attorney-client privilege.

●	Protective Measures: Trade secrets are maintained and protected in a manner that is greater than that of Company confidential information. Trade secrets are generally segregated from other Company confidential information and only accessible through a Company-controlled network and not generally through any other network, cloud storage, or other network.

Employees

As of December 31, 2025, we currently have 22 full-time employees. Of our 22 employees, 19 employees are located outside of the United States in Italy and Spain. We believe that the internal climate and the relationships among our employees are excellent. Our success also depends on our ability to hire qualified people as representatives, particularly on the local sales side. We believe there are numerous quality people to choose from throughout our area of targeted expansion.

Properties

Our principal place of business is located at 1395 Brickell Avenue, Suite 800, Miami FL 33131. This is a virtual office for which we pay a monthly rent of $99. Our telephone number is (305) 399-1130.

Our principal office in Europe is located at Plaza Universidad 3, 08007, Barcelona, Spain, which consists of 250 sqm and for which we pay a monthly rent of $1,568.20.

We believe that our office space is sufficient for our current business, since we have extensively implemented a remote working policy, in order to foster the best work-life balance for our employees.

Legal Proceedings

From time to time, we may be involved in various legal proceedings and claims arising in the ordinary course of business. Management believes that the dispositions of these matters, individually or in the aggregate, are not expected to have a material adverse effect on our financial condition. However, depending on the amount and timing of such disposition, an unfavorable resolution of some or all of these matters could materially affect the future results of operations or cash flows in a particular year. We are not involved in any material legal proceedings, nor are we aware of any legal proceedings threatened or in which any director or officer or any of their affiliates is a party adverse to our Company or has a material interest adverse to us.

Corporate Information

We are a multinational technology company which manages, protects and shapes the digital identity of individuals and corporations. To date, we have conducted our business operations and generated corresponding revenues in 20 countries and, as of the date of this Resale Prospectus, we have served over 500 customers, providing around the clock (24 hours) customer service.

Break-down of Revenues by Country for the year ended December 31, 2025:

Break-down of Revenues by Country for the year ended December 31, 2024:

Break-down of Revenues by Service in 2025:

Break-down of Revenues by Service in 2024

Below is a chart of our corporate structure as of December, 2025.

We strive to enhance the image, legacy and the web-reputation of our customers by creating positive links and original customized content, which is then disseminated online through a network of newspapers, agencies and websites with whom we work. We aim to achieve this goal by providing seven distinct but synergic services: Ealixir Removal, WEBiD, Ealixir Story, NewsDelete, Ealixir Analytics, Ealixir Event Launch, Monitoring, RepuTrust, Ealixir Editions and Crisis Management, each of which is explained below. Among our services, Ealixir Removal is our primary service and the others are our ancillary services.

We were incorporated in the State of Nevada on June 7, 2019 under the name Bull Run Capital Holdings, Inc. in order to participate in a holding company reorganization pursuant to the laws of the State of Nevada, which was completed on July 19, 2019. In this reorganization Flint Telecom Group, Inc., our predecessor company (the “Predecessor”) merged with and into its indirect wholly owned subsidiary, Flint Merger Group Sub Inc., with the Predecessor as the surviving corporation and becoming our wholly owned subsidiary. At that time we engaged in a reverse stock split whereby one share of Common Stock was issued in exchange for every 50 shares then outstanding. Concurrently with this, we cancelled all of the stock held in Flint Telecom Group, Inc. resulting in our becoming a stand-alone entity with no subsidiaries. Our Common Stock was traded on the OTC Pink Market under the symbol “BRCH”. On January 8, 2020, our stockholders adopted an amendment to our Articles of Incorporation, changing our name from “Bull Run Capital Holdings, Inc.” to “Budding Times, Inc.” As a result, our trading symbol was changed to “BRCH.”

On May 21, 2020, we engaged in a merger (the “2020 Merger”) with Ealixir Privacy Services, Ltd, Dublin, Ireland, whereby we issued an aggregate of 35,376,126 shares of our Common Stock (post reverse 1:50 stock split) to the stockholders of Ealixir, pro rata to their respective ownership prior to the 2020 Merger. As part of this transaction our stockholders approved a reverse stock split whereby one share of Common Stock was issued for every 25 shares outstanding and adopted an amendment to our Articles of Incorporation, changing our name to “Ealixir, Inc.” The effective date of the reverse split was June 1, 2020. All references in this Prospectus to our issued and outstanding Common Stock is presented on a post reverse stock split basis unless otherwise indicated.

Pursuant to a Share Purchase Agreement, dated December 31, 2023, by and among Roya Bosch Junia (“Bosch”) and the Company, the Company had sold the entirety of the shares it held in Ealixir USA Inc. (“Ealixir USA”) to Bosch. In consideration of the entirety of the shares of Ealixir USA, Bosch paid the Company a sum of three thousand dollars. Bosch have also agreed to indemnify the Company against any third party claims, suits, actions, demands or judgement brought against Ealixir USA, including those brought by certain Ealixir USA debtors or creditors. The sale of Ealixir USA is the result of the continuous effort of the Company to streamline its processes which allows our management the best use of the available resources and reduce operating costs.

Pursuant to a Share Purchase Agreement, dated September 17, 2024, by and among Samuele Conti (“Conti”) and the Company, the Company had sold the entirety of the shares it held in ELAB Hispania S. L. (“ELAB Hispania”) to Conti. In consideration of the entirety of the shares of ELAB Hispania, Conti paid the Company a sum of one euro. Conti have also agreed to indemnify the Company against any third party claims, suits, actions, demands or judgement brought against ELAB Hispania, including those brought by certain ELAB Hispania debtors or creditors. The sale of ELAB Hispania is the result of the continuous effort of the Company to streamline its processes and reduce redundancies in the corporate structure, which allows our management the best use of the available resources and reduce operating costs.

Between August 3, 2020 through April 30, 2021 we undertook two offshore private offerings of our Common Stock wherein we sold an aggregate of 271,200 shares of our Common Stock for gross proceeds of $678,000 ($2.50 per share) to 22 non-U.S. investors.

REGULATION

Because we operate our business in numerous countries, we are subject to a number of laws that affect companies doing business on the Internet. Due to the increasing popularity of the Internet and the growth of online services, over the years governments around the world have adopted laws relating to user privacy, freedom of expression, content, advertising, information security and intellectual property rights. But these same norms to which are business is subject provide also the business opportunity which the Company was established to pursue.

In 1995, the European Union adopted Directive 95/46/EC, where Article 12 provided the first legal base to Internet protection for individuals, commonly known as the “right to be forgotten”. In 2012, the European Commission introduced a draft European Data Protection Regulation to supersede that 1995 directive, which included specific protection in the right to be forgotten in Article 17. A right to be forgotten was replaced by a more limited right of erasure in Article 17 of the version of the GDPR that was adopted by the European Parliament in March 2014 and which became EU law in April 2016 (EU Regulation 679/2016, commonly known as GDPR). These norms are in turn supported by or enhanced by national legislation adopted by European governments, including but not limited to:

●	France: Articles 40 (right to erase) and Article 38 (right to defeat) of French Law No. 78-17 of January 6, 1978

●	Germany: Section 35 (Right to erasure) and Section 58 (Right to rectification and erasure and to restriction of processing) of BDSG (Bundesdatenschutzgesetz) of July 5, 2017

●	Russian Federation: the Data Protection Act No. 152 FZ dated July 27, 2006 (DPA)

●	United Kingdom: Articles 7 and 11 of Legislative Decree no. 196/2003 (Privacy Act)

In 2019, the European Court of Justice ruled that EU Regulation 679/2016 cannot be employed to compel Internet operators (such as Google) to respond to removal requests outside of the EU. Therefore, outside of the EU, we rely on national legislation (or recent jurisprudence and case law interpreting local constitutional provisions) to support a customer’s request to have certain Internet content removed or de-indexed. Examples of such national privacy regimes include:

●	Brazil: Article 18 of the LGPD (General Data Protection Law) (August 14, 2018)

●	Chile: Article 12 of Law 19.628, on the Protection of Private Life (August 28, 1999)

●	Colombia: Law 1581 of 2012 on the General Regime for the Protection of Personal Data

●	Costa Rica: Article 7 of Law No. 8968, of the Data Protection Law (July 7, 2011)

●	Mexico: the Federal Law on Protection of Personal Data in Possession of Private Parties (July 5, 2010)

●	Nicaragua: Article 9 of Law No. 787 (Personal Data Protection Law)

The below are recent developments in laws relating to user privacy, freedom of expression, content, advertising, information security and intellectual property rights in various jurisdictions:

●	In March 2025, the European Data Protection Board (EDPB) launched the Coordinated Enforcement Framework 2025 (CEF-2025), focusing on compliance with Article 17 GDPR (right of erasure). National data protection authorities, including France’s CNIL and Spain’s AEPD, announced inspections and participation in this action.

●	In June 2025, the United Kingdom’s Data (Use and Access) Act 2025 (DUAA) entered into force, amending UK GDPR by introducing additional lawful bases for processing, modifying rules on automated decision-making, and mandating revisions to guidance by the Information Commissioner’s Office (ICO).

●	In January 2025, the U.S. Federal Trade Commission (FTC) completed amendments to the Children’s Online Privacy Protection Act (COPPA) Rule, strengthening restrictions on data use relating to minors. Several U.S. states, including Iowa, Delaware, New Hampshire, Nebraska, and New Jersey, enacted new privacy laws effective in 2025, expanding consumer rights such as access, correction, deletion, and portability.

●	In May and July 2025, the California Privacy Protection Agency (CPPA) advanced regulatory frameworks on cybersecurity audits, risk assessments, automated decision-making technology, and explored mechanisms for accessible erasure requests.

●	In January 2025, Brazil’s National Data Protection Authority (ANPD) published its Regulatory Agenda for 2025-2026, prioritizing enforcement and guidance on cross-border transfers, sanctions, and the responsibilities of data processors.

●	In March 2025, Mexico restructured its data protection oversight framework, dissolving the National Institute for Transparency, Access to Information and Personal Data Protection (INAI) and transferring its functions to a new federal authority, creating uncertainty over procedures and timelines for exercising data rights.

●	In June 2025, Canada’s Office of the Privacy Commissioner (OPC) reaffirmed its enforcement focus on sensitive data and emphasized the need for federal reform through the proposed Consumer Privacy Protection Act (CPPA), which would align Canadian privacy standards more closely with the GDPR.

●	In Kenya, the Data Protection (General) Regulations 2021, in force as of September 2025, provide a statutory right of erasure (Regulation 12) and a formal complaint mechanism before the Office of the Data Protection Commissioner.

In the U.S., currently there is no federal law or regulatory requirement protecting the right of removal of personal information from search results or databases. Proposals for right to be forgotten laws have been made at various states’ legislatures, but no such law has been passed yet, as of the date of this Prospectus. However, laws relating to the liability of providers of online services for activities of their users are currently being tested by a number of claims, which include actions for defamation, libel, invasion of privacy and other data protection claims, tort, unlawful activity, copyright or trademark infringement, or other theories based on the nature and content of the materials searched and the ads posted or the content generated by users.

In addition, several other federal laws could have an impact on our business, including the Digital Millennium Copyright Act, which has provisions that limit, but do not eliminate, our liability for listing or linking to third-party web sites that include materials that infringe copyrights or other rights, so long as we comply with the statutory requirements of this act. The Children’s Online Protection Act and the Children’s Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. In addition, the Protection of Children from Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances.

In addition, our operations are subject to stringent and complex federal, state and local laws and regulations governing the environmental, health and safety aspects of our operations or otherwise relating to environmental protection. These laws and regulations may impose numerous obligations on our operations, including (i) the acquisition of a permit or other approval before conducting regulated activities: (ii) restriction of the types, quantities and concentration of materials that can be released into the environment; (iii) the application of specific health and safety criteria addressing worker protection; and (iv) the imposition of substantial liabilities for pollution resulting from our operations.

Also, our business plan will be driven in material part by our ability to enter into contracts funded by federal, state, and local governmental agencies. Our contracts with these governmental agencies would generally be subject to specific procurement regulations, contract provisions and a variety of socioeconomic requirements relating to their formation, administration, performance, and accounting and often include express or implied certifications of compliance.

MANAGEMENT

Directors, Executive Officers and Corporate Governance

Set forth below is information regarding our current directors and executive officers as of the date of this Resale Prospectus:

Name	Age	Position
Venkatesh Patrachari	61	Chairman of the Board of Directors
Eleonora Ramondetti	34	Chief Executive Officer, Secretary, and Director
Nirav Rashmikant Mehta	45	Director
Virag Desai	39	Director
Mark Corrao	68	Chief Financial Officer

The above listed officers and directors will serve until the next annual meeting of the stockholders or until their death, resignation, retirement, removal, or disqualification, or until their successors have been duly elected and qualified. Vacancies in the existing Board are filled by majority vote of the remaining Directors. Officers serve at the will of the Board.

Venkatesh Patrachari has been serving as our director since April 2022 and as our Chairman of the Board of Directors since September 2023. He also has been serving as Senior Service Engineer of Microsoft Corporation since 2021. Prior to that, Mr. Patrachari served as Principal Member of Technical Staff AT&T from 1995 to 2021. He has more than 10 years of experience as a Solaris System Administrator and Infrastructure Design Engineer, providing support for server, network, storage, backup administration and middleware. Also, he has approximately 5 years of experience as Software Administrator, managing and operating environments for source control, software change control, release management, building and installation of software packages as well as 5 years of extensive experience in database applications, software development, integration, and testing. Mr. Patrachari received his B.E. degree in Electrical Engineering from R.V. College of Engineering, India and his M.S. degree in Computer Science from New York Institute of Technology. We believe that Mr. Patrachari’s many years of experience in IT and data base applications qualifies him to serve on our Board.

Eleonora Ramondetti has been serving as our Chief Executive Officer, Secretary, and director since September 2023. She served as our Chief Operations Officer from April 2023 to December 2023. From September 2018 to November 2022, Ms. Ramondetti served as a project manager at Ealixir Hispania SLU, our subsidiary, during which she launched our Ealixir Story service, giving the clients the opportunity to build a strong international digital image. Prior to her role at Ealixir Hispania SLU, Ms. Ramondetti gained experience in the communication field across various sectors, including fashion and hospitality. From September 2017 to August 2018, Ms. Ramondetti was the Head of Media Relations & Communication department at Italy First CH, a luxury hospitality company. From February 2017 to August 2017, she was an intern of Press Office & Communication department at Icarius.com, a fashion online magazine. In addition, she interned as a wholesale manager assistant at Valextra, a luxury brand, in January 2017. In November 2016, she worked as a set design assistant at Bally, a luxury fashion brand. Ms. Ramondetti received her bachelor’s degree in Communication Sciences from the University of Turin and her master’s degree in Fashion Communication from the IED — European Institute of Design in Milan. We believe that Ms. Ramondetti’s knowledge of the Company through her years of service as a project manager at Ealixir Hispania SLU, our subsidiary, combined with her experience in various communication sectors, qualifies her to serve on our Board and as the Chief Executive Officer of the Company.

Nirav Rashmikant Mehta has been serving as our director since September 2023. Mr. Mehta founded Mehta Jewels Pvt Ltd in June 2006, a manufacturer and wholesale distributor of gold ornaments, and has been the owner since then. In addition, he has been serving as Sales Director of Pure Karma Wellness and Jewelry Pvt Ltd, a company operating in the field of wellness and beauty product manufacturing, since July 2023, where he is responsible for marketing and sales. Prior to his current roles, he served as Director of PassionCoins India, a company mainly engaged in the processing of gold and silver metals, from October 2019 to June 2021, where he was responsible for strategy and international markets. From May 2019 to April 2021, he served as Director of PassionFox Technologies LTD, a company mainly engaged in offering digital marketing services, where he was responsible for marketing and sales. From June 2019 to July 2021, he served as Chief Operating Officer of PassionFox Innovations Pvt LTD, a company mainly engaged in handpicked digital services for gems and jewelry, where he was responsible for international customers and marketing strategies. Mr. Mehta received his Bachelor of Commerce degree from the University of Mumbai in 2006. We believe that Mr. Mehta’s experience in various entrepreneurial or managerial roles across marketing and sales in different industries qualify him to serve on our Board.

Virag Desai has been serving as our director since September 2023. Mr. Desai has been also serving as Senior PreSales Solutions Architect at Dell Technologies, an American multinational technology company, since October 2017, where he is responsible for engaging with key stakeholders articulating strategic technology solutions, ensuring alignment with organizational goals, emphasizing regulatory compliance, and providing clear insights into risk mitigation. Prior to that, he served as the Security Engineer of MetLife, a company mainly engaged in insurance, annuities, and employee benefit programs business, from February 2015 to October 2017, where he was responsible for cybersecurity measures, risk mitigation strategies, and the safeguarding of sensitive information. From February 2010 to February 2015, he served as the Information Systems Engineer of the University of Maryland Department of Medicine, where he was responsible for optimizing and securing information systems infrastructure, ensuring seamless operations, and supporting strategic technological initiatives to advance the department’s academic and research objectives. Mr. Desai received his Bachelor of Economics degree from the University of Maryland College Park in 2009, and his Master of Information Technology Software Engineer degree and Master of Business Administration degree from the University of Maryland Global Campus in 2013 and 2014, respectively. We believe that Mr. Desai’s experience of over 14 years in IT/Consulting industry, designing and delivering technology solutions for various industries qualifies him to serve on our Board.

Mark Corrao has been serving as our Chief Financial Officer since January 2024. He also has been serving as the Chief Financial Officer of Neuropathix, Inc, a publicly traded pharmaceutical company (OTC: NPTX), since January 2012, and KannaLife Sciences, Inc., a pharmaceutical company, since January 2012. In addition, Mr. Corrao has been an advisor of The CFO Squad LLC since June 2020, where he was a Managing Director from March 2012 to June 2020. The CFO Squad LLC is a company that provides accounting and consulting services to small and midsize companies, including all levels of SEC regulatory filings. Previously, Mr. Corrao was the Chief Financial Officer for Amesite, Inc., a publicly traded software company (OTC: AMST), from December 2021 through December 2022. From February 2018 to October 2021, he was the Chief Financial Officer for Brain Scientific, Inc., a medical device company. From January 2017 to June 2021, Mr. Corrao was the Chief Financial Officer for Generex Biotechnology Corp, an integrated healthcare holding company (OTC: GNBT) and its subsidiaries, Hema Diagnostics, Inc. and Olaregen, Inc. Mr. Corrao served as the Chairman of the Audit Committee for Success Holdings Group International Ltd, a company primarily engaged in self promotion media, from April 2015 through December 2017. From January 2013 to August 2013, he served as the Partner of The Mariner Group, a service provider helping both private and public companies optimize their financial management strategies, and was merged into The CFO Squad LLC in August 2013. Prior to that, he served as the Chief Financial Officer of Business Efficiency Experts, Inc., a service provider in the financial areas of accounting, taxation, auditing, venture capital and SEC registrations (reporting), from March 2010 to December 2012. In January 2001, Mr. Corrao founded Strikeforce Technology, Inc., a publicly traded software development and services company (OTC: SFOR), and he had been serving as its Chief Financial Officer till June 2010 and board member until October 2013. Prior to founding Strikeforce Technology, Inc., he was a Director at Applied Digital Solutions from December 2000 through December 2001. Mr. Corrao was one of the founders of Advanced Communication Sciences and served as its Vice President from January 1997 through December 2000. Mr. Corrao has over 40 years of experience in the public accounting arena specializing in certified auditing, SEC accounting, corporate taxation and financial planning. Mr. Corrao’s background also includes approximate 3 years on Wall Street with Merrill Lynch, Spear Leeds & Kellogg and Greenfield Arbitrage Partners, where he was involved in several initial public offerings. Mr. Corrao received his B.S. in Accounting from The City University of New York in 1979.

Board Composition and Director Independence

The number of members of our Board will be determined from time to time by resolution of the Board. Currently, our Board consists of four (4) members. Our directors hold office until the earlier of their death, resignation, retirement, disqualification, or removal or until their successors have been duly elected and qualified.

Director Independence

Our Board is currently composed of a majority of “independent directors” as defined under the rules of the national securities exchange. By way of example, Nasdaq Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Nasdaq listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three (3) years was, an employee of the company;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of twelve (12) consecutive months within the three (3) years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);

●	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three (3) years, any of the executive officers of the company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three (3) years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Our Board shall undertake a review of the independence of each director under the rules of the national securities exchange on which our Common Stock will be listed in connection with this offering. Based on the information provided by each director concerning his or her background, employment, and affiliations, our Board has determined that Venkatesh Patrachari, Nirav Rashmikant Mehta, and Virag Desai are all independent directors of the Company. However, our Common Stock is not currently quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our Board be independent and, therefore, the Company is not subject to any director independence requirements.

Family Relationships

There are no family relationships, or other arrangements or understandings between or among any of the directors, director nominees, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Risk Oversight

Our Audit Committee is responsible for overseeing our risk management process. Our Audit Committee focuses on our general risk management policies and strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Code of Ethics and Business Conduct

Our Board has adopted a Code of Ethics and Business Conduct that is applicable to all of our employees, executive officers, and directors of the Company (the “Code of Conduct”). The Code of Conduct is available on our website at https://www.ealixir.com/wp-content/uploads/2021/02/Ealixir_Code_of_Ethics.pdf. Information contained on or accessible through our website is not a part of and is not incorporated by reference into this Resale Prospectus, and the inclusion of our website address in this Resale Prospectus is an inactive textual reference only. The corporate governance committee of our Board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers, and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten (10) years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation, or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two (2) years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION AND SUMMARY COMPENSATION TABLE

The following is a discussion and analysis of the compensation arrangements for our named executive officers. We are currently considered a “smaller reporting company” for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are providing a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year-End Table as well as narrative disclosures regarding our executive compensation program. For fiscal years ended December 31, 2025 and 2024, our named executive officers and directors were those persons in the table below.

Summary Compensation Table

The following table sets forth information with respect to compensation earned by our named executive officers and directors for the fiscal years ended December 31, 2025 and 2024.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-equity Incentive Plan Compensation ($)	Nonqualified deferred compensation earnings ($)	All Other Compensation ($)	Total ($)
Venkatesh Patrachari(2)	2025		—	—	—	—	—	—
Chairman of the Board of Directors	2024	—	—	—	—	—	—	—
Eleonora Ramondetti(3)	2025	166,098	—	—	—	—	—	166,098
Chief Executive Officer, Chief Operating Officer and Secretary	2024	151,792	—	—	—	—	—	151,792
Mark Corrao(4)	2025	30,000	—	—	—	—	—	30,000
Chief Financial Officer	2024	30,000	—	—	—	—	—	30,000

(1)	The cash rate from Euros to United States dollars in 2024 of 1 Euro to 1.0817 United States dollars.
(2)	Mr. Patrachari is our Director since April 2022 and as our Executive Chairman of the Board of Directors and Executive President since September 2023.
(3)	Ms. Ramondetti is our Chief Executive Officer, Secretary, and Director. She was appointed as our Chief Executive Officer on September 2023 and as our Secretary in July 2023. She served as our Chief Operations Officer from April 2023 to December 2023.
(4)	Mr. Corrao serves as our Chief Financial Officer starting from January 2024.

Employment Agreements with Officers and Directors

We have entered into employment agreements with each of our executive officers. In general, our executive officers are employed on an at-will basis that could be terminated by either party at any time. They are entitled to a fixed base salary, and some of them are eligible to receive bonuses and participate in our employee benefit programs.

Mark Corrao.    We entered into an employment contract with Mr. Corrao, our Chief Financial Officer, effective as of January 2, 2025, for a period of one year. Under the terms of the employment contract, Mr. Corrao serves as our Chief Financial Officer and is entitled to the following compensation: (1) a payment of $2,500 upon signing the contract, followed by monthly payments on the first business day of each month for the initial eight hours of service rendered as our Chief Financial Officer; and (2) a salary of $250 per hour for any additional hour(s) of service rendered as our Chief Financial Officer beyond the initial eight hours per month. This employment contract may be terminated by either party with at least 30 days’ written notice. Additionally, it shall be automatically terminated after thirty days if, for any reason, we terminate the agreement entered into with our financial advisor, the CFO Squad, on April 10, 2023 for its pre-audit, SEC financial reporting, technical accounting and tax compliance services.

Eleonora Ramondetti.    We entered into an employment contract with Ms. Ramondetti, our Chief Executive Officer, effective as of September 18, 2023. Under the terms of the employment contract, Ms. Ramondetti’s title is to serve as our Chief Executive Officer and is entitled to receive an annual salary of $138,766.56. In addition, Ms. Ramondetti is entitled to a 20% commission for each client personally brought to us that signs with us a contract for a service and pays in full. The employment contract is on an at-will basis and may be terminated by either party by at least 14 days’ notice. On January 1, 2025, we entered into an amendment to the employment contract with Ms. Ramondetti, pursuant to which, effective as of the same date, her annual compensation for the position of Chief Executive Officer was increased to $138,766.56.

Executive Compensation Components

2025 Salaries

The named executive officers receive a base salary to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. For 2025, our Board approved a salary for each of our named executive officers as follows, which would be on an annualized basis:

Named Executive Officer	Annualized Salary
Eleonora Ramondetti (Chief Executive Officer)	USD	166,098
Mark Corrao (Chief Financial Officer)	USD	30,000

2024 Salaries

The named executive officers receive a base salary to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. For 2024, our Board approved a salary for each of our named executive officers as follows, which would be on an annualized basis:

Named Executive Officer	Annualized Salary
Eleonora Ramondetti (Chief Executive Officer)	USD	151,792
Mark Corrao (Chief Financial Officer)	USD	30,000

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.

Director Compensation

The Company did not compensate its directors for their roles as directors, during the fiscal year ended December 31, 2025. However, our officers and directors are reimbursed for actual expenses incurred.

We do not currently have an established policy to provide compensation to members of our Board for their services in that capacity, although we may choose to adopt a policy in the future. Salaries are determined by our Board. We currently do not have a Compensation Committee but expect to have one in place upon effectiveness of our registration statement on Form S-1, of which this prospectus is a part.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table lists information regarding the beneficial ownership of our equity securities as of the date of this Resale Prospectus by (1) each person whom we know to beneficially own 5% or more of the outstanding shares of our Common Stock or 5% or more of the outstanding Series Z Preferred Stock, (2) each director, (3) each officer named in the summary compensation table above, and (4) all directors and executive officers as a group. All information with respect to beneficial ownership has been furnished by the respective 5% or more stockholders, directors or executive officers, as the case may be. Unless otherwise indicated, the address of each officer and director is 1395 Brickell Avenue, Suite 800, Miami FL 33131.

Beneficial ownership of shares and percentage ownership are determined in accordance with the SEC’s rules. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options, warrants or restricted stock units held by that individual or entity that are either currently exercisable or exercisable within 60 days from the date hereof are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Percentage ownership calculations prior to our initial public offering are based on 60,121,536 issued and outstanding shares of Common Stock, and 1,000,000 issued and outstanding shares of Series Z Preferred Stock, in each case as of the date of this Resale Prospectus.

		Percentage of Shares of Same Class(1)	Percentage of Total Voting Power†
Name of Beneficial Owner	Shares Beneficially Owned(1)	Prior to and After Offering	Prior to and After Offering
Holders of More than 5%
Trevinvest Oak Corp.(2)	29,257,632 (Common Stock)	48.53%	3.05%
Gerlach & Co. FBO – Enkrateia Holding Ltd.(3)	4,750,000 (Common Stock)	7.90%	0.49%
Anastasia Trust(4)	3,500,000 (Common Stock)	5.82%	0.36%
1392087BC Ltd.(5)	3,481,250 (Common Stock)	5.79%	0.36%

Directors and Executive Officers
Eleonora Ramondetti(2)	1,000,000 (Series Z Preferred Stock	100%	93.74%
Mark Corrao	—	—	—
Venkatesh Patrachari	50,000 (Common Stock)	0.08%	0.01%
Nirav Rashmikant Mehta	—	—	—
Virag Desai	—	—	—
All directors and officers as a group (five persons)	50,000 (Common Stock)	0.08%	0.01%
	1,000,000 (Series Z Preferred Stock)	100%	93.74%

†	For each person or group included in this column, percentage of total voting power is calculated by dividing the aggregate voting power beneficially owned by such person or group by the voting power of all of our shares (including both shares of Common Stock and Series Z Preferred Stock) as a single class, for which each holder of our Common Stock is entitled to one vote per share, and each holder of our Series Z Preferred Stock is entitled to 900 vote per share. Our shares of Common Stock are non-convertible to any shares of the Series Z Preferred Stock or any other class of our securities, and our shares of Series Z Preferred Stock are non-convertible to any shares of the Common Stock or any other class of our securities.
*	Less than 1%
(1)	The shares beneficially owned by each of the stockholders are Common Stock, except for the shares owned by Eleonora Ramondetti, our Chief Executive Officer, Secretary, and Director, which are Series Z Preferred Stock. The percentages are calculated based on 60,121.536 shares of Common Stock and 1,000,000 Series Z Preferred Stock issued and outstanding, as applicable, as of the date of this Resale Prospectus.
(2)	Danila Cristina Edj Pisati is a director of Trevinvest Oak Corp. The address of Trevinvest Oak Corp. is 1221 Brickell Ave, Suite 1160, Miami, FL 33131.
(3)	Alessandro Cavallera is a director and President of Gerlach & Co. FBO — Enkrateia Holding Ltd. The Address of Gerlach & Co. FBO — Enkrateia Holding Ltd is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.
(4)	Kumar Rengasamy is the beneficiary of Anastasia Trust. The trustee of Anastasia Trust, Cromwell Trustees Ltd, (“Cromwell”), may be deemed to have sole voting and investment power over, and to be the beneficial owner of, the shares of Common Stock held by Anastasia Trust. Mr. Rengasamy disclaims beneficial ownership of the shares held by Cromwell, except to the extent of his pecuniary interest therein. The address of Cromwell is 122 Kilburn High Rd London NW6 United Kingdom.
(5)	Tripanjeet Singh Ghuman is a director of 1392087BC Ltd. The address of 1392087BC Ltd is 2861, 165th Street, Surrey, BC V3Z0X9, Canada.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the period beginning on January 1, 2024, to the date of this Resale Prospectus, we have entered into or participated in the following transactions with related persons:

Arrangements with Mr. Enea Angelo Trevisan

The following summarizes our related party transactions with Mr. Trevisan, who is the Founder and former President and Chairman of the Board of Director of the Company:

Mr. Enea Angelo Trevisan, who, through Trevinvest Oak Corp., controlled approximately 46.2% of the Company’s Common Stock and 100% of the Company’s Series Z Preferred Stock as of July 31, 2023, executed an intermediary commercial agreement with the Company on January 1, 2021. Pursuant to the terms of the agreement, Mr. Trevisan is entitled to receive a 20% commission on fees paid pursuant to executed contracts submitted to the Company. This percentage are in line with the rest of the commissions paid to the sellers. Mr. Trevisan has since transferred his interest of Trevinvest, S.R.L., the sole shareholder of Trevinvest Oak Corp. (which held approximately 46.2% of the shares of the Company’s Common Stock then), to Ms. Danila Cristina Edj Pisati on November 9, 2023, making Danila Cristina Edj Pisati the control person of Trevinvest Oak Corp. and thus beneficially owns all the Company’s Common Stock held by Trevinvest Oak Corp., and all his shares of Series Z Preferred Stock to Ms. Eleonora Ramondetti on September 21, 2023.

On January 1, 2020, the Company entered into a Loan Agreement with Mr. Trevisan to address cash needs during its initial stages. Mr. Trevisan provided loans in the aggregate of $526,777, to the Company during 2020 and 2021. The Company imputed interest on the loans of 5% for the years ended December 31, 2024 and 2023 amounting to $18,312 and $35,222, respectively, and recorded the amount within interest expense on the consolidated statement of operations and comprehensive loss. As of December 31, 2024 and 2023, the Company had stockholder loans payable presented on the balance sheet for an aggregate of $0 and $299,673, respectively. On September 30, 2024, the Company and its subsidiary Ealixir Hispania S.L (“Ealixir Hispania”) entered into Deed of Debt Forgiveness (the “Deeds”) with Enea Angelo Trevisan. Under the Deeds, an aggregate of $512,364 and €111,095 outstanding indebtedness respectively owed by the Company and Ealixir Hispania to Mr. Trevisan for stockholder loans and services provided to the Company and Ealixir Hispania is forgiven.

Arrangements with Ms. Danila Cristina Edj Pisati

The following summarizes our related party transactions with Ms. Danila Cristina Edj Pisati, who is Mr. Enea Trevisan’s wife:

Ms. Danila Cristina Edj Pisati, who controlled approximately 48.54% of the Company’s Common Stock as of January 22, 2024, executed a service agreement with the Company on June 1, 2020 as the CEO of Distrinec Iberica SL (“Distrinec”), a company incorporated under Spanish law, to provide website maintenance, data processing, feasibility studies, legal assistance and international publishing activities to Ealixir, Inc. On September 2023, Distrinec was sold to a third-party and Ms. Edj Pisati is no longer the CEO nor has any affiliation to Distrinec.

Ms. Pisati entered into eleven loan agreements, dated May 20, 2025, July 10, 2025, August 11, 2025, August 29, 2025, September 8, 2025, September 12, 2025, October 14, 2025, October 28, 2025, November 4, 2025, March 23, 2026 and April 8, 2026 (collectively, the “Pisati Loans”) with us for an aggregate principal amount of $704,800. Each Pisati Loan is identical to each other and accrues interest at a rate of 4.33% per annum, except the repayment terms of each loan range from December 31, 2025 to May 20, 2028.

It is our intention to ensure that all future transactions, if any, between us and related persons are approved by our audit committee or a majority of the independent and disinterested members of our board of directors (except for compensation arrangements, which are approved by our compensation committee), and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties. See “Company Policies on Related Party Transactions” below.

Control Persons

As of January 22, 2024, Eleonora Ramondetti, our director, CEO and Secretary, held 1,000,000 shares of our Series Z Preferred Stock, which constitutes all of the outstanding shares of our Series Z Preferred Stock. Each share of our Series Z Preferred Stock entitles the holder thereof to 900 votes per share. As a result, Ms. Ramondetti is entitled to approximately 93.7% of the voting power of our Company by holding these shares of Series Z Preferred Stock to control the stockholder vote of our Company. For more information, please see below under “Security Ownership of Principal Stockholders and Management.”

Employment Agreements

See “Executive Compensation and Summary Compensation Table — Employment Agreements.”

Indemnification Agreements

Our amended and restated articles of incorporation provide that, except as otherwise provided by law, a director or officer is not individually liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director and officer, except for any matter in respect of which such director or officer (a) shall be liable under Section 78.300 of the Nevada Business Corporation Act or any amendment thereto or successor provision thereto or (b) shall have acted or failed to act in a manner involving intentional misconduct.

Our amended and restated articles of incorporation also provide that we shall provide indemnification to our directors and officers in excess of the indemnification expressly permitted by NRS 78.751 for breach of duty to the Company and its stockholders subject only to the applicable limits upon such indemnification as set forth in the Nevada Business Corporation Act. We shall pay advancements of expenses in advance of the final disposition of the action, suit, or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Our bylaws also provide for indemnification of our directors and officers.

Pursuant to Nevada law, NRS 78.7502, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to NRS 78.138; (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Section 78.7502 of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) as not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Pursuant to NRS 78.7502, any discretionary indemnification, unless ordered by a court or advanced by the Company pursuant to NRS 78.751, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 78.751 of the NRS provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Unless otherwise restricted by the articles of incorporation, bylaws, or other agreement, Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The articles of incorporation, bylaws, or other agreement, may require a corporation to advance such expenses upon receipt of such an undertaking. Section 78.751 of the NRS further permits a Nevada company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement; provided, however, that unless advanced or otherwise ordered by a court, indemnification may not be made to or on behalf of any director or officer finally adjudged by a court, after exhaustion of appeals, to be liable for intentional misconduct, fraud, or a knowing violation of law that was material to the cause of action. Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Nevada law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Company Policies on Related Party Transactions

A “Related Party Transaction” is a transaction, arrangement, or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $50,000 in any one fiscal year, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of our executive officers, one of our directors, or a nominee to become one of our directors;

●	any person who is known by us to be the beneficial owner of more than 5.0% of any class of our voting securities;

●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of any class of our voting securities, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5.0% of any class of our voting securities; and

●	any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in any class of the Company’s voting securities.

Our Board intends to adopt a related party transactions policy. Pursuant to this policy, our Audit Committee will review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, our Audit Committee shall consider, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy will require that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

DESCRIPTION OF SECURITIES

The Company is authorized to issue 300,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, including 1,000,000 shares of Series Z Preferred Stock. As of May 26, 2026 there were 60,121,536 shares of Common Stock outstanding, including 30,121,536 shares which were issued as restricted stock grants but are not treated as outstanding for accounting purposes and 1,000,000 shares of Series Z Preferred Stock.

The following summary of the capital stock and our amended and restated articles of incorporation and bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our amended and restated articles of incorporation and bylaws, which are filed as exhibits to the registration statement of which this Resale Prospectus is a part.

Common Stock

Voting Rights.    Holders of shares of Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of Common Stock may have cumulative voting rights in the election of directors. Our bylaws provide that a majority of the stock issued and outstanding and entitled to vote constitutes a quorum.

Dividend Rights.    Holders of shares of Common Stock are entitled to ratably receive dividends when and if declared by the board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights.    Upon liquidation, dissolution, distribution of assets or other winding up, the holders of Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters.    The shares of Common Stock have no preemptive or preferential right to acquire any of our shares or securities, including shares or securities held in our treasury. All outstanding shares of our Common Stock are fully paid and non-assessable.

Preferred Stock

Our amended and restated articles of incorporation give the board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. The board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock in addition to the outstanding Series Z Preferred Stock.

Series Z Preferred Stock

Conversion rights

A holder of shares of Series Z Preferred Stock shall have no right to convert those shares into Common Stock or any other class of our securities.

Rank

Except as expressly set forth in the voting rights section in our amended and restated articles of incorporation, Series Z Preferred Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Common Stock.

Voting rights

Each share of the Series Z Preferred Stock shall have voting rights equal to nine hundred (900) votes of Common Stock. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series Z Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Company’s Articles of Incorporation or Bylaws.

Rights upon liquidation

Upon our liquidation, dissolution or winding up, the holders of our Series Z Preferred Stock shall be entitled to receive ratably any dividends declared by the Board, if any, out of funs legally available for the payment of dividends.

Nevada Anti-Takeover Provisions

Nevada law, NRS Sections 78.411 through 78.444, regulate business combinations with interested stockholders. Nevada law defines an interested stockholder as (i) a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within two years immediately before the date in question was the direct or indirect beneficial owner of 10% or more of the voting power of the then outstanding shares of the corporation. Pursuant to Sections NRS 78.411 through 78.444, a Nevada corporation with at least 200 stockholders of record is prohibited from engaging in combinations with an interested stockholder for two years after the person became an interested stockholder unless (i) the business combination or transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder, or the business combination is approved by the board of directors and thereafter is approved at a meeting of the corporation’s stockholders by the affirmative vote of at least 60% of the outstanding voting power of the corporation not beneficially owned by the interested stockholder, its affiliates, and associates. Following the expiration of the two-year period, the corporation is prohibited from engaging in business combinations with the interested stockholder, unless: (i) the business combination or the transaction by which the person first became an interested stockholder is approved by the corporation’s board of directors before the person first became an interested stockholder; (ii) the business combination is approved by a majority of the outstanding voting power of the corporation held by disinterested stockholders; or (iii) the aggregate amount of the consideration to be received in the business combination by all of the holders of outstanding common shares of the corporation not beneficially owned by the interested stockholder is at least equal to the higher of: (a) the highest price per share paid by the interested stockholder, at a time when the interested stockholder was the beneficial owner, directly or indirectly, of 5 percent or more of the outstanding voting shares of the corporation, for any common shares of the same class or series acquired by the interested stockholder within two years immediately before the date of announcement with respect to the combination or within two years immediately before, or in, the transaction in which the person became an interested stockholder, whichever is higher, plus, in either case, interest compounded annually from the earliest date on which the highest price per share was paid through the date of consummation at the rate for one-year obligations of the United States Treasury in effect on that earliest date, less the aggregate amount of any dividends paid in cash and the market value of any dividends paid other than in cash, per common share since that earliest date, and (b) the market value per common share on the date of the announcement of the business combination or on the date that the person first became an interested stockholder, whichever is higher, plus interest compounded annually from that date through the date of consummation at the rate for one-year obligations of the United States Treasury in effect on that date, less the aggregate amount of any dividends paid in cash and the market value of any dividends paid other than in cash, per common share since that date. NRS 78.434 permits a Nevada corporation to opt-out of the statute with appropriate provisions in its articles of incorporation.

NRS Sections 78.378 through 78.3793 regulates the acquisition of a controlling interest in an issuing corporation. An issuing corporation is defined as a Nevada corporation with 200 or more stockholders of record, of which at least 100 stockholders have addresses of record in Nevada at all times during the 90 days immediately preceding the date of the acquisition and does business in Nevada directly or through an affiliated corporation. NRS 78.3785 provides that a “controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one fifth or more but less than one third, (ii) one third or more but less than a majority, or (iii) a majority or more of the voting power of the issuing corporation in the election of directors. Once an acquirer crosses one of these thresholds by acquiring a controlling interest in the corporation, the shares which the acquirer acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest in the corporation become “control shares.” Pursuant to NRS 78.379, any person who acquires a controlling interest in a corporation may not exercise voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at an annual meeting or a special meeting of such stockholders held upon the request and at the expense of the acquiring person, or, if the acquisition would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares, the holders of a majority of each class or series affected. Stockholders who vote against the voting rights have dissenters’ rights in the event that the stockholders approve voting rights. NRS Section 78.378 provides that a Nevada corporation’s articles of incorporation or bylaws may provide that these sections do not apply to the corporation. Our amended and restated articles of incorporation provide that these sections do not apply.

Articles of Incorporation and Bylaw Provisions

Provisions of our amended and restated articles of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Common Stock.

Among other things, our amended and restated articles of incorporation or bylaws:

●	permit our board of directors to issue up to 10,000,000 shares of preferred stock, with such rights, preferences and privileges as the board may designate;

●	provide that the authorized number of directors may be changed only by resolution of the board of directors;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, and not by the stockholders;

●	eliminate the personal liability of our directors for damages as a result of any act or failure to act in his or her capacity as a director or officer except as described below;

●	provide that stockholders can only call a special meeting if the request is made by the holders of two-thirds of the entire capital entitled to vote;

●	provide that, if a matter is to be brought before a meeting of stockholders which is not specified in the notice of meeting or brought at the direction of the board of directors, it can only be brought up at the meeting if brought by stockholders of record holding two-thirds of the outstanding stock;

●	provide that our bylaws may be amended only by either the affirmative vote of two-thirds of the stockholders entitled to vote or by the board of directors;

●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; and

●	do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election if they should so choose.

Our bylaws also provide that any person who acquires equity in us shall be deemed to have notice and consented to the forum selection provision of our bylaws, which require actions to be brought only in state count in Clark County, Nevada. This provision does not apply to claims brought under the Securities Act or the Securities Exchange Act.

Further, NRS Section 78.335 provides that any director or one or more of the incumbent directors may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote. Our bylaws have a similar provision.

Listing

Our Common Stock is quoted on the OTC Pink, under the ticker symbol “EAXR.” As of May 26, 2026, the last reported price of our Common Stock was $2.01 per share at market close. There is a limited public trading market for our Common Stock. You are urged to obtain current market quotations for the Common Stock. We intend to apply to list our Common Stock on a national securities exchange under the symbol “EAXR”. We believe that upon completion of the offering contemplated by this Resale Prospectus, we will meet the standards for listing on a national securities exchange. No assurance can be given that our application will be approved or that the trading prices of our Common Stock on the OTC Pink will be indicative of the prices of our Common Stock if our Common Stock were traded on a national securities exchange.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Olde Monmouth Stock Transfer Co., Inc. located at 200 Memorial Pkwy, Atlantic Highlands, NJ 07716.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our Common Stock by a “non-U.S. holder” (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any state or local or non-U.S. jurisdiction or under U.S. federal gift and estate tax rules, or rising out of other non-income tax rules, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;

●	persons subject to the alternative minimum tax or the tax on net investment income;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock being taken into account in an applicable financial statement;

●	tax-exempt organizations or governmental organizations;

●	pension plans and tax-qualified retirement plans;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	partnerships or other entities or arrangements treated as partnership for U.S. federal income tax purposes (and investors therein);

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	certain former citizens or long-term residents of the United States;

●	persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who hold or receive our Common Stock pursuant to the exercise of any option or otherwise as compensation;

●	persons who do not hold our Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment); and

●	persons deemed to sell our Common Stock under the constructive sale provisions of the Code.

In addition, if a partnership, entity or arrangement classified as a partnership or flow-through entity for U.S. federal income tax purposes holds our Common Stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership or other entity. A partner in a partnership or other such entity that will hold our Common Stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our Common Stock through a partnership or other such entity, as applicable.

This summary is for informational purposes only and is not tax advice. Each non-U.S. holder is urged to consult its own tax advisor with respect to the application of the U.S. federal income tax laws to its particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Common Stock arising under the U.S. federal gift or estate tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is neither a “U.S. person” nor an entity (or arrangement) treated as a partnership. A “U.S. person” is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our Common Stock, and we do not anticipate paying any dividends on our Common Stock following the completion of the initial public offering. However, if we do make distributions of cash or property on our Common Stock to non-U.S. holders, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will first constitute a return of capital and will reduce each non-U.S. holder’s adjusted tax basis in our Common Stock, but not below zero. Any additional excess will then be treated as capital gain from the sale of stock, as discussed under “Gain on Disposition of Common Stock.”

Subject to the discussions below on effectively connected income, backup withholding and the Foreign Account Tax Compliance Act, or FATCA, any dividend paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence. In order to receive a reduced treaty rate, such non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced treaty rate. A non-U.S. holder of shares of our Common Stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If such non-U.S. holder holds our Common Stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to such agent, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. Each non-U.S. holder should consult its own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends received by a non-U.S. holder that are treated as effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, such non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussion below on backup withholding and FATCA withholding. To claim this exemption, a non-U.S. holder must provide the applicable withholding agent with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if a non-U.S. holder is a corporation, dividends such non-U.S. holder receives that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence. Each non-U.S. holder should consult its own tax advisor regarding the tax consequences of the ownership and disposition of our Common Stock, including any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding and FATCA withholding, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock unless:

●	the gain is effectively connected with such non-U.S. holder’s conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, such non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

●	such non-U.S. holder is an individual who is present in the United States for an aggregate 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

●	our Common Stock constitutes a United States real property interest, or USRPI, by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Common Stock is regularly traded on an established securities market, your Common Stock will be treated as U.S. real property interests only if you actually (directly or indirectly) or constructively hold more than 5% of such regularly traded Common Stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our Common Stock.

A non-U.S. holder described in the first bullet above will be required to pay U.S. federal income tax on the gain derived from the sale (net of certain deductions and credits) under regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to the branch profits tax at a 30% rate on a portion of its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items. A lower rate may be specified by an applicable income tax treaty.

A non-U.S. holder described in the second bullet above will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses of such non-U.S. holder for the taxable year, provided such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Each non-U.S. holder should consult its own tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

Information Reporting and Backup Withholding

Generally, we or an applicable withholding agent must report annually to the IRS the amount of dividends paid to a non-U.S. holder, such non-U.S. holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to such non-U.S. holder. Pursuant to any applicable income tax treaty or other agreement, the IRS may make such report available to the tax authority in such non-U.S. holder’s country of residence.

Dividends paid by us (or our paying agent) to a non-U.S. holder may also be subject to backup withholding at a current rate of 24%.

Such information reporting and backup withholding requirements may be avoided, however, if such non-U.S. holder establishes an exemption by providing a properly executed, and applicable, IRS Form W-8, or otherwise establishes an exemption. Generally, such information reporting and backup withholding requirements will not apply to a non-U.S. holder where the transaction is effected outside the United States, through a non-U.S. office of a non-U.S. broker. Notwithstanding the foregoing, backup withholding and information reporting may apply, however, if the applicable withholding agent has actual knowledge, or reason to know, that such non-U.S. holder is a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act (FATCA)

Sections 1471 to 1474 of the Code, Treasury Regulations issued thereunder and related official IRS guidance, commonly referred to as FATCA, generally impose a U.S. federal withholding tax of 30% on dividends on our Common Stock paid to a “foreign financial institution” (as defined under FATCA, and which may include banks, traditional financial institutions, investment funds, and certain holding companies), unless such institution enters into an agreement with the U.S. Department of the Treasury to, among other things, identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined under FATCA), report annually substantial information about such accounts, and withhold on certain payments to non-compliant foreign financial institutions and certain other account holders. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on our Common Stock paid to a “non-financial foreign entity” (as specially defined under FATCA), unless such entity provides identifying information regarding each of its direct or indirect “substantial United States owners” (as defined under FATCA), certifies that it does not have any substantial United States owners, or otherwise establishes an exemption. Accordingly, the institution or entity through which our Common Stock is held will affect the determination of whether such withholding is required.

The withholding obligations under FATCA generally apply to dividends on our Common Stock. Such withholding will apply regardless of whether the beneficial owner of the payment otherwise would be exempt from withholding pursuant to an applicable tax treaty with the United States, the Code, or other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

Under proposed regulations, FATCA withholding on payments of gross proceeds has been eliminated. These proposed regulations are subject to change.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Prospective investors are encouraged to consult with their own tax advisors regarding the application of FATCA withholding to their investment in, and ownership and disposition of, our Common Stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our Common Stock, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION

Resale by the Selling Stockholders

Our common stock is quoted on the Pink Open Market tier operated by OTC Markets Group, Inc. (the “OTC Pink”) under the symbol “EAXR.” On May 26, 2026, the last reported sale price prior to the date of this prospectus, of the common stock on the OTC Pink was $2.01. Since the OTC Pink is not an established public trading market, the Shares will be offered and sold by the Selling Shareholders at a at a range of $1.65 to $2.00 per share. If and when, our common stock is quoted on a national securities exchange, thereafter, the Shares may be sold by each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, for any or all of their securities covered hereby on the OTC Pink Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices.

We will not receive any of the proceeds from the sale of the securities by the Selling Stockholders.

Upon effectiveness of the registration statement of which this Resale Prospectus forms a part, the securities beneficially owned by the Selling Stockholders covered by this Resale Prospectus may be offered and sold from time to time by the Selling Stockholders, subject to any applicable lock up agreements or other applicable restrictions. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership or limited liability company distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. If and when, our common stock is quoted on a national securities exchange, thereafter, sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Stockholders reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents.

A Selling Stockholder may use any one or more of the following methods when selling securities:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	short sales;

●	distribution to employees, members, limited partners or stockholders of the Selling Stockholders;

●	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

●	by pledge to secured debts and other obligations;

●	delayed delivery arrangements;

●	to or through underwriters or agents;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions; and

●	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Further, a Selling Stockholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Resale Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Certain legal matters, including the validity of the shares of Common Stock offered hereby, will be passed upon by Parsons Behle & Latimer P.C.

EXPERTS

The consolidated financial statements for the years ended December 31, 2025 and 2024, included in this Resale Prospectus will be so included in reliance on the report of RBSM LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC with respect to our Common Stock offered by this Resale Prospectus. This Resale Prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make references in this Resale Prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

Our SEC filings are available to the public on the SEC’s Internet site at http://www.sec.gov. We maintain a website at https://www.ealixir.com/. Information contained in or accessible through our website is not and should not be considered a part of this Resale Prospectus and you should not rely on that information in deciding whether to invest in our Common Stock.

FINANCIAL STATEMENT TABLE OF CONTENTS

Florida Office: 2424 N. Federal Highway Suite 257 Boca Raton, FL 33431 561.405.9440 www.rbsmllp.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Members and Board of Directors of
Ealixir, Inc. and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Ealixir, Inc. and Subsidiaries (collectively, the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit at December 31, 2025. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans in regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP

We have served as the Company’s auditor since 2024.

Boca Raton, FL
April 15, 2026

Ealixir, Inc. and Subsidiaries
Consolidated Balance Sheets

	As of December 31,
	2025	2024
Assets
Current assets
Cash	$113,641	$101,970
Accounts receivable, net	1,576,075	560,947
Prepaid expenses and other current assets	346,151	345,945
Total current assets	2,035,867	1,008,862

Property & equipment, net	13,502	30,848
Right-of-use asset	—	36,816
Total assets	$2,049,369	$1,076,526

Liabilities
Current liabilities
Accounts payable	$599,546	$382,920
Accounts payable – related parties	163,486	122,558
Stockholder loans payable – current	275,000	—
Notes payable	76,382	89,648
Accrued expenses	501,195	475,308
Deferred revenue	683,109	516,548
Operating lease liability, current portion	—	43,765
Taxes payable	41,873	19,466
Total current liabilities	2,340,591	1,650,213

Stockholder loans payable – non current	200,000	—
Total liabilities	2,540,591	1,650,213

Commitments and contingencies	—	—

Stockholders’ deficit:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, Series Z Preferred Stock, par value $0.001 per share, 1,000,000 shares issued and outstanding as of December 31, 2025 and 2024, respectively	1,000	1,000
Common stock, $0.001 par value, 300,000,000 shares authorized, 60,121,536 and 60,282,036 shares issued and outstanding as of December 31, 2025 and 2024, respectively	60,121	60,281
Additional paid in capital	57,684,040	57,683,879
Accumulated deficit	(58,143,688)	(58,245,370)
Accumulated other comprehensive loss	(92,695)	(73,477)
Total stockholders’ deficit	(491,222)	(573,687)
Total liabilities and deficit	$2,049,369	$1,076,526

The accompanying notes are an integral part of these consolidated financial statements

Ealixir, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)

	For the Years Ended December 31,
	2025	2024
Revenue
Removal services	$3,179,802	$2,688,383
Ancillary services	402,891	668,388
Total revenue	3,582,693	3,356,771

Cost of sales	745,960	1,046,188
Total cost of sales	745,960	1,046,188
Gross profit	2,836,733	2,310,583

Operating expenses
General and administrative expenses	2,252,676	2,693,280
Advertising and marketing expenses	344,673	19,896
Total operating expenses	2,597,349	2,713,176
Operating profit/(loss)	239,384	(402,593)

Other income (expenses)
Gain (loss) on disposition – assets	(17,077)	2,406
Gain on termination of lease	13,190	—
Gain (loss) on foreign exchange	(93,246)	40,878
Gain on forgiveness of debt	26,651	145,674
Interest expense	(25,356)	(18,312)
Total other income/(expense)	(95,838)	170,646

Income (Loss) before income tax	143,546	(231,947)
Provision for income taxes	(41,864)	(32,868)
Net income/(loss)	$101,682	$(264,815)

Other comprehensive income (loss), net of tax
Foreign exchange gain (loss)	(19,218)	2,530
Comprehensive income/(loss)	82,464	(262,285)

Net income/(loss) per common share
Basic and diluted net income/(loss) per common share	$0.00	$(0.00)
Basic and diluted weighted average number of common shares outstanding	60,121,796	60,282,036

The accompanying notes are an integral part of these consolidated financial statements

Ealixir, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Deficit

	Common Stock		Preferred Stock Series Z		Additional Paid-in	Accumulated	Other Comprehensive Income
	Shares	Amount	Shares	Amount	Capital	Deficit	(Loss)	Total
Balance, December 31, 2023	60,282,036	$60,281	1,000,000	$1,000	$57,280,988	$(57,980,555)	$(76,007)	$(714,293)
Imputed interest on stockholder loans	—	—	—	—	4,397	—	—	4,397
Forgiveness of related party debt	—	—	—	—	398,494		—	398,494
Net loss	—	—	—	—	—	(264,815)		(264,815)
Other comprehensive loss							2,530	2,530
Balance, December 31, 2024	60,282,036	$60,281	1,000,000	$1,000	$57,683,879	$(58,245,370)	$(73,477)	$(573,687)
Common shares retired	(160,500)	(160)	—	—	161	—	—	1
Net loss	—	—	—	—	—	101,682	—	101,682
Other comprehensive loss	—	—	—	—	—		(19,218)	(19,218)
Balance, December 31, 2025	60,121,536	60,121	1,000,000	1,000	57,684,040	(58,143,688)	(92,695)	(491,222)

The accompanying notes are an integral part of these consolidated financial statements

Ealixir, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	For the Year Ended
	December 31, 2025	December 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$101,682	$(264,815)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:

Gain on disposition – subsidiary	—	2,406
Depreciation	5,399	9,477
Amortization of operating right of use assets	6,241	74,897
Bad debt expense	67,639	123,174
Imputed interest on stockholder loans	—	4,397
Disposal of assets	17,281	—
Gain on termination of lease	(13,190)
Gain on forgiveness of debt	—	(145,674)
Changes in operating assets and liabilities:
Accounts receivable	(1,082,767)	597,884
Prepaid expenses and other current assets	(206)	18,069
Other assets	—	3,000
Accounts payable and accrued expenses	242,514	104,746
Accounts payable – related parties	40,928	(32,632)
Deferred revenue	166,561	(171,404)
Other current liabilities	—	(21,728)
Taxes payable	22,407	(16,720)
Lease liability	—	(81,941)
Net Cash provided by (used in) Operating Activities	(425,511)	203,136

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(5,334)	(10,142)
Net Cash used in Investing Activities	(5,334)	(10,142)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable, net of payments	(13,266)	44,212
Stockholder loans payable	475,000	(191,174)
Net Cash provided by (used in) Financing Activities	461,734	(146,962)

Effects of currency translation on cash and cash equivalents	(19,218)	2,530

Net change in cash	11,671	48,562
Cash, beginning of period	101,970	53,408
Cash, end of period	$113,641	$101,970

Supplemental cash flow information
Cash paid for interest	$18,209	$4,524
Cash paid for taxes	$—	$—

Non-cash Investing and Financing transactions:
Due to stockholders reclassed to additional paid in capital	—	(398,649)

The accompanying notes are an integral part of these consolidated financial statements

Ealixir, Inc. and Subsidiaries
Notes to Audited Consolidated Financial Statements
for the years ended December 31, 2025 and 2024

Note 1 — Nature of the Organization and Business and Significant Accounting Policies

Ealixir, Inc. (the “Company”) was incorporated in the State of Nevada on June 7, 2019 under the name Bull Run Capital Holdings, Inc. On January 8, 2020, the Company changed its name from “Bull Run Capital Holdings, Inc.” to “Budding Times Inc.” On May 21, 2020, the Company engaged in the 2020 Merger with Ealixir Privacy Services, Ltd, Dublin, Ireland, and as part of the 2020 Merger changed its name to Ealixir, Inc.

The Company is an Internet technology company specializing in the management and protection of digital identity and computer technology rights. The Company utilizes their technological platform to provide online reputation management and digital privacy solutions for individuals and businesses.

Liquidity and Capital Resources

The Company has evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern within one year beyond the issuance date of these consolidated financial statements. Based on such evaluation and the Company’s current plans, which are subject to change, and the Company’s existing liquidity, there is substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the date these consolidated financial statements were issued. Despite for the year ended December 31, 2025, the Company reported net income of $101,682, the doubt is due to some specific conditions like the total stockholders’ deficit of $491,222, the amount of deferred revenues ($683,109) that does not cover one year of costs, the need of the Company to resort to stockholder loans to balance working capital deficit.

During the year ended December 31, 2025, the Company implemented cost reduction initiatives aimed at improving operating efficiency and achieving profitability at lower revenue levels. Following a decline in revenue during the first quarter, the Company experienced growth in revenues over the remaining nine months of the year.

The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

The Company remains optimistic about its ability to address these uncertainties. The Company has several strategic initiatives underway, including the intended public filing and aggressive marketing of our products, which should significantly improve the financial position. Additionally, the Company is exploring multiple avenues for obtaining necessary funding, including various financing activities and operational efficiencies.

The Company is committed to achieving profitable operations through the commercialization of its products and is actively seeking additional financing opportunities. The management team is dedicated to ensuring that the Company maintains sufficient financial resources to support its business, financial conditions and operational goals. While there can be no absolute assurance that the Company will secure the required financing on acceptable terms or at all, we are confident in our strategic plan and our ability to navigate these challenges successfully.

Basis of Presentation

The consolidated financial statements include the accounts of Ealixir, Inc. and its controlled subsidiaries, which are primarily wholly owned. The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. All intercompany transactions have been eliminated in consolidation. Any non-controlling interest in the equity of a subsidiary is reported as a component of total equity in the consolidated balance sheet. Net income and losses attributable to the non-controlling interest are reported in the consolidated statements of operations and comprehensive income (loss).

Ealixir, Inc. and Subsidiaries
Notes to Audited Consolidated Financial Statements
for the years ended December 31, 2025 and 2024

Note 1 — Nature of the Organization and Business and Significant Accounting Policies (cont.)

Disposal of Subsidiaries

During 2024, the Company disposed of certain subsidiaries by selling the subsidiaries to third parties in exchange for the assumption of the liabilities of the disposed subsidiaries. On September 17, 2024, the Company sold the Spanish subsidiary, Elab Hispania SL., which resulted in a gain on the sale of the subsidiary in the amount of $2,406. This gain is included in other income (expense) on the consolidated statement of operations and comprehensive income (loss). The Company does not have continuing interest in this entity and the entity is no longer considered a related party following the disposition. The sale of Elab Hispania SL. had no major effect on the Company’s operations and did not meet the requirements to be classified as discontinued operations.

Use of Estimates

Preparing financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by management include, but are not limited to, assumptions used to calculate stock-based compensation, common stock issued for services, net realizable value of accounts receivables, the useful lives on property and intangible assets determining the potential impairment of long-lived assets, the estimate of the fair value of the lease liability and related right of use assets, and the estimates of the valuation allowance on deferred tax assets and corporate income taxes.

Allowance for Uncollectible Accounts Receivable

The Company follows Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments — Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments (known as the “current expected credit loss model” or “CECL”) that is based on expected losses rather than incurred losses. We estimate losses on receivables based on known troubled accounts and historical experience of losses incurred. Receivables are considered impaired and written-off when it is probable that contractual payments due will not be collected in accordance with the terms of the agreement. The allowance for uncollectible accounts receivable was $178,689 and $109,575 as of December 31, 2025 and 2024, respectively.

Revenue Recognition

The Company follows the guidance in Accounting Standards Codification (“ASC”) Topic 606 Revenue from Contacts with Customers (“ASC 606”). The core principle of ASC 606 is to recognize revenue upon the transfer of promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services. Accordingly, the Company recognized revenue for online reputation management (“ORM”) services in accordance with the following five steps outlined in ASC 606 as follows:

1.	Identification of the contract, or contracts, with a customer,

2.	Identification of the performance obligations in the contract, including whether they are distinct within the context of the contract

3.	Determination of the transaction price, including the constraint on variable consideration

4.	Allocation of the transaction price to the performance obligations in the contract

5.	Recognition of revenue when, or as, performance obligations are satisfied

As reported in the consolidated Statement of Operations and Comprehensive Income (Loss), the Company reports revenue in two categories: 1) its core removal service and 2) other ancillary services. The Company’s contracts with its customers are fee for service contracts under which the Company charges its customers an agreed upfront fee for the service rendered. While the Company does offer a refund if the customer is not satisfied with the service to date the Company has never issued such a refund and therefore does not have information to estimate such refunds for its contracts with customers; accordingly, the Company has not recorded a provision for refunds. The Company’s payment terms are typically 50% upon signature of the contract, 25% thirty days after execution and the final 25% sixty days after execution.

Ealixir, Inc. and Subsidiaries
Notes to Audited Consolidated Financial Statements
for the years ended December 31, 2025 and 2024

Note 1 — Nature of the Organization and Business and Significant Accounting Policies (cont.)

The Company recognizes the consideration due under the contracts with its customers as accounts receivable at the time it enters into the contract because the Company has an unconditional right to consideration. The Company has identified the completion of the agreed upon service as its performance obligation under its contracts with its customers. Accordingly, the Company recognizes revenue at the point in time it completes the agreed upon service. For example, the removal of negative or spurious content. The Company’s billings are made in advance of completion of the performance obligation. Accordingly, the Company has recorded deferred revenue of $683,109 and $516,548 as of December 31, 2025 and 2024, respectively, in the consolidated balance sheets.

Determination of the transaction price: the transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods or services to the customer.

Allocation of the transaction price to the performance obligations in the contract: if the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis.

For its removal services, the Company identifies two components within the overall service arrangement: (i) an initial research and analytical phase and (ii) the execution phase, which includes removal, de-indexation or modification of identified content. The initial research phase consists of semantic analysis, identification, and mapping of negative or spurious content and is performed prior to or contemporaneously with contract execution. The Company evaluates the initial research phase as a distinct performance obligation, as it results in a customer-specific, decision-useful deliverable that can be used independently or in conjunction with other service providers. Accordingly, the Company allocates a portion of the transaction price to this performance obligation based on an estimate of relative standalone selling price, which is determined considering the level of effort, expertise required, and the value of the analysis to the customer. The Company typically allocates approximately 50% of the total transaction price to the research phase. Revenue related to this performance obligation is recognized at a point in time when the analysis is completed and control of the deliverable transfers to the customer, which generally occurs at or near contract inception. The remaining portion of the transaction price is allocated to the execution phase and is recognized over time, as the Company satisfies its performance obligations through the removal, de-indexation, or modification of the identified content.

For its ancillary services, pricing is established between the Company and its customer based on the Company’s standard pricing for such services. Revenue is recognized for the ancillary services at the point in time that the Company completes the service.

Barter Transactions

The Company enters into transactions in which services are exchanged for services or other non-cash consideration. These transactions are accounted for in accordance with ASC 845, Nonmonetary Transactions. Revenue and related expenses arising from barter transactions are measured at the fair value of the services exchanged, if such fair value is determinable based on observable market data. If fair value cannot be reliably determined, the transaction is recorded at the carrying value of the services provided. The Company recognizes revenues from barter transactions only when the criteria for revenue recognition under ASC 606 are met, including the satisfaction of performance obligations and the existence of commercial substance. Barter transactions are included in revenue and corresponding expenses in the accompanying consolidated financial statements.

Ealixir, Inc. and Subsidiaries
Notes to Audited Consolidated Financial Statements
for the years ended December 31, 2025 and 2024

Note 1 — Nature of the Organization and Business and Significant Accounting Policies (cont.)

Cost of Sales

Cost of sales consist primarily of wages and related expenses for personnel directly involved in the delivery of services, sales commissions, and journalists’ fees. All commissions become due and are recorded as the relevant sales invoices are collected. The aggregate cost of sales is $745,960 and $1,046,188 for the years ended December 31, 2025 and 2024, respectively.

General and Administrative Expenses

General and administrative expenses are charged to the statement of operations and comprehensive income (loss) as incurred. General and administrative expenses include such items as stock-based compensation, legal cost, office supplies, non-income taxes, insurance, office rental and allowance for credit losses.

Stock-Based Compensation

The Company accounts for stock awards to consultants by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award. There was no Stock based compensation expense for the years ended December 31, 2025 and 2024.

Advertising and Marketing Expense

Advertising expenditures are expensed when incurred and are included in sales and marketing expenses in the period incurred. Advertising and promotional expenses were $344,673 and $19,896 for the years ended December 31, 2025 and 2024, respectively. The difference is due to a strong advertising campaign made in November and December 2025.

Property and Equipment

Property and equipment are stated at historical value or cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The cost of maintenance and repairs is expensed as incurred. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in income from operations. Estimated useful lives are as follows:

Equipment	3 – 5 years
Furniture and fixtures	7 – 10 years

Income Taxes

We account for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our consolidated financial statements or tax returns. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating losses and research and development credit carryforwards. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, we consider all available evidence, including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies. In the event that we change our determination as to the amount of deferred tax assets that can be realized, we will adjust our valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

Ealixir, Inc. and Subsidiaries
Notes to Audited Consolidated Financial Statements
for the years ended December 31, 2025 and 2024

Note 1 — Nature of the Organization and Business and Significant Accounting Policies (cont.)

We apply the authoritative accounting guidance prescribing a threshold and measurement attribute for the financial recognition and measurement of a tax position taken or expected to be taken in a tax return. We recognize liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more likely than not to be realized upon ultimate settlement.

Foreign Currency

The Company uses U.S. dollars (“US$”) as its reporting currency. Generally, the functional currency of the Company’s international subsidiaries is the local currency. The financial statements of the Company’s subsidiaries using functional currency other than US$ are translated into U.S. dollars using month-end rates of exchange for assets and liabilities, and average rates of exchange for revenue, costs, and expenses. Translation adjustments arising from these are reported as foreign currency translation adjustments and are shown as accumulated other comprehensive income (loss) on the consolidated financial statements.

Transactions denominated in other than the functional currencies are re-measured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Financial assets and liabilities denominated in other than the functional currency are re-measured at the balance sheet date exchange rate. The resulting exchange differences are recorded in the consolidated statements of comprehensive income (loss) as foreign exchange related gain or loss.

Cash and Cash Equivalents

For the purpose of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. There were no cash equivalents as of December 31, 2025 and December 31, 2024.

Basic and Diluted Earnings/Loss per Common Share

Basic and diluted earnings or loss per share (“EPS”) amounts in the consolidated financial statements are computed in accordance with Accounting Standards Codification (“ASC”) 260-10, Earnings per Share, which establishes the requirements for presenting EPS. Basic EPS is based on the weighted average number of shares of common stock outstanding. Diluted EPS is based on the weighted average number of shares of common stock outstanding and dilutive common stock equivalents. Basic EPS is computed by dividing net income or loss available to common stockholders (numerator) by the weighted average number of shares of common stock outstanding (denominator) during the period. The weighted-average shares outstanding for the year ended December 31, 2025 reflect the impact of the retirement of 160,500 shares of common stock on January 2, 2025. The Company had no potentially dilutive securities outstanding for the periods presented. Accordingly, diluted earnings (loss) per share is the same as basic earnings (loss) per share for each period presented.

Fair Value Measurement

ASC Topic 820, Fair Value Measurement, requires that certain financial instruments be recognized at their fair values at the consolidated balance sheet dates. However, other financial instruments, such as debt obligations, are not required to be recognized at their fair values, but GAAP provides an option to elect fair value accounting for these instruments. GAAP requires the disclosure of the fair values of all financial instruments, regardless of whether they are recognized at their fair values or carrying amounts in the balance sheets. For financial instruments recognized at fair value, GAAP requires the disclosure of their fair values by type of instrument, along with other information, including changes in the fair values of certain financial instruments recognized in income or other comprehensive income. For financial instruments not recognized at fair value, the disclosure of their fair values is provided below under “Financial Instruments.”

Ealixir, Inc. and Subsidiaries
Notes to Audited Consolidated Financial Statements
for the years ended December 31, 2025 and 2024

Note 1 — Nature of the Organization and Business and Significant Accounting Policies (cont.)

Nonfinancial assets, such as property, plant and equipment, and nonfinancial liabilities are recognized at their carrying amounts in the Company’s balance sheets. GAAP does not permit nonfinancial assets and liabilities to be remeasured at their fair values. However, GAAP requires the remeasurement of such assets and liabilities to their fair values upon the occurrence of certain events, such as the impairment of property, plant and equipment. In addition, if such an event occurs, GAAP requires the disclosure of the fair value of the asset or liability along with other information, including the gain or loss recognized in income in the period the remeasurement occurred.

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

●	Level 1 inputs: Based on unadjusted quoted prices in active markets for identical assets or liabilities.

●	Level 2 inputs: Based on observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 inputs: Based on unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities, and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

The Company did not have any Level 2 or Level 3 assets and liabilities as of December 31, 2025 and 2024.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, accounts payable, notes payable and accrued expenses. The carrying amount of these financial instruments approximates fair value due to the short-term maturity of these instruments.

Concentration of Credit Risk

The Company maintains cash balances at financial institutions with accounts that are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of December 31, 2025, and December 31, 2024, the Company’s cash balance did not exceed FDIC coverage. The Company has not experienced any losses in such accounts and periodically evaluates the credit worthiness of the financial institutions and has determined the credit exposure to be negligible.

Commitments and Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

Ealixir, Inc. and Subsidiaries
Notes to Audited Consolidated Financial Statements
for the years ended December 31, 2025 and 2024

Note 1 — Nature of the Organization and Business and Significant Accounting Policies (cont.)

If the assessment of a contingency indicates that it is probable that a material loss has incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Segment Reporting

In November 2023, the FASB issued Accounting Standards Update 2023-07 — Segment Reporting (Topic ASC 280) Improvements to Reportable Segment Disclosures. The ASU improves reportable segment disclosure requirements, primarily through enhanced disclosure about significant segment expenses. The enhancements under this update require disclosure of significant segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of segment profit or loss, require disclosure of other segment items by reportable segment and a description of the composition of other segment items, require annual disclosures under ASC 280 to be provided in interim periods, clarify use of more than one measure of segment profit or loss by the CODM, require that the title of the CODM be disclosed with an explanation of how the CODM uses the reported measures of segment profit or loss to make decisions, and require that entities with a single reportable segment provide all disclosures required by this update and required under ASC 280. The Company adopted ASU 2023-07 for the annual period ending December 31, 2024.

ASC 280, Segment Reporting, establishes standards for companies to report in their financial statements information about operating segments products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise engaging in businesses activities for which separate financial information is available that is regularly evaluated by the Group’s chief operating decision makers in deciding how to allocate resources and assess performance. The Group’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results including revenue, gross profit and operating profit at a consolidated level only. The Company does not distinguish between markets for the purpose of making decisions about resources allocation and performance assessment. Therefore, the Company has only one operating segment and one reportable segment.

Recently Issued Accounting Standards

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09),” which improves the transparency of income tax disclosures by requiring consistent categories and greater disaggregation of information in the effective tax rate reconciliation and income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. This guidance will be effective for the annual periods beginning after December 31, 2024. Early adoption is permitted. Upon adoption, the guidance can be applied prospectively or retrospectively. The Company is currently evaluating the guidance to determine its impact on our consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU No. 2024-03 “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40)” which requires disclosure each reporting period, in the notes to the financial statements, of specified information about certain costs and expenses. For public business entities, the new requirements will be effective for annual periods beginning after December 15, 2026. The guidance will be applied on a prospective basis with the option to apply the standard retrospectively. Early adoption is permitted. The Company is currently evaluating the effect of adopting this ASU.

Ealixir, Inc. and Subsidiaries
Notes to Audited Consolidated Financial Statements
for the years ended December 31, 2025 and 2024

Note 2 — Accounts Receivable

Accounts receivable, net consisted of the following as of:

	December 31, 2025	December 31, 2024
Accounts receivable	$1,754,764	$670,522
Allowance for doubtful accounts	(178,689)	(109,575)
Total accounts receivable	$1,576,075	$560,947

Bad debt expense totaled $67,639 and $123,174 for the years ended December 31, 2025 and 2024, respectively.

Note 3 — Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets were $346,151 and $345,945 as of December 31, 2025 and 2024, respectively. Prepaid expenses consist of upfront payments on supplier invoices and vendor contracts, tax refunds receivable on goods and services, tax paid throughout the fiscal year in certain regions that we operate in, deferred costs associated with various efforts expended by the Company while attempting to become publicly listed, security deposits on leases, and consulting expenses associated with third-party assistance in the Company’s anticipated public listing.

Prepaid expenses and other current assets are as follows:

	December 31, 2025	December 31, 2024
Upfront payments	$1,260	$817
Goods and services tax receivable	78,469	92,542
Deferred offering costs	251,919	222,109
Deferred costs	12,039	10,056
Deposits	2,464	17,678
Other	—	2,743
Total prepaid expenses and other current assets	$346,151	$345,945

Note 4 — Property and Equipment, net

A summary of property and equipment, net is as follows as of:

	December 31, 2025	December 31, 2024
Computer equipment	20,743	16,817
Office equipment	4,916	2,923
Furniture and fixtures	—	32,273
Property and Equipment	25,659	52,013
Accumulated depreciation	(12,157)	(21,165)
Property and Equipment, net	$13,502	$30,848

Depreciation expense totaled $5,399 and $9,477 for the years ended December 31, 2025 and 2024, respectively.

Ealixir, Inc. and Subsidiaries
Notes to Audited Consolidated Financial Statements
for the years ended December 31, 2025 and 2024

Note 5 — Accrued Expenses

A summary of accrued expenses is as follows as of:

	December 31, 2025	December 31, 2024
Accrued payroll	$126,852	$107,902
Accrued invoices	75,022	144,638
Accrued credit cards	27,535	11,107
Accrued payroll and sales tax	271,786	211,661
Total accrued expenses	$501,195	$475,308

Note 6 — Operating Lease

The Company had an operating lease agreement to rent office space for a four-year term. The Company’s weighted-average lease remaining term relating to its operating leases was 0.5 years as of December 31, 2024, with a weighted-average discount rate of 6.8%. The Company incurred $87,972 of lease expense for its operating leases for the years ended December 31, 2024.

In January 2025 the Company terminated the lease and recognized a gain on termination of $13,190.

Note 7 — Related Party Transactions

Stockholder Loans Payable

On May 20, 2025, the Company entered into a note payable with Mrs. Danila Pisati for a principal amount of $200,000. The note matures in three years and bears interest at an annual rate of 4.33%. The note payable is presented in Stockholder loans payable — non current, while the interest accrued ($5,338) is presented in accounts payable — related parties.

During the second half of the year, the Company received seven loans from Mrs. Danila Pisati for a total amount of $275,000. These loans mature between August and November 2026. These loans are presented in stockholder loans payable — current on the balance sheet; the accrued interest has a balance of $2,881 and is presented in accounts payable — related parties.

Accrued Compensation

Ealixir has several agreements in place with Mr. Enea Trevisan, the founder and former CEO of Ealixir, Inc. The first is a commercial agreement aimed at procuring new clients for the Company, effective June 1, 2019 with the goal of procuring new clients for the Company. Under this agreement, Mr. Trevisan was entitled to 20% of the gross amount for each new contract signed. This agreement has been amended in 2024 and the commissions were reduced to 0 for October 2024 and 10% for November and December 2024. A new agreement has been signed in January 2025. Under this new agreement Mr. Trevisan is entitled to receive a 15% commission based on the gross amount of each new contract signed. The agreement spans twelve months and automatically renews on an annual basis. For the year ended December 31, 2025, fees disbursed to Mr. Trevisan under this agreement amounted to $113,651, compared to $179,720 as of December 31, 2024. There was a $55,729 and $4,185 balance reflected on the balance sheet in accounts payable — related parties as of December 31, 2025 and 2024, respectively.

The second contract, effective December 27, 2021, is a digital consultancy agreement, stipulating monthly fees for Mr. Trevisan. Ealixir disbursed $19,471 as of December 31, 2024 for these services. Additionally, as part of this contract, Mr. Trevisan served as Executive Chairman from November 2022 to September 2023, during which time his salary remained unpaid. On September 30, 2024, the balance was written off, resulting in a $290,000 capital contribution presented as forgiveness of related party debt on the statement of stockholders’ deficit.

Ealixir, Inc. and Subsidiaries
Notes to Audited Consolidated Financial Statements
for the years ended December 31, 2025 and 2024

Note 7 — Related Party Transactions (cont.)

On February 1, 2024, the Company entered into an employment agreement with Mr. Trevisan to serve as a Sales Manager of Ealixir Hispania. The Company disbursed $83,832 and $69,025 for the years ended December 31, 2025 and 2024, respectively. There was a $4,698 and $4,185 balance, respectively related to this agreement as of December 31, 2025 and 2024.

On October 1, 2018, Ealixir entered into an employment agreement with Mrs. Danila Pisati, the founder’s wife, to serve as the Managing Director of the subsidiary Ealixir Hispania. The Company disbursed $81,716 and $210,180 for the years ending December 31, 2025 and 2024, respectively. Mrs. Pisati previously held the position of Director at Ealixir Inc. until April 2022, during which time her salary remained unpaid resulting in accrued compensation reflected in accounts payable — related parties on the balance sheet. As of December 31, 2025 and 2024, the balance was $94,698 and $114,188, respectively.

Note 8 — Gain on Forgiveness of Debt

During the year ended December 31, 2025 and 2024, the Company recognized a total gain on forgiveness of debt in the amount of $26,651 and $145,674. This amount consisted of outstanding accounts payable forgiven by various suppliers. These amounts were forgiven without any repayment obligation and have been recognized as a gain on the statement of operations and comprehensive income (loss) in accordance with U.S. GAAP.

Note 9 — Commitments and Contingencies

Legal Matter

In the opinion of management, as of December 31, 2025 and 2024, there was no reasonable possibility that the Company had incurred a material loss, or a material loss in excess of amounts accrued, related to loss contingencies.

Note 10 — Stockholders’ Deficit

Common Stock

The Company is authorized to issue 300,000,000 shares of common stock with a $0.001 par value, of which 60,121,536 and 60,282,036 shares were outstanding as of December 31, 2025 and 2024, respectively.

On January 2, 2025, the Company retired 160,500 shares of its common stock that had previously been issued to an investor. The retirement permanently reduced the number of issued and outstanding shares but did not impact total equity.

Series Z Preferred Stock

The Company is authorized to issue 10,000,000 shares of Series Z Preferred Stock, with a $0.001 par value. 1,000,000 and 1,000,000 shares of Series Z Preferred Stock were outstanding as of December 31, 2025 and December 31, 2024, respectively.

Upon the occurrence of a liquidation event, whether voluntary or involuntary, the holders of Series Z Preferred Stock are entitled to receive net assets on a pro rata basis. Each holder of Series Z Preferred Stock is entitled to receive ratably any dividends declared by the board, if any, out of funds legally available for the payment of dividends. As used herein, liquidation event means (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Company, (ii) the purchase or redemption by the Company of shares of any class of stock or the merger or consolidation of the Company with or into any other corporation or corporations, unless (a) the holders of the Series Z Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series Z Preferred Stock and the stockholders of the Company immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter, unless the holders of the shares of Series Z Preferred Stock elect otherwise or (b) the sale, license or lease of all or substantially all, or any material part of, the Company’s assets, unless the holders of Series Z Preferred Stock elect otherwise. Holders of shares of Series Z Preferred Stock shall have no right to convert those shares into Common Stock or any other class of securities of the Corporation. Each one share of the Series Z Preferred Stock shall have voting rights equal to nine hundred (900) votes of Common Stock.

Ealixir, Inc. and Subsidiaries
Notes to Audited Consolidated Financial Statements
for the years ended December 31, 2025 and 2024

Note 11 — Notes Payable

The aggregate outstanding balances of the notes payable were $76,382 and $89,648 as of December 31, 2025 and 2024, respectively. The balance is made of four different loans having maturity between January and September 2026 and interest rates between 5.98% and 8.40%.

Note 12 — Income Taxes

The following table summarizes our provision for income taxes (in thousands):

	Years Ended December 31,
	2025	2024
Federal
Current	—	—
Deferred	—	—
State
Current	—	—
Deferred	—	—
Foreign
Current	41	31
Deferred	—	—
Total	41	31

Prior to May 2020, none of the current Ealixir group entities were subject to income tax in the United States as they were all incorporated and operated abroad. In May 2020, Ealixir, Inc. (previously an Ireland corporation) was party to a reverse acquisition merger of a U.S. company (Budding Times, Inc.) that was essentially inactive since its incorporation in 2019. For the year ended December 31, 2025, our provision for income taxes increased due to profitability in Spain.

The following table presents the items accounting for the difference between income taxes computed at the federal statutory income tax rate and our provision for income taxes:

	Years Ended December 31,
	2025		2024
	$	%	$	%
U.S. Federal statutory tax rate	30	21.00%	(52)	21.00%
State and local income tax, net of federal income tax effect
Florida	9	6.27%	(18)	7.41%
Prior period adjustments (State)	11	7.97%	—	0.00%
Change in State VA	(12)	(8.51)%	—	0.00%
Foreign tax effects
Spain	(2)	(1.16)%	23	(9.18)%
Change in Foreign VA	—	0.00%
Changes in Federal Valuation Allowance	(26)	(18.04)%	78	(31.58)%
Nontaxable or nondeductible items
Penalties and fines	8	5.60%	3	(1.25)%
Other adjustments
Tax attribute true-up	7	5.02%
Fixed asset DTA true-up	15	10.39%	(2)	0.91%
Total	41	28.52%	31	(12.68)%

Ealixir, Inc. and Subsidiaries
Notes to Audited Consolidated Financial Statements
for the years ended December 31, 2025 and 2024

Note 12 — Income Taxes (cont.)

The following table presents the components of our deferred tax assets and liabilities (in thousands):

	Years Ended December 31,
	2025	2024
Deferred tax assets
Other	30	$84
Capital Loss Carryforwards	88	—
Net operating loss carryforwards	2,009	2,081
Gross deferred tax assets	2,127	2,165
Valuation allowance	(2,127)	(2,165)
Total deferred tax assets	—	—
Total deferred tax liabilities	—	—
Net deferred tax assets	—	$—

The increase in deferred tax assets is largely due the recording of losses. As of December 31, 2025, it is more likely than not that our deferred tax assets will be unrealizable and a full valuation reserve has been recorded to offset the asset.

As of December 31, 2025, we had federal NOL carryforwards of approximately $7,927,000, with no expiration but limited to 80% utilization and a state NOL carryforward of $7,925,000 available to reduce future taxable income. The majority of the NOLs will carry forward indefinitely.

As of December 31, 2025, our federal, state, and foreign income tax returns for the tax years 2022 through the current period remain subject to adjustment due to current and future examinations. Fiscal years outside the normal statute of limitation remain open to audit by tax authorities due to tax attributes generated in earlier years, which have been carried forward and may be audited in subsequent years when utilized. The Company plans to amend its 2020, 2021, and 2022 U.S. income tax returns, which were originally filed using preliminary financial information. Subsequent adjustments were identified in connection with the completion of a delayed audit process to finalize the underlying financial statements. Penalties and interest on the amended 2020, 2021 and 2022 U.S. income tax return and Florida tax return have not been recorded, as they are unknown at this time.

Note 13 — Geographical Information

The following table provides details of revenue by client geography:

	Years Ended December 31,
	2025	2024
United States of America	$84,025	$12,760
Other Americas	348,641	475,750
Europe/Middle East/Africa	2,609,057	1,749,600
Asia-Pacific	540,970	1,118,661
Total	$3,582,693	$3,356,771

The Company attributes revenue by country based on its customer’s location at the time of delivery of service. Substantially all the Company’s long-lived assets are located in Europe.

Note 14 — Subsequent Events

The Company has completed an evaluation of all subsequent events after the balance sheet date of December 31, 2025 through the date the consolidated financial statements were issued, to ensure that these consolidated financial statements include appropriate disclosure of events both recognized in the consolidated financial statements as of December 31, 2025, and events which have occurred subsequently but were not recognized in the consolidated financial statements. The Company has not identified any events for which subsequent disclosure would be required, except as disclosed below.

On March 23, 2026 and April 8, 2026, the Company entered into two notes payable with Mrs. Danila Pisati for a principal amount of $116,300 and $113,500 respectively. The notes mature in one year and bears interest at an annual rate of 4.33%.

Ealixir, Inc. and Subsidiaries

Unaudited Consolidated Balance Sheets

	As of March 31,	As of December 31,
	2026	2025
	Unaudited
Assets
Current assets
Cash	$84,814	$113,641
Accounts receivable, net	2,289,737	1,576,075
Prepaid expenses and other current assets	494,964	346,151
Total current assets	2,869,515	2,035,867

Property & equipment, net	13,042	13,502
Total assets	$2,882,557	$2,049,369

Liabilities
Current liabilities
Accounts payable	$696,906	$599,546
Accounts payable - related parties	213,563	163,486
Stockholder loans payable - current	461,300	275,000
Notes payable	72,984	76,382
Accrued expenses	533,175	501,195
Deferred revenue	1,127,680	683,109
Taxes payable	44,152	41,873
Total current liabilities	3,149,760	2,340,591

Stockholder loans payable - non current	200,000	200,000
Total liabilities	3,349,760	2,540,591

Commitments and contingencies	-	-

Stockholders’ deficit:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, Series Z Preferred Stock, par value $0.001 per share, 1,000,000 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	1,000	1,000
Common stock, $0.001 par value, 300,000,000 shares authorized, 60,121,536 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	60,121	60,121
Additional paid in capital	57,684,040	57,684,040
Accumulated deficit	(58,112,316)	(58,143,688)
Accumulated other comprehensive loss	(100,048)	(92,695)
Total stockholders’ deficit	(467,203)	(491,222)
Total liabilities and deficit	$2,882,557	$2,049,369

The accompanying notes are an integral part of these unaudited consolidated financial statements

Ealixir, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations and Comprehensive Income

	For the three months Ended
	March 31,
	2026	2025
Revenue
Removal services	$710,522	$650,684
Ancillary services	166,142	104,434
Total revenue	876,664	755,118

Cost of sales	183,629	155,882
Total cost of sales	183,629	155,882
Gross profit	693,035	599,236

Operating expenses
General and administrative expenses	630,589	518,164
Advertising and marketing expenses	6,660	294
Total operating expenses	637,249	518,458
Operating profit/(loss)	55,786	80,778

Other income (expenses)
Gain (loss) on disposition - assets	-	(17,111)
Gain on termination of lease	-	13,190
Gain (loss) on foreign exchange	(15,586)	(24,359)
Interest expense	(8,828)	(4,407)
Total other income/(expense)	(24,414)	(32,687)

Income before income tax	31,372	48,091
Provision for income taxes	-	-
Net income	$31,372	$48,091

Other comprehensive income, net of tax
Foreign exchange gain (loss)	(7,353)	9,826
Comprehensive income	24,019	57,917

Net income per common share
Basic and diluted net income per common share	$0.00	$0.00
Basic and diluted weighted average number of common shares outstanding	60,121,536	60,123,319

The accompanying notes are an integral part of these unaudited consolidated financial statements

Ealixir, Inc. and Subsidiaries

Unaudited Consolidated Statements of Changes in Stockholders’ Deficit

	Common Stock		Preferred Stock Series Z		Additional Paid-in	Accumulated	Other Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Total
Balance, December 31, 2024	60,282,036	$60,281	1,000,000	$1,000	$57,683,879	$(58,245,370)	$(73,477)	$(573,687)
Common shares retired	(160,500)	(160)	-	-	161	-	-	1
Other comprehensive loss							-	-
Balance, March 31, 2025	60,121,536	$60,121	1,000,000	$1,000	$57,684,040	$(58,245,370)	$(73,477)	$(573,686)

Balance, December 31, 2025	60,121,536	$60,121	1,000,000	$1,000	$57,684,040	$(58,143,688)	$(92,695)	$(491,222)
Net income	-	-	-	-	-	31,372	-	31,372
Other comprehensive loss	-	-	-	-	-		(7,353)	(7,353)
Balance, March 31, 2026	60,121,536	$60,121	1,000,000	$1,000	$57,684,040	$(58,112,316)	$(100,048)	$(467,203)

The accompanying notes are an integral part of these unaudited consolidated financial statements

Ealixir, Inc. and Subsidiaries

Unaudited Consolidated Statements of Cash Flows

	For the three months Ended
	March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$31,372	$48,091
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:

Depreciation	1,424	1,613
Amortization of operating right of use assets	-	6,241
Bad debt expense	51,397	-
Gain on termination of lease	-	(13,190)
Changes in operating assets and liabilities:
Accounts receivable	(765,059)	(87,891)
Prepaid expenses and other current assets	(148,813)	1,844
Other assets	-	-
Accounts payable and accrued expenses	129,340	121,166
Accounts payable - related parties	50,077	-
Deferred revenue	444,571	(135,266)
Other current liabilities	-	2,290
Taxes payable	2,279	(9,518)
Lease liability	-	(6,241)
Net Cash used in Operating Activities	(203,412)	(70,861)

CASH FLOWS FROM INVESTING ACTIVITIES:
Disposal / (Purchase) of property and equipment	(964)	17,111
Net Cash (used in) provided by Investing Activities	(964)	17,111

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable, net of payments	(3,398)	-
Stockholder loans payable	186,300	(23,806)
Net Cash provided by (used in) Financing Activities	182,902	(23,806)

Effects of currency translation on cash and cash equivalents	(7,353)	1,505

Net change in cash	(28,827)	(76,051)
Cash, beginning of period	113,641	101,214
Cash, end of period	$84,814	$25,163

Supplemental cash flow information
Cash paid for interest	$5,071	$-
Cash paid for taxes	$-	$-

Ealixir, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements
for the three months ended March 31, 2026 and 2025

Note 1 - Nature of the Organization and Business and Significant Accounting Policies

Ealixir, Inc. (the “Company”) was incorporated in the State of Nevada on June 7, 2019 under the name Bull Run Capital Holdings, Inc. On January 8, 2020, the Company changed its name from “Bull Run Capital Holdings, Inc.” to “Budding Times Inc.” On May 21, 2020, the Company engaged in the 2020 Merger with Ealixir Privacy Services, Ltd, Dublin, Ireland, and as part of the 2020 Merger changed its name to Ealixir, Inc.

The Company is an Internet technology company specializing in the management and protection of digital identity and computer technology rights. The Company utilizes their technological platform to provide online reputation management and digital privacy solutions for individuals and businesses.

Liquidity and Capital Resources

The Company has evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern within one year beyond the issuance date of these consolidated financial statements. Based on such evaluation and the Company’s current plans, which are subject to change, and the Company’s existing liquidity, there is substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the date these consolidated financial statements were issued. Although the Company reported net income of $31,372 for the three months ended March 31, 2026, management has concluded that substantial doubt exists about the Company’s ability to continue as a going concern within one year after the date these consolidated financial statements are issued. The conclusion is based primarily on the Company’s working capital deficit, stockholders’ deficit of $467,203 as of March 31, 2026, continued reliance on stockholder loans to fund operations and the uncertainty regarding the Company’s ability to generate sufficient cash flows from operations to meet its obligations as they become due.

The accompanying unaudited consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

The Company remains optimistic about its ability to address these uncertainties. The Company has several strategic initiatives underway, including the intended public filing and aggressive marketing of our products, which should significantly improve the financial position. Additionally, the Company is exploring multiple avenues for obtaining necessary funding, including various financing activities and operational efficiencies.

The Company is committed to achieving profitable operations through the commercialization of its products and is actively seeking additional financing opportunities. The management team is dedicated to ensuring that the Company maintains sufficient financial resources to support its business, financial conditions and operational goals. While there can be no absolute assurance that the Company will secure the required financing on acceptable terms or at all, we are confident in our strategic plan and our ability to navigate these challenges successfully.

Basis of Presentation and Principles of Consolidation

The accompanying Consolidated Financial Statements of the Company are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), consistent in all material respects with those applied in the 2025 Annual Report, for interim financial information and in accordance with the rules and regulations of the SEC. Accordingly, they do not include all the information and footnotes normally included in annual consolidated financial statements and should be read in conjunction with the audited consolidated financial statements and notes thereto included in the 2025 Annual Report. In the opinion of management, the Consolidated Financial Statements contain all adjustments (consisting principally of normal recurring accruals) necessary for a fair presentation of the consolidated balance sheets, statements of operations and comprehensive income, statement of changes in stockholders’ deficit and statements of cash flows for such interim periods presented. Additionally, operating results for interim periods are not necessarily indicative of the results that can be expected for a full year. The year-end balance sheet data for comparative purposes was derived from audited consolidated financial statements.

Use of Estimates

Preparing financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by management include, but are not limited to, assumptions used to calculate stock-based compensation, common stock issued for services, net realizable value of accounts receivables, the useful lives on property and intangible assets determining the potential impairment of long-lived assets, the estimate of the fair value of the lease liability and related right of use assets, and the estimates of the valuation allowance on deferred tax assets and corporate income taxes.

Allowance for Uncollectible Accounts Receivable

The Company follows Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments — Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments (known as the “current expected credit loss model” or “CECL”) that is based on expected losses rather than incurred losses. We estimate losses on receivables based on known troubled accounts and historical experience of losses incurred. Receivables are considered impaired and written-off when it is probable that contractual payments due will not be collected in accordance with the terms of the agreement. The allowance for uncollectible accounts receivable was $229,445 and $178,689 as of March 31, 2026 and December 31, 2025, respectively.

Revenue Recognition

The Company follows the guidance in Accounting Standards Codification (“ASC”) Topic 606 Revenue from Contracts with Customers (“ASC 606”). The core principle of ASC 606 is to recognize revenue upon the transfer of promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services. Accordingly, the Company recognized revenue for online reputation management (“ORM”) services in accordance with the following five steps outlined in ASC 606 as follows:

1.	Identification of the contract, or contracts, with a customer,

2.	Identification of the performance obligations in the contract, including whether they are distinct within the context of the contract

3.	Determination of the transaction price, including the constraint on variable consideration

4.	Allocation of the transaction price to the performance obligations in the contract

5.	Recognition of revenue when, or as, performance obligations are satisfied

As reported in the Unaudited Consolidated Statement of Operations and Comprehensive Income (Loss), the Company reports revenue in two categories: 1) its core removal service and 2) other ancillary services. The Company’s contracts with its customers are fee for service contracts under which the Company charges its customers an agreed upfront fee for the service rendered. While the Company does offer a refund if the customer is not satisfied with the service to date the Company has never issued such a refund and therefore does not have information to estimate such refunds for its contracts with customers; accordingly, the Company has not recorded a provision for refunds. The Company’s payment terms are typically 50% upon signature of the contract, 25% thirty days after execution and the final 25% sixty days after execution.

The Company recognizes the consideration due under the contracts with its customers as accounts receivable at the time it enters into the contract because the Company has an unconditional right to consideration. The Company has identified the completion of the agreed upon service as its performance obligation under its contracts with its customers. Accordingly, the Company recognizes revenue at the point in time it completes the agreed upon service. For example, the removal of negative or spurious content. The Company’s billings are made in advance of completion of the performance obligation. Accordingly, the Company has recorded deferred revenue of $1,127,680 and $683,109 as of March 31, 2026 and December 31, 2025, respectively, in the consolidated balance sheets.

Determination of the transaction price: the transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods or services to the customer.

Allocation of the transaction price to the performance obligations in the contract: if the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis.

For its removal services, the Company identifies two components within the overall service arrangement: (i) an initial research and analytical phase and (ii) the execution phase, which includes removal, de-indexation or modification of identified content. The initial research phase consists of semantic analysis, identification, and mapping of negative or spurious content and is performed prior to or contemporaneously with contract execution. The Company evaluates the initial research phase as a distinct performance obligation, as it results in a customer-specific, decision-useful deliverable that can be used independently or in conjunction with other service providers. Accordingly, the Company allocates a portion of the transaction price to this performance obligation based on an estimate of relative standalone selling price, which is determined considering the level of effort, expertise required, and the value of the analysis to the customer. The Company typically allocates approximately 50% of the total transaction price to the research phase. Revenue related to this performance obligation is recognized at a point in time when the analysis is completed and control of the deliverable transfers to the customer, which generally occurs at or near contract inception. The remaining portion of the transaction price is allocated to the execution phase and is recognized over time, as the Company satisfies its performance obligations through the removal, de-indexation, or modification of the identified content.

For its ancillary services, pricing is established between the Company and its customer based on the Company’s standard pricing for such services. Revenue is recognized for the ancillary services at the point in time that the Company completes the service.

Barter Transactions

The Company enters into transactions in which services are exchanged for services or other non-cash consideration. These transactions are accounted for in accordance with ASC 845, Nonmonetary Transactions. Revenue and related expenses arising from barter transactions are measured at the fair value of the services exchanged, if such fair value is determinable based on observable market data. If fair value cannot be reliably determined, the transaction is recorded at the carrying value of the services provided. The Company recognizes revenues from barter transactions only when the criteria for revenue recognition under ASC 606 are met, including the satisfaction of performance obligations and the existence of commercial substance. Barter transactions are included in revenue and corresponding expenses in the accompanying consolidated financial statements.

Cost of Sales

Cost of sales consist primarily of wages and related expenses for personnel directly involved in the delivery of services, sales commissions, and journalists’ fees. All commissions become due and are recorded as the relevant sales invoices are collected. The aggregate cost of sales is $183,629 and $155,882 for the three months ended March 31, 2026 and 2025, respectively.

General and Administrative Expenses

General and administrative expenses are charged to the statement of operations and comprehensive income (loss) as incurred. General and administrative expenses include such items as stock-based compensation, legal cost, office supplies, non-income taxes, insurance, office rental and allowance for credit losses.

Stock-Based Compensation

The Company accounts for stock awards to consultants by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award. There was no Stock based compensation expense for the three months ended March 31, 2026.

Advertising and Marketing Expense

Advertising expenditures are expensed when incurred and are included in sales and marketing expenses in the period incurred. Advertising and marketing expenses were $6,660 and $294 for the three months ended March 31, 2026 and 2025, respectively.

Property and Equipment

Property and equipment are stated at historical value or cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The cost of maintenance and repairs is expensed as incurred. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in income from operations. Estimated useful lives are as follows:

Equipment	3 - 5 years
Furniture and fixtures	7 - 10 years

Income Taxes

We account for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our consolidated financial statements or tax returns. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating losses and research and development credit carryforwards. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, we consider all available evidence, including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies. In the event that we change our determination as to the amount of deferred tax assets that can be realized, we will adjust our valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

We apply the authoritative accounting guidance prescribing a threshold and measurement attribute for the financial recognition and measurement of a tax position taken or expected to be taken in a tax return. We recognize liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more likely than not to be realized upon ultimate settlement.

Foreign Currency

The Company uses U.S. dollars (“US$”) as its reporting currency. Generally, the functional currency of the Company’s international subsidiaries is the local currency. The financial statements of the Company’s subsidiaries using functional currency other than US$ are translated into U.S. dollars using month-end rates of exchange for assets and liabilities, and average rates of exchange for revenue, costs, and expenses. Translation adjustments arising from these are reported as foreign currency translation adjustments and are shown as accumulated other comprehensive income (loss) on the consolidated financial statements.

Transactions denominated in other than the functional currencies are re-measured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Financial assets and liabilities denominated in other than the functional currency are re-measured at the balance sheet date exchange rate. The resulting exchange differences are recorded in the consolidated statements of operations and comprehensive income (loss) as foreign exchange related gain or loss.

Cash and Cash Equivalents

For the purpose of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. There were no cash equivalents as of March 31, 2026 and December 31, 2025.

Basic and Diluted Earnings/Loss per Common Share

Basic and diluted earnings or loss per share (“EPS”) amounts in the consolidated financial statements are computed in accordance with Accounting Standards Codification (“ASC”) 260-10, Earnings per Share, which establishes the requirements for presenting EPS. Basic EPS is based on the weighted average number of shares of common stock outstanding. Diluted EPS is based on the weighted average number of shares of common stock outstanding and dilutive common stock equivalents. Basic EPS is computed by dividing net income or loss available to common stockholders (numerator) by the weighted average number of shares of common stock outstanding (denominator) during the period. The weighted-average shares outstanding for the period ended March 31, 2025 reflect the impact of the retirement of 160,500 shares of common stock on January 2, 2025. The Company had no potentially dilutive securities outstanding for the periods presented. Accordingly, diluted earnings (loss) per share is the same as basic earnings (loss) per share for each period presented.

Fair Value Measurement

ASC Topic 820, Fair Value Measurement, requires that certain financial instruments be recognized at their fair values at the consolidated balance sheet dates. However, other financial instruments, such as debt obligations, are not required to be recognized at their fair values, but GAAP provides an option to elect fair value accounting for these instruments. GAAP requires the disclosure of the fair values of all financial instruments, regardless of whether they are recognized at their fair values or carrying amounts in the balance sheets. For financial instruments recognized at fair value, GAAP requires the disclosure of their fair values by type of instrument, along with other information, including changes in the fair values of certain financial instruments recognized in income or other comprehensive income. For financial instruments not recognized at fair value, the disclosure of their fair values is provided below under “Financial Instruments.”

Nonfinancial assets, such as property, plant and equipment, and nonfinancial liabilities are recognized at their carrying amounts in the Company’s balance sheets. GAAP does not permit nonfinancial assets and liabilities to be remeasured at their fair values. However, GAAP requires the remeasurement of such assets and liabilities to their fair values upon the occurrence of certain events, such as the impairment of property, plant and equipment. In addition, if such an event occurs, GAAP requires the disclosure of the fair value of the asset or liability along with other information, including the gain or loss recognized in income in the period the remeasurement occurred.

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

●	Level 1 inputs: Based on unadjusted quoted prices in active markets for identical assets or liabilities.

●	Level 2 inputs: Based on observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 inputs: Based on unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities, and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

The Company did not have any Level 2 or Level 3 assets and liabilities as of March 31, 2026 and December 31, 2025.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, accounts payable, notes payable and accrued expenses. The carrying amount of these financial instruments approximates fair value due to the short-term maturity of these instruments.

Concentration of Credit Risk

The Company maintains cash balances at financial institutions with accounts that are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of March 31, 2026 and December 31, 2025, the Company’s cash balance did not exceed FDIC coverage. The Company has not experienced any losses in such accounts and periodically evaluates the credit worthiness of the financial institutions and has determined the credit exposure to be negligible.

Commitments and Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Segment Reporting

In November 2023, the FASB issued Accounting Standards Update 2023-07 – Segment Reporting (Topic ASC 280) Improvements to Reportable Segment Disclosures. The ASU improves reportable segment disclosure requirements, primarily through enhanced disclosure about significant segment expenses. The enhancements under this update require disclosure of significant segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of segment profit or loss, require disclosure of other segment items by reportable segment and a description of the composition of other segment items, require annual disclosures under ASC 280 to be provided in interim periods, clarify use of more than one measure of segment profit or loss by the CODM, require that the title of the CODM be disclosed with an explanation of how the CODM uses the reported measures of segment profit or loss to make decisions, and require that entities with a single reportable segment provide all disclosures required by this update and required under ASC 280. The Company adopted ASU 2023-07 for the annual period ending December 31, 2024.

ASC 280, Segment Reporting, establishes standards for companies to report in their financial statements information about operating segments products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise engaging in businesses activities for which separate financial information is available that is regularly evaluated by the Group’s chief operating decision makers in deciding how to allocate resources and assess performance. The Group’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results including revenue, gross profit and operating profit at a consolidated level only. The Company does not distinguish between markets for the purpose of making decisions about resources allocation and performance assessment. Therefore, the Company has only one operating segment and one reportable segment.

Recently Issued Accounting Standards

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09),” which improves the transparency of income tax disclosures by requiring consistent categories and greater disaggregation of information in the effective tax rate reconciliation and income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. This guidance will be effective for the annual periods beginning after December 31, 2024. Early adoption is permitted. Upon adoption, the guidance can be applied prospectively or retrospectively. The Company is currently evaluating the guidance to determine its impact on our consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU No. 2024-03 “Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40)” which requires disclosure each reporting period, in the notes to the financial statements, of specified information about certain costs and expenses. For public business entities, the new requirements will be effective for annual periods beginning after December 15, 2026. The guidance will be applied on a prospective basis with the option to apply the standard retrospectively. Early adoption is permitted. The Company is currently evaluating the effect of adopting this ASU.

Note 2 - Accounts Receivable

Accounts receivable, net consisted of the following as of:

	March 31, 2026	March 31, 2025
Accounts receivable	$1,893,646	$1,754,764
Allowance for doubtful accounts	(229,445)	(178,689)
Invoices to be issued	625,536	-
Total accounts receivable	$2,289,737	$1,576,075

Bad debt expense totaled $51,397 and $0 for the periods ended March 31, 2026 and 2025, respectively.

Note 3 - Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets were $494,964 and $346,151 as of March 31, 2026 and December 31, 2025, respectively. Prepaid expenses consist of upfront payments on supplier invoices and vendor contracts, tax refunds receivable on goods and services, tax paid throughout the fiscal year in certain regions that we operate in, deferred costs associated with various efforts expended by the Company while attempting to become publicly listed, security deposits on leases, and consulting expenses associated with third-party assistance in the Company’s anticipated public listing.

Prepaid expenses and other current assets are as follows:

	March 31, 2026	December 31, 2025

Upfront payments	$560	$1,260
Goods and services tax receivable	80,096	78,469
Deferred offering costs	401,919	251,919
Deferred costs	9,961	12,039
Deposits	2,428	2,464
Prepaid expenses and other current assets	$494,964	$346,151

Note 4 - Property and Equipment, net

A summary of property and equipment, net is as follows as of:

	March 31, 2026	December 31, 2025
Computer equipment	21,584	20,743
Office equipment	4,844	4,916
Property and Equipment	26,428	25,659
Accumulated depreciation	(13,386)	(12,157)
Property and Equipment, net	$13,042	$13,502

Depreciation expense totaled $1,424 and $1,613 for the periods ended March 31, 2026 and 2025, respectively.

Note 5- Accrued Expenses

A summary of accrued expenses is as follows as of:

	March 31, 2026	December 31, 2025
Accrued payroll	$124,629	$126,852
Accrued invoices	56,583	75,022
Accrued credit cards	32,513	27,535
Accrued payroll and sales tax	319,450	271,786
Total accrued expenses	$533,175	$501,195

Note 6 - Operating Lease

The Company had an operating lease agreement to rent office space for a four-year term. The Company’s weighted-average lease remaining term relating to its operating leases was 0.5 years as of December 31, 2024, with a weighted-average discount rate of 6.8%. The Company incurred $87,972 of lease expense for its operating leases for the years ended December 31, 2024.

In January 2025 the Company terminated the lease.

Note 7 - Related Party Transactions

Stockholder Loans Payable

On May 20, 2025, the Company entered into a note payable with Mrs. Danila Pisati for a principal amount of $200,000. The note matures in three years and bears interest at an annual rate of 4.33%. The note payable is presented in Stockholder loans payable – non current, while the interest accrued $7,474 is presented in accounts payable – related parties.

During the second half of the year, the Company received seven loans from Mrs. Danila Pisati for a total amount of $275,000. These loans mature between August and November 2026. These loans are presented in Stockholder loans payable – current on the balance sheet; the accrued interest has a balance of $5,817 and is presented in Accounts payable – related parties.

During the first quarter of 2026, the Company received other loans from Mrs. Danila Pisati for a total amount of $186,300. These loans mature in March 2027 and are presented in stockholder loans payable – current on the balance sheet.

Accrued Compensation

Ealixir has several agreements in place with Mr. Enea Trevisan, the founder and former CEO of Ealixir, Inc. The first is a commercial agreement aimed at procuring new clients for the Company, effective January 1, 2025. Under this agreement Mr. Trevisan is entitled to receive a 15% commission based on the gross amount of each new contract signed. The agreement spans twelve months and automatically renews on an annual basis. For the period ended March 31, 2026, fees disbursed to Mr. Trevisan under this agreement amounted to $49,240, compared to $24,757 as of March 31, 2025. There was a $92,836 and $55,729 balance reflected on the balance sheet in accounts payable – related parties as of March 31, 2026 and December 31, 2025, respectively.

On February 1, 2024, the Company entered into an employment agreement with Mr. Trevisan to serve as a Sales Manager of Ealixir Hispania. The Company disbursed $21,852 and $18,854 for the periods ended March 31, 2026 and 2025, respectively. There was a $4,630 and $4,698 balance, respectively related to this agreement as of March 31, 2026 and December 31, 2025 and reflected on the balance sheet in accounts payable – related parties.

On October 1, 2018, Ealixir entered into an employment agreement with Mrs. Danila Pisati, the founder’s wife, to serve as the Managing Director of the subsidiary Ealixir Hispania. The Company disbursed $20,928 and $18,921 for the periods ending March 31, 2026 and 2025, respectively. Mrs. Pisati previously held the position of Director at Ealixir Inc. until April 2022, during which time her salary remained unpaid resulting in accrued compensation reflected in accounts payable – related parties on the balance sheet. As of March 31, 2026 and December 31, 2025, the balance was $94,630 and $94,698, respectively.

In addition, during the first quarter of 2026 Mrs. Danila Pisati has paid $8,176 on behalf of Ealixir Hispania; this amount is reflected in accounts payable – related parties on the balance sheet.

Note 8 - Commitments and Contingencies

Legal Matter

In the opinion of management, as of March 31, 2026 and December 31, 2025, there was no reasonable possibility that the Company had incurred a material loss, or a material loss in excess of amounts accrued, related to loss contingencies.

Note 9 - Stockholders’ Deficit

Common Stock

The Company is authorized to issue 300,000,000 shares of common stock with a $0.001 par value, of which 60,121,536 and 60,282,036 shares were outstanding as of March 31, 2026 and December 31, 2025, respectively.

On January 2, 2025, the Company retired 160,500 shares of its common stock that had previously been issued to an investor. The retirement permanently reduced the number of issued and outstanding shares but did not impact total equity.

Series Z Preferred Stock

The Company is authorized to issue 10,000,000 shares of Series Z Preferred Stock, with a $0.001 par value. 1,000,000 and 1,000,000 shares of Series Z Preferred Stock were outstanding as of March 31, 2026 and December 31, 2025, respectively.

Upon the occurrence of a liquidation event, whether voluntary or involuntary, the holders of Series Z Preferred Stock are entitled to receive net assets on a pro rata basis. Each holder of Series Z Preferred Stock is entitled to receive ratably any dividends declared by the board, if any, out of funds legally available for the payment of dividends. As used herein, liquidation event means (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Company, (ii) the purchase or redemption by the Company of shares of any class of stock or the merger or consolidation of the Company with or into any other corporation or corporations, unless (a) the holders of the Series Z Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series Z Preferred Stock and the stockholders of the Company immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter, unless the holders of the shares of Series Z Preferred Stock elect otherwise or (b) the sale, license or lease of all or substantially all, or any material part of, the Company’s assets, unless the holders of Series Z Preferred Stock elect otherwise. Holders of shares of Series Z Preferred Stock shall have no right to convert those shares into Common Stock or any other class of securities of the Corporation. Each one share of the Series Z Preferred Stock shall have voting rights equal to nine hundred (900) votes of Common Stock.

Note 10 – Notes Payable

The aggregate outstanding balances of the notes payable were $72,984 and $76,382 as of March 31, 2026 and December 31, 2025, respectively. The balance is made of three different loans having maturity between April and September 2026 and interest rates between 5.98% and 8.40%.

Note 11 - Geographical Information

The following table provides details of revenue by client geography:

	Three months Ended March 31,
	2026	2025
United States of America	$84,025	$50,043
Other Americas	21,846	8,862
Europe/Middle East/Africa	638,421	663,195
Asia-Pacific	132,372	33,018
Total	$876,664	$755,118

The Company attributes revenue by country based on its customer’s location at the time of delivery of service. Substantially all the Company’s long-lived assets are located in Europe.

Note 12 - Subsequent Events

The Company has completed an evaluation of all subsequent events after the balance sheet date of March 31, 2026 through the date the consolidated financial statements were issued, to ensure that these consolidated financial statements include appropriate disclosure of events both recognized in the consolidated financial statements as of March 31, 2026, and events which have occurred subsequently but were not recognized in the consolidated financial statements. The Company has not identified any events for which subsequent disclosure would be required, except as disclosed below.

In April 2026, the Company has received additional loans from Mrs. Danila Pisati for a principal amount of $179,000. The loans mature in one year and bear interest at an annual rate of 4.33%.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our Common Stock. These purchasers will purchase our Common Stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

EALIXIR, INC.

22,602,658 shares
Common Stock

PROSPECTUS

            , 2026

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the SEC.

Item	Amount to be paid
SEC registration fee	$
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous expenses		*
Total	$	*

*	To be provided by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statutes (“NRS”) 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. NRS 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.7502(3) provides that any discretionary indemnification pursuant to NRS 78.7502 (unless ordered by a court or advanced pursuant to NRS 78.751(2)), may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. NRS 78.751(2) provides that the corporation’s articles of incorporation or bylaws, or an agreement made by the corporation, may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation.

Under the NRS, the indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751:

●	Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to NRS 78.751(2), may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

●	Continues for a person who has ceased to be a director, officer, employee, or agent and inures to the benefit of the heirs, executors and administrators of such a person.

A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Our governing documents provide that to the fullest extent permitted under the NRS (including, without limitation, to the fullest extent permitted under NRS 78.7502 and 78.751(3)) and other applicable law, that we shall indemnify our directors and officers in their respective capacities as such and in any and all other capacities in which any of them serves at our request.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we issued securities that were not registered under the Securities Act as set forth below. The following is a summary of transactions during the preceding three fiscal years involving sales of our securities that were not registered under the Securities Act. The offers, sales and issuances of the securities described in the preceding table were exempt from registration either (i) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any offering within the meaning of Section 4(a)(2), (ii) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (iii) under Rule 144A under the Securities Act in that the shares were offered and sold by the initial purchasers to qualified institutional buyers or (iv) under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation.

1.	On July 28, 2023, we issued 1,500,000 shares of our Common Stock to GROSBURG FINANCE LTD. for an aggregate consideration of $207,000.00.

2.	On July 28, 2023, we issued 50,000 shares of our Common Stock to Venkatesh Patrachari for his service as our director.

3.	On July 28, 2023, we issued 150,000 shares of our Common Stock to Suneel Anant Sawant for his service as our director.

4.	On July 28, 2023, we issued 1,500,000 shares of our Common Stock to VELIA INVEST LTD. for an aggregate consideration of $207,000.00.

5.	On July 28, 2023, we issued 2,000,000 shares of our Common Stock to TREVINVEST OAK CORP (the wholly owned entity of Enea Angelo Trevisan at that time, our former President and former Chairman of the Board of Directors) for Enea Angelo Trevisan’s service as our director.

6.	On January 2, 2025, we retired 160,500 shares of our Common Stock that had previously been issued to an investor. The retirement permanently reduced the number of issued and outstanding shares, but did not impact total equity.

ITEM 16. EXHIBITS

EXHIBIT INDEX

Exhibit No.	Exhibit Description
3.1*	Articles of Incorporation of the Registrant
3.2*	Amendment to Articles of Incorporation of the Registrant
3.3**	Bylaws of the Registrant
4.1*	Specimen Common Stock Certificate
5.1**	Opinion of Parsons Behle & Latimer P.C. regarding the validity of the Common Stock being registered
10.1+#**	Employment Agreement by and between the Registrant and Mark Corrao, dated January 2, 2025
10.2+#**	Employment Agreement by and between the Registrant and Eleonora Ramondetti, dated September 18, 2023 and its amendment dated January 1, 2025
10.3#**	Asset Purchase Agreement by and between the Registrant and Roya Bosch Junia, dated December 31, 2023
10.4*	Share Purchase Agreement by and between the Registrant and Samuele Conti, dated September 17, 2024
10.5#*	Business Development Agreement by and between the Registrant and Enea Angelo Trevisan dated January 1, 2025
10.6#*	Business Development Agreement by and between Ealixir Hispania S.L. and Enea Angelo Trevisan dated January 1, 2025
10.7#**	Form of Agreement with Customer
10.8*	Loan Agreement by and between Danila Cristina Pisati and the Registrant dated May 20, 2025
10.9*	Loan Agreement by and between Danila Cristina Pisati and the Registrant dated July 10, 2025
10.10*	Loan Agreement by and between Danila Cristina Pisati and the Registrant dated August 11, 2025
10.11*	Loan Agreement by and between Danila Cristina Pisati and the Registrant dated August 29, 2025
10.12**	Loan Agreement by and between Danila Cristina Pisati and the Registrant dated September 8, 2025
10.13**	Loan Agreement by and between Danila Cristina Pisati and the Registrant dated September 12, 2025
10.14**	Loan Agreement by and between Danila Cristina Pisati and the Registrant dated October 14, 2025
10.15**	Loan Agreement by and between Danila Cristina Pisati and the Registrant dated November 4, 2025
10.16**	Loan Agreement by and between Danila Cristina Pisati and the Registrant dated March 23, 2026
10.17**	Loan Agreement by and between Danila Cristina Pisati and the Registrant dated April 8, 2026
10.18**	Deed of Debt Forgiveness by and between the Registrant and Longobarda Iberica dated September 30, 2024
10.19* *	Deed of Debt Forgiveness by and between the Ealixir Hispania S.L. and Longobarda Iberica dated September 30, 2024
10.20* *	Deed of Debt Forgiveness by and between the Registrant. and Enea Angelo Tresvisan dated September 30, 2024
10.21* *	Deed of Debt Forgiveness by and between the Ealixir Hispania S.L. and Enea Angelo Tresvisan dated September 30, 2024
14*	Form of Code of Business Conduct and Ethics
21.1*	List of Subsidiaries of the Registrant
23.1* *	Consent of RBSM LLP
23.2**	Consent of Parsons Behle & Latimer P.C. (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page hereto)
107*	Filing Fee Table

*	Previously filed
**	Filed herewith
+	Indicates a management contract or compensatory plan.
#	Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [*****] has been excluded from the exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on May 27, 2026.

EALIXIR, INC.

By:	/s/ Eleonora Ramondetti
Name:	Eleonora Ramondetti
Title:	Chief Executive Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eleonora Ramondetti	Chief Executive Officer, Director, and Secretary	May 27, 2026
Eleonora Ramondetti	(Principal Executive Officer)

*	Chief Financial Officer	May 27, 2026
Mark Corrao	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors and	May 27, 2026
Venkatesh Patrachari	President

*	Director	May 27, 2026
Nirav Rashmikant Mehta

*	Director	May 27, 2026
Virag Desai

Pursuant to Power of Attorney

By:	/s/ Eleonora Ramondetti
Eleonora Ramondetti
Attorney-in-Fact